File No. 812-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

APPLICATION FOR AN ORDER OF APPROVAL PURSUANT TO

SECTION 26(c) OF THE INVESTMENT COMPANY ACT OF 1940 AND AN ORDER OF EXEMPTION PURSUANT TO SECTION 17(b) OF THE INVESTMENT COMPANY ACT OF 1940 FROM SECTION 17(a) THEREOF

Hartford Life Insurance Company

Hartford Life and Annuity Insurance Company

Hartford Life Insurance Company Separate Account Three

Hartford Life and Annuity Insurance Company Separate Account Three

Hartford Life Insurance Company Separate Account Seven

Hartford Life and Annuity Insurance Company Separate Account Seven

 HIMCO Variable Insurance Trust

Hartford Investment Management Company

P.O. Box 2999

Hartford, CT 06104-2999

Notice and Order to:

Lisa Proch, Esq.

Vice President, Assistant General Counsel

Hartford Life Insurance Company

P.O. Box 2999

Hartford, CT 06104-2999

Communications and Copies of Notice and Order to:

Stephen E. Roth, Esq.

Dodie Kent, Esq.

Sutherland Asbill & Brennan LLP

700 Sixth Street, NW, Suite 700

Washington, D.C. 20001-3980

Dated: April 21, 2015

This document contains a total of 189 pages.

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

In the Matter of:

APPLICATION FOR AN ORDER OF APPROVAL PURSUANT TO SECTION 26(c) OF THE INVESTMENT COMPANY ACT OF 1940 AND AN ORDER OF EXEMPTION PURSUANT TO SECTION 17(b) OF THE INVESTMENT COMPANY ACT OF 1940 FROM SECTION 17(a) THEREOF

Hartford Life Insurance Company
Hartford Life and Annuity Insurance Company
Hartford Life Insurance Company Separate Account Three
Hartford Life and Annuity Insurance Company Separate Account Three
Hartford Life Insurance Company Separate Account Seven
Hartford Life and Annuity Insurance Company Separate Account Seven
HIMCO Variable Insurance Trust
Hartford Investment Management Company

P.O. Box 2999
Hartford, CT 06104-2999

File No. 812-

Hartford Life Insurance Company (“Hartford Life”), Hartford Life and Annuity Insurance Company (“Hartford Life and Annuity,” and together with Hartford Life, the “Hartford Insurance Companies”), and Hartford Life Insurance Company Separate Account Three (“HL Separate Account 3”), Hartford Life and Annuity Insurance Company Separate Account Three (“HLA Separate Account 3”), Hartford Life Insurance Company Separate Account Seven (“HL Separate Account 7”), and Hartford Life and Annuity Insurance Company Separate Account Seven (“HLA Separate Account 7”) (collectively, the “Separate Accounts,” and together with the Hartford Insurance Companies, the “Section 26 Applicants”) request that the Securities and Exchange Commission (“Commission”), pursuant to this application (this “Application”), issue an order pursuant to Section 26(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), approving the substitution of shares of certain investment portfolios (each, an “Existing Portfolio,” and collectively, the “Existing Portfolios”) of thirteen (13) registered investment companies(1) with

(1)  (1) AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (File Nos. 811-07452; 33-57340); (2) AllianceBernstein Variable Products Series Fund, Inc. (File Nos. 811-05398; 033-18647); (3) American Funds Insurance Series (File Nos. 811-03857; 002-86838); (4) Fidelity Variable Insurance Products Fund I (File Nos. 811-03329; 002-75010); (5) Fidelity Variable Insurance Products Fund II (File Nos. 811-05511; 033-20773); (6) Fidelity Variable Insurance Products Fund III (File Nos. 811-07205; 033-54837); (7) Franklin Templeton Variable Insurance Products

shares of six (6) investment portfolios (each, a “Replacement Portfolio,” and collectively, the “Replacement Portfolios”) of HIMCO Variable Insurance Trust(2) (the “Trust”), under certain variable annuity contracts (the “Contracts”), each funded through the Separate Accounts.(3)  The Existing Portfolios and Replacement Portfolios, or any combination thereof, are referred to herein as the “Portfolios.”  The proposed substitutions are each referred to as herein a “Substitution” and collectively referred to as the “Substitutions.”(4)

The Section 26 Applicants, the Trust, and Hartford Investment Management Company (collectively, the “Section 17 Applicants”) also request an order from the Commission pursuant to Section 17(b) of the 1940 Act exempting them from Section 17(a) of the 1940 Act to the extent necessary to permit them to carry out the Substitutions by redeeming securities issued by the Existing Portfolios wholly or partly in-kind and using the portfolio securities received from the Existing Portfolios to purchase securities issued by the corresponding Replacement Portfolios.

This Application has been filed with the Commission concurrently with another application (File No. 812-          ) (the “Concurrent Application”) for an order of approval pursuant to Section 26(c) of the 1940 Act, as well as an order of exemption pursuant to Section 17(b) of the 1940 Act,  approving the substitution of shares of other investment portfolios under certain variable annuity contracts, each funded through the Separate Accounts, with shares of certain other investment portfolios of the Trust.  Unless otherwise noted in this Application, the terms “Existing Portfolio(s),” “Replacement Portfolio(s),” “Contract(s),” and “Substitution(s)” do not include the portfolios, contracts, and substitutions affected by the Concurrent Application.  Based on informal discussions with the staff of the Commission (the “Staff”), the Application and the Concurrent Application have been filed separately solely for the purpose of facilitating the Staff’s review.  The Substitutions set forth in this Application would be effected by the Hartford Insurance Companies in conjunction with the substitutions set forth in the Concurrent Application.  Accordingly, to detail the full scope of all substitutions proposed by the Hartford Insurance Companies, certain sections of this Application, as noted below, incorporate information from the Concurrent Application.

Trust (File Nos. 811-05583; 033-23493); (8) Lord Abbett Series Fund, Inc. (File Nos. 811-05876; 033-31072); (9) MFS Variable Insurance Trust (File Nos. 811-08326; 033-74668); (10) MFS Variable Insurance Trust II (File Nos. 811-03732; 002-83616); (11) Oppenheimer Variable Account Funds (File Nos. 811-04108; 002-93177); (12) PIMCO Equity Series VIT (File Nos. 811-22376; 333-164078); and (13) Universal Institutional Funds, Inc. (File Nos. 811-07607; 333-03013).

(2)  File Nos. 811-22954; 333-194995.

(3)  See Sections I.C. and I.D., infra, for a description of the Separate Accounts and the Contracts, respectively.

(4)  See Sections IV.A., infra, for a table listing the Existing Portfolios and corresponding Replacement Portfolios.

I.                DESCRIPTION OF THE HARTFORD INSURANCE COMPANIES, THE SEPARATE ACCOUNTS AND THE CONTRACTS

A.            Hartford Life

Hartford Life is a stock life insurance company that was originally incorporated under the laws of the Commonwealth of Massachusetts on June 5, 1902 and was subsequently re-domiciled in the state of Connecticut.  Hartford Life was engaged in the business of writing individual and group life insurance and annuity contracts until April 30, 2013, and remains authorized to do business in all states of the United States and the District of Columbia.  Hartford Life is an indirect, wholly-owned subsidiary of The Hartford Financial Services Group, Inc. (“The Hartford”), a Delaware corporation whose stock is traded on the New York Stock Exchange.  As of December 31, 2014, Hartford Life had GAAP assets of approximately $191.775 million.

B.            Hartford Life and Annuity

Hartford Life and Annuity is a stock life insurance company that was originally incorporated under the laws of the Commonwealth of Wisconsin on January 9, 1956 and was subsequently re-domiciled in the state of Connecticut.  Hartford Life and Annuity was engaged in the business of writing individual and group life insurance and annuity contracts until April 30, 2013, and remains authorized to do business in all states of the United States (except New York), the District of Columbia and Puerto Rico.  Hartford Life and Annuity is an indirect wholly-owned subsidiary of The Hartford.  As of December 31, 2014, Hartford Life and Annuity had statutory assets of approximately $47.246 million.

C.            The Separate Accounts

Hartford Life established HL Separate Account 3 and HL Separate Account 7 as segregated asset accounts under Connecticut law on June 22, 1994 and December 8, 1986, respectively.  Hartford Life serves as depositor for HL Separate Account 3 and HL Separate Account 7.  Hartford Life and Annuity established HLA Separate Account 3 and HLA Separate Account 7 as segregated asset accounts under Connecticut law on June 22, 1994 and April 1, 1999, respectively.  Hartford Life and Annuity serves as depositor for HLA Separate Account 3 and HLA Separate Account 7.  Each of the Separate Accounts meets the definition of “separate account,” as defined in Section 2(a)(37) of the 1940 Act.  The Separate Accounts are registered with the Commission under the 1940 Act as unit investment trusts.(5)  The assets of the Separate Accounts support the Contracts and interests in the Separate Accounts offered through such Contracts.

Hartford Life is the legal owner of the assets in HL Separate Account 3 and HL Separate Account 7.  Hartford Life and Annuity is the legal owner of the assets in HLA Separate Account 3 and HLA Separate Account 7.  The assets of the Separate Accounts may not be chargeable with liabilities arising out of any other business of the Hartford Insurance Companies.  The Separate Accounts are segmented into subaccounts, and certain of these subaccounts invest in the Existing Portfolios.  Each subaccount’s income, gains and losses, whether or not realized, are credited to or charged against the amounts allocated to that subaccount in accordance with the terms of the

(5)  See File No. 811-08584 (HL Separate Account 3); File No. 811-08580 (HLA Separate Account 3); File No. 811-04972 (HL Separate Account 7); File No. 811-09295 (HLA Separate Account 7).  Pursuant to Rule 0-4(a) under the 1940 Act, the Section 26 Applicants hereby incorporate by reference these registration statements to the extent necessary to supplement the description and representations contained herein.

Contracts without regard to other income, gains or losses of the remaining subaccounts or of the Hartford Insurance Companies.

All of the subaccounts investing in the Existing Portfolios that are currently available for the allocation of premium payments and transfer of Contract value under the Contracts will continue to be available until the time the Substitutions occur.(6)  Certain riders available under some of the Contracts restrict or limit the subaccounts to which the Contract owner may allocate premium payments or Contract value.  In the event a Contract Owner invests in an ineligible subaccount or exceeds the limits, some or all of the rider’s benefits will be automatically terminated.

D.            The Contracts

The Contracts are individual and group deferred variable annuity contracts, with group participants acquiring certain ownership rights as described in the group contract or plan documents.  Contract owners and participants in group contracts (each, a “Contract owner,” and collectively, “Contract owners”) may allocate some or all of their Contract value to one or more subaccounts available as investment options under their respective Contracts and any rider(s).  Each subaccount corresponds to a portfolio of an underlying registered open-end management investment company in which the Separate Account invests.  Additionally, a Contract owner may also allocate some or all of his or her Contract value to any available fixed account investment options, each of which is supported by assets of the Hartford Insurance Companies’ respective general accounts.

By the terms of the Contracts (and as set forth in the prospectuses for the Contracts), Contract owners may transfer Contract value among subaccounts, subject to the restrictions of their respective Contracts and any effective riders thereto.  Each Contract owner is currently permitted to make one (1) “Subaccount Transfer”(7) per “Valuation Day”(8) by Voice Response Unit, the Internet, or telephone until they reach the maximum of twenty (20) Subaccount Transfers per Contract year.  Once that maximum is reached, he or she may submit additional Subaccount Transfers in writing through U.S. Mail or overnight delivery.  The Hartford Insurance Companies may impose additional restrictions, including transfer charges on Subaccount Transfers, although the Hartford Insurance Companies do not currently assess a charge on Subaccount Transfers. In addition, the Hartford Insurance Companies have market timing policies and procedures that may operate to limit transfers.

The Contracts are registered under the Securities act of 1933, as amended (the “1933 Act”), on Form N-4, but are no longer for sale.  The Hartford Insurance Companies discontinued sales of the Contracts in 2013.  The Hartford Insurance Companies administer the Contracts as parts of certain “suites” of variable annuity contracts (the “Suites”), each Suite having particular sales

(6)  The subaccounts investing in the Franklin Small-Mid Cap Growth VIP Fund, MFS Core Equity Series, and MFS Investors Growth Stock Series are currently not available for the allocation of premium payments or transfers of Contract value under the Contracts.

(7)  A “Subaccount Transfer” is any transaction requested by the Contract owner that involves reallocating part or all of his or her Contract value among the available subaccounts.  Contract owners may transfer Contract value out of one or more subaccounts into a single subaccount or multiple subaccounts, and those transactions will count as a single subaccount transfer if done on the same Valuation Day.

(8)  A “Valuation Day” is any day that the New York Stock Exchange is open for trading.

charges (if any), fees and/or investment options.  Moreover, within each Suite, the Hartford Insurance Companies offered a base contract and multiple variations thereof.  The variations of the base contract may include additional, fewer or different investment options, as well as different sales charges (if any) and/or different fees.

The table below lists the Contracts affected by the Substitutions proposed in this Application and/or the Concurrent Application.

Suite	Separate Account (1940 Act File No.)	1933 Act File No.	Contract/ Class Identifier	Contract (Marketing Name)
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (811-08584)	033-80738	C000005735	Select Dimensions I
		333-35000	C000005742	Hartford Select Leaders I/IR
		333-52711	C000005734	Select Dimensions Asset Manager I/IR
		333-69493	C000005743	Select Dimensions II/IIR
		333-101927	C000005740	Hartford Select Leaders II/IIR/III/IV
		333-102625	C000005741	Hartford Select Leaders Outlook I/II
		333-119414	C000059350	AmSouth Variable Annuity M
			C000059351	Classic Director M
			C000059352	Director M Platinum
			C000059353	Director M Ultra
			C000059354	Fifth Third Director M
			C000005733	The Director M
			C000059355	The Director M Select
			C000059356	The Huntington Director M
			C000059357	Wells Fargo Director M
		333-119415	C000005737	The Director M Edge
		333-119417	C000059361	AmSouth Variable Annuity M Outlook
			C000059362	Classic Director M Outlook
			C000059363	Director M Platinum Outlook
			C000059364	Huntington Director M Outlook
			C000005739	The Director M Outlook
			C000059365	The Director M Select Outlook
			C000059366	Wells Fargo Director M Outlook
		333-119419	C000005736	Director M Access
		333-119422	C000059359	AmSouth Variable Annuity M Plus
			C000005738	The Director M Plus
			C000059360	The Director M Select Plus
		333-136543	C000037958	The Director

	HLA Separate Account 3 (811-08580)	033-80732	C000006000	Select Dimensions I
		333-34998	C000006007	Hartford Select Leaders I/IR
		333-52707	C000005999	Select Dimensions Asset Manager I/IR
		333-69491	C000006008	Select Dimensions II/IIR
		333-102628	C000006006	Hartford Select Leaders Outlook I/II

Suite	Separate Account (1940 Act File No.)	1933 Act File No.	Contract/ Class Identifier	Contract (Marketing Name)
		333-119416	C000006003	The Director M Plus
		333-119418	C000005998	The Director M
			C000059358	Wells Fargo Director M
		333-119420	C000006002	The Director M Edge
		333-119421	C000006004	The Director M Outlook
			C000059367	Wells Fargo Director M Outlook
		333-119423	C000006001	Director M Access
		333-101928	C000006005	Hartford Select Leaders II/IIR/III/IV
		333-136545	C000037959	The Director

Leaders I	HL Separate Account 7 (811-04972)	333-40414	C000005822	Hartford Leaders Outlook I/IR
			C000059452	Classic Hartford Leaders Outlook I
			C000059453	Hartford Leaders Elite Outlook Series I/IR
			C000059454	Hartford Leaders Solution Outlook Series I/IR
			C000059455	Huntington Hartford Leaders Outlook Series I
			C000059456	Nations Outlook Variable Annuity Series I/IR
		333-68463	C000005820	Hartford Leaders Edge I/IR
		333-69475	C000059423	Hartford Leaders Elite Series I/IR
			C000005831	Hartford Leaders I/IR
			C000059424	Hartford Leaders Solution Series I/IR
		333-70153	C000005819	Hartford Leaders Access I/IR
		333-91927	C000059437	Hartford Leaders Elite Plus Series I/IR
			C000005821	Hartford Leaders Plus I/IR
			C000059438	Hartford Leaders Solution Plus Series I/IR

	HLA Separate Account 7 (811-09295)	333-40410	C000005963	Hartford Leaders Outlook I/IR
			C000059457	Hartford Leaders Elite Outlook Series I/IR
			C000059458	Hartford Leaders Solution Outlook Series I/IR
		333-76419	C000005972	Hartford Leaders I/IR
			C000059425	Hartford Leaders Solution Series I/IR
		333-76423	C000005961	Hartford Leaders Edge I/IR
		333-76425	C000005960	Hartford Leaders Access I/IR
		333-91921	C000005962	Hartford Leaders Plus I/IR
			C000059439	Hartford Leaders Solution Plus Series I/IR
		333-95785	C000005964	Hartford Leaders Vision I/IR

Leaders II-III	HL Separate Account 7 (811-04972)	333-101932	C000059368	Classic Hartford Leaders
			C000005818	Hartford Leaders II/IIR/III
			C000059369	Hartford Leaders Select I
			C000059370	Hartford Leaders/Chase Series I/II
			C000062644	Hartford Select Leaders Series V
			C000059371	Huntington Hartford Leaders I
			C000059372	Wells Fargo Leaders Series I/IR/II
		333-101937	C000005824	Hartford Leaders Access II/IIR/III

Suite	Separate Account (1940 Act File No.)	1933 Act File No.	Contract/ Class Identifier	Contract (Marketing Name)
		333-101942	C000005825	Hartford Leaders Edge II/IIR/III
		333-101948	C000005826	Hartford Leaders Plus II/IIR/III
		333-101954	C000059374	Classic Hartford Leaders Outlook Series II/IIR/III
			C000005827	Hartford Leaders Outlook II/IIR/III
			C000059375	Hartford Leaders Select Outlook
			C000062646	Hartford Select Leaders Outlook Series III
			C000059376	Huntington Hartford Leaders Outlook Series II/IIR/III
			C000059377	Nations Outlook Variable Annuity Series II/IIR/III
			C000059378	Wells Fargo Leaders Outlook Series I/IR/II
		333-104356	C000005828	Hartford Leaders Epic I/IR
		333-105254	C000005829	Hartford Leaders Epic Plus I/IR
		333-105270	C000005830	Hartford Leaders Epic Outlook I/IR

	HLA Separate Account 7 (811-09295)	333-101933	C000005959	Hartford Leaders II/IIR/III
			C000062645	Hartford Select Leaders Series V
			C000059373	Wells Fargo Leaders Series I/IR/II
		333-101936	C000005965	Hartford Leaders Access II/IIR/III
		333-101943	C000005966	Hartford Leaders Edge II/IIR/III
		333-101949	C000005967	Hartford Leaders Plus II/IIR/III
		333-101955	C000005968	Hartford Leaders Outlook II/IIR/III
			C000062647	Hartford Select Leaders Outlook Series III
			C000059379	Wells Fargo Leaders Outlook Series I/IR/II
		333-104367	C000005969	Hartford Leaders Epic I/IR
		333-105256	C000005970	Hartford Leaders Epic Plus I/IR
		333-105272	C000005971	Hartford Leaders Epic Outlook I/IR

Leaders IV	HL Separate Account 7 (811-04972)	333-148553	C000061166	Hartford Leaders Foundation Hartford Leaders Foundation Edge
		333-148554	C000061167	Hartford Leaders Edge IV
		333-148570	C000061266	Hartford Leaders IV Hartford Leaders Access IV Hartford Leaders Outlook IV Hartford Leaders Plus IV
			C000061271	Hartford Leaders Platinum
			C000061273	Hartford Leaders Select II
			C000061276	Hartford Leaders Ultra
			C000061270	Hartford Leaders/Chase III
			C000061264	Huntington Hartford Leaders II
			C000061265	Huntington Leaders Outlook IV
			C000061272	Hartford Leaders Platinum Outlook I
			C000061274	Hartford Leaders Select Outlook II
			C000061275	Hartford Leaders Select Plus I

	HLA Separate Account 7 (811-09295)	333-148555	C000061168	Hartford Leaders Edge IV
		333-148566	C000061192	Hartford Leaders Foundation

Suite	Separate Account (1940 Act File No.)	1933 Act File No.	Contract/ Class Identifier	Contract (Marketing Name)
Hartford Leaders Foundation Edge
		333-148561	C000061177	Hartford Leaders IV Hartford Leaders Access IV Hartford Leaders Outlook IV Hartford Leaders Plus IV

Hartford’s Personal Retirement Manager (“HPRM”) I	HL Separate Account 7 (811-04972)	333-148564	C000061190	HPRM B Share I HPRM C Share I/II HPRM I Share I HPRM L Share I Hartford Leaders V Hartford Leaders Access V Hartford Leaders Advisory I Hartford Leaders Outlook V
			C000080961	HPRM Select (B-Shares) Hartford Leaders Select III
			C000080962	Huntington HPRM (B-Shares) Huntington Hartford Leaders III

	HLA Separate Account 7 (811-09295)	333-136548	C000037969	HPRM Foundation II (A-, B-Shares) HPRM Foundation Edge II
		333-148565	C000061191	HPRM B Share I HPRM C Share I/II HPRM I Share I HPRM L Share I Hartford Leaders V Hartford Leaders Access V Hartford Leaders Advisory I Hartford Leaders Outlook V
		333-159547	C000078889	HPRM V-A I (A-Share)

HPRM II-III	HL Separate Account 7 (811-04972)	333-168986	C000093059	HPRM B Share II HPRM C Share III HPRM I Share II HPRM L Share II
			C000093060	Huntington HPRM II (B-Shares)
		333-168990	C000093064	HPRM Select II (B-Shares)
		333-176149	C000105760	HPRM Select III (B-Shares)
		333-176150	C000105761	HPRM B Share III HPRM C Share IV HPRM I Share III HPRM L Share III
			C000105762	Huntington HPRM III (B-Shares)

	HLA Separate Account 7 (811-09295)	333-168987	C000093061	HPRM B Share II HPRM C Share III HPRM I Share II HPRM L Share II
		333-168989	C000093063	HPRM V-A II (A Shares)
		333-174679	C000103263	HPRM Foundation (O-Shares)

Suite	Separate Account (1940 Act File No.)	1933 Act File No.	Contract/ Class Identifier	Contract (Marketing Name)
		333-176152	C000105764	HPRM B Share III HPRM C Share IV HPRM I Share III HPRM L Share III

By the terms of each Contract (and as set forth in the prospectuses for the Contracts), the Hartford Insurance Companies reserve the right to substitute shares of another registered investment company for the shares of any registered investment company already purchased or to be purchased in the future by the Separate Accounts.(9)

II.           THE EXISTING PORTFOLIOS

A.            AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (File Nos. 811-07452; 33-57340)

AIM Variable Insurance Funds (Invesco Variable Insurance Funds) is a Delaware statutory trust registered under the 1940 Act as an open-end management investment company.  Twelve (12) portfolios currently offered by AIM Variable Insurance Funds (Invesco Variable Insurance Funds), are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following six (6) portfolios are included in the proposed Substitutions covered by this Application:  (1) Invesco V.I. American Franchise Fund; (2) Invesco V.I. American Value Fund; (3) Invesco V.I. Equity and Income Fund; (4) Invesco V.I. High Yield Fund; (5) Invesco V.I. Mid Cap Core Equity Fund; and (6) Invesco V.I. Small Cap Equity Fund.  Invesco Advisers, Inc., a registered investment adviser, serves as the investment adviser to each portfolio of AIM Variable Insurance Funds (Invesco Variable Insurance Funds) involved in the proposed Substitutions.

1.              Invesco V.I. American Franchise Fund

The Invesco V.I. American Franchise Fund offers two classes of shares:  Series I and Series II.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Series I or Series II shares.

2.              Invesco V.I. American Value Fund

The Invesco V.I. American Value Fund offers two classes of shares:  Series I and Series II.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Series I or Series II shares.

(9)  The prospectus for each Contract contains the following, or substantially similar, disclosure:

We may eliminate the shares of any of the Funds from the Contract for any reason and we may substitute shares of another registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account. To the extent required by the 1940 Act, substitutions of shares attributable to your interest in a Fund will not be made until we have the approval of the SEC and we have notified you of the change.

3.              Invesco V.I. Equity and Income Fund

The Invesco V.I. Equity and Income Fund offers two classes of shares:  Series I and Series II.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Series I or Series II shares.

4.              Invesco V.I. High Yield Fund

The Invesco V.I. High Yield Fund offers two classes of shares:  Series I and Series II.  Contract owners who would be affected by the proposed Substitutions are currently invested in Series I.

5.              Invesco V.I. Mid Cap Core Equity Fund

The Invesco V.I. Mid Cap Core Equity Fund offers two classes of shares:  Series I and Series II.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Series I or Series II shares.

6.              Invesco V.I. Small Cap Equity Fund

The Invesco V.I. Small Cap Equity Fund offers two classes of shares:  Series I and Series II.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Series I or Series II shares.

B.            AllianceBernstein Variable Products Series Fund, Inc. (File Nos. 811-05398; 033-18647)

AllianceBernstein Variable Products Series Fund, Inc. is a Maryland corporation that is registered under the 1940 Act as an open-end management investment company.  Four (4) portfolios currently offered by AllianceBernstein Variable Products Series Fund, Inc. are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following two (2) portfolios are included in the proposed Substitutions covered by this Application: (1) AllianceBernstein VPS Balanced Wealth Strategy Portfolio and (2) AllianceBernstein VPS Small/Mid Cap Value Portfolio.  AllianceBernstein L.P., a registered investment adviser, serves as the investment adviser to each portfolio of AllianceBernstein Variable Products Series Fund, Inc. involved in the proposed Substitutions.

1.              AllianceBernstein VPS Balanced Wealth Strategy Portfolio

The AllianceBernstein VPS Balanced Wealth Strategy Portfolio offers two classes of shares:  Class A and Class B.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class B shares.

2.              AllianceBernstein VPS Small/Mid Cap Value Portfolio

The AllianceBernstein VPS Small/Mid Cap Value Portfolio offers two classes of shares:  Class A and Class B.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class B shares.

C.            American Funds Insurance Series (File Nos. 811-03857; 002-86838)

American Funds Insurance Series is a Delaware statutory trust that is registered under the 1940 Act as an open-end management investment company.  Ten (10) portfolios currently offered by American Funds Insurance Series are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following five (5) portfolios are included in the proposed Substitutions covered by this Application:  (1) American Funds Asset Allocation Fund; (2) American Funds Global Growth and Income Fund; (3) American Funds Global Growth Fund; (4) American Funds Global Small Capitalization Fund; and (5) American Funds Growth Fund.  Capital Research and Management Company, a registered investment adviser, serves as the investment adviser to each portfolio of American Funds Insurance Series involved in the proposed Substitutions.

1.              American Funds Asset Allocation Fund

The American Funds Asset Allocation Fund offers four classes of shares:  Class 1, Class 2, Class 3 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class 2 shares.

2.              American Funds Global Growth and Income Fund

The American Funds Global Growth and Income Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class 2 shares.

3.              American Funds Global Growth Fund

The American Funds Global Growth Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class 2 shares.

4.              American Funds Global Small Capitalization Fund

The American Funds Global Small Capitalization Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class 2 shares.

5.              American Funds Growth Fund

The American Funds Growth Fund offers four classes of shares:  Class 1, Class 2, Class 3 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class 2 shares.

D.            Fidelity Variable Insurance Products Fund I (File Nos. 811-03329; 002-75010)

Fidelity Variable Insurance Products Fund I is a Massachusetts business trust registered under the 1940 Act as an open-end management investment company.  Two (2) portfolios currently offered by Fidelity Variable Insurance Products Fund I are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following portfolio is included in the proposed Substitutions covered by this Application:  Fidelity VIP Growth Portfolio.

1.              Fidelity VIP Growth Portfolio

Fidelity Management & Research Company, a registered investment adviser, serves as the investment adviser to the Fidelity VIP Growth Portfolio.  The Fidelity VIP Growth Portfolio offers five classes of shares:  Initial Class, Investor Class, Service Class, Service Class 2, and Service Class 2 R.  Contract owners who would be affected by the proposed Substitutions are currently invested in Service Class 2 shares.

E.            Fidelity Variable Insurance Products Fund II (File Nos. 811-05511; 033-20773)

Fidelity Variable Insurance Products Fund II is a Massachusetts business trust that is registered under the 1940 Act as an open-end management investment company.  One (1) portfolio currently offered by Fidelity Variable Insurance Products Fund II is included in the proposed Substitutions covered by this Application and the Concurrent Application:  Fidelity VIP Contrafund Portfolio.  The proposed Substitution including the Fidelity VIP Contrafund Portfolio is covered by this Application.

1.              Fidelity VIP Contrafund Portfolio

Fidelity Management & Research Company serves as the investment adviser to the Fidelity VIP Contrafund Portfolio.  The Fidelity VIP Contrafund Portfolio offers five classes of shares:  Initial Class, Investor Class, Service Class, Service Class 2, and Service Class 2 R.  Contract owners who would be affected by the proposed Substitutions are currently invested in Service Class 2 shares.

F.             Fidelity Variable Insurance Products Fund III (File Nos. 811-07205; 033-54837)

Fidelity Variable Insurance Products Fund III is a Massachusetts business trust that is registered under the 1940 Act as an open-end management investment company.  Two (2) portfolios currently offered by Fidelity Variable Insurance Products Fund III are included in the proposed Substitutions covered by this Application and the Concurrent Application:  (1) Fidelity VIP Mid Cap Portfolio and (2) Fidelity VIP Value Strategies Portfolio.  Both portfolios are included in the proposed Substitutions covered by this Application.  Fidelity Management & Research Company serves as the investment adviser to each portfolio of Fidelity Variable Insurance Products Fund III involved in the proposed Substitutions.

1.              Fidelity VIP Mid Cap Portfolio

The Fidelity VIP Mid Cap Portfolio offers four classes of shares:  Initial Class, Investor Class, Service Class, and Service Class 2.  Contract owners who would be affected by the proposed Substitutions are currently invested in Service Class 2 shares.

2.              Fidelity VIP Value Strategies Portfolio

The Fidelity VIP Value Strategies Portfolio offers four classes of shares:  Initial Class, Investor Class, Service Class, and Service Class 2.  Contract owners who would be affected by the proposed Substitutions are currently invested in Service Class 2 shares.

G.           Franklin Templeton Variable Insurance Products Trust (File Nos. 811-05583; 033-23493)

Franklin Templeton Variable Insurance Products Trust is a Delaware statutory trust registered under the 1940 Act as an open-end management investment company.  Twelve (12) portfolios currently offered by Franklin Templeton Variable Insurance Products Trust are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following seven (7) portfolios are included in the proposed Substitutions covered by this Application:  (1) Franklin Flex Cap Growth VIP Fund; (2) Franklin Income VIP Fund; (3) Franklin Large Cap Growth VIP Fund; (4) Franklin Mutual Global Discovery VIP Fund; (5) Franklin Small Cap Value VIP Fund; (6) Franklin Small-Mid Cap Growth VIP Fund; and (7) Templeton Growth VIP Fund.

Franklin Advisers, Inc., a registered investment adviser, serves as the investment adviser to the Franklin Flex Cap Growth VIP Fund, Franklin Income VIP Fund, Franklin Large Cap Growth VIP Fund, and Franklin Small-Mid Cap Growth VIP Fund.  Franklin Mutual Advisers, LLC, a registered invest adviser, serves as the investment adviser to the Franklin Mutual Global Discovery VIP Fund.  Franklin Advisory Services, LLC, a registered invest adviser, serves as the investment adviser to the Franklin Small Cap Value VIP Fund.  Templeton Global Advisors Limited, a registered invest adviser, serves as the investment adviser to the Templeton Growth VIP Fund.

1.              Franklin Flex Cap Growth VIP Fund

The Franklin Flex Cap Growth VIP Fund offers two classes of shares:  Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Class 2 or Class 4 shares.

2.              Franklin Income VIP Fund

The Franklin Income VIP Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Class 2 or Class 4 shares.

3.              Franklin Large Cap Growth VIP Fund

The Franklin Large Cap Growth VIP Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class 2 shares.

4.              Franklin Mutual Global Discovery VIP Fund

The Franklin Mutual Global Discovery VIP Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Class 2 or Class 4 shares.

5.              Franklin Small Cap Value VIP Fund

The Franklin Small Cap Value VIP Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Class 2 or Class 4 shares.

6.              Franklin Small-Mid Cap Growth VIP Fund

The Franklin Small-Mid Cap Growth VIP Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Class 2 or Class 4 shares.

7.              Templeton Growth VIP Fund

The Templeton Growth VIP Fund offers three classes of shares:  Class 1, Class 2 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Class 2 or Class 4 shares.

H.           Lord Abbett Series Fund, Inc. (File Nos. 811-05876; 033-31072)

Lord Abbett Series Fund, Inc. is a Maryland corporation that is registered under the 1940 Act as an open-end management investment company.  Four (4) portfolios currently offered by Lord Abbett Series Fund, Inc. are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following portfolio is included in the proposed Substitutions covered by this Application:  Lord Abbett Bond-Debenture Portfolio.

1.              Lord Abbett Bond-Debenture Portfolio

Lord, Abbett & Co. LLC, a registered invest adviser, serves as the investment adviser to the Lord Abbett Bond-Debenture Portfolio.  The Lord Abbett Bond-Debenture Portfolio offers only one share class:  Class VC.

I.                MFS Variable Insurance Trust (File Nos. 811-08326; 033-74668)

MFS Variable Insurance Trust is a Massachusetts business trust that is registered under the 1940 Act as an open-end management investment company.  Twelve (12) portfolios currently offered by MFS Variable Insurance Trust are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following eight (8) portfolios are included in the proposed Substitutions covered by this Application:  (1) MFS Core Equity Series; (2) MFS Global Equity Series; (3) MFS Growth Series; (4) MFS Investors Growth Stock Series; (5) MFS Mid Cap Growth Series; (6) MFS New Discovery Series; (7) MFS Research Series; and (8) MFS Total Return Series.  Massachusetts Financial Services Company, a registered investment adviser, serves as the investment adviser to each portfolio of MFS Variable Insurance Trust involved in the proposed Substitutions.

1.              MFS Core Equity Series

The MFS Core Equity Series offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Initial Class shares.

2.              MFS Global Equity Series

The MFS Global Equity Series offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Initial Class shares.

3.              MFS Growth Series

The MFS Growth Series offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Initial Class or Service Class shares.

4.              MFS Investors Growth Stock Series

The MFS Investors Growth Series offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Initial Class shares.

5.              MFS Mid Cap Growth Series

The MFS Mid Cap Growth Series offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Initial Class shares.

6.              MFS New Discovery Series

The MFS New Discovery Series offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Initial Class or Service Class shares.

7.              MFS Research Series

The MFS Research Series offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Initial Class shares.

8.              MFS Total Return Series

The MFS Total Return Series offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in either Initial Class or Service Class shares.

J.              MFS Variable Insurance Trust II (File Nos. 811-03732; 002-83616)

MFS Variable Insurance Trust II is a Massachusetts business trust that is registered under the 1940 Act as an open-end management investment company.  One (1) portfolio currently offered by MFS Variable Insurance Trust II is included in the proposed Substitutions covered by this Application and the Concurrent Application:  MFS High Yield Portfolio.  The proposed Substitution including the MFS High Yield Portfolio is covered by this Application.

1.              MFS High Yield Portfolio

Massachusetts Financial Services Company, a registered invest adviser, serves as the investment adviser to the MFS High Yield Portfolio.  The MFS High Yield Portfolio offers two share classes:  Initial Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Initial Class shares.

K.           Oppenheimer Variable Account Funds (File Nos. 811-04108; 002-93177)

Oppenheimer Variable Account Funds is a Delaware statutory trust that is registered under the 1940 Act as an open-end management investment company.  Four (4) portfolios currently offered by Oppenheimer Variable Account Funds are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following three (3) portfolios are included in the proposed Substitutions covered by this Application:  (1) Oppenheimer Capital Appreciation Fund/VA; (2) Oppenheimer Global Fund/VA; and (3) Oppenheimer Main Street Small Cap Fund/VA.  OFI Global Asset Management, Inc., a registered investment adviser, serves as the investment adviser to each portfolio of Oppenheimer Variable Account Funds involved in the proposed Substitutions.

1.              Oppenheimer Capital Appreciation Fund/VA

The Oppenheimer Capital Appreciation Fund/VA offers two share classes:  Non-Service Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Service Class shares.

2.              Oppenheimer Global Fund/VA

The Oppenheimer Global Fund/VA offers four share classes:  Non-Service Class, Service Class, Class 3 and Class 4.  Contract owners who would be affected by the proposed Substitutions are currently invested in Service Class shares.

3.              Oppenheimer Main Street Small Cap Fund/VA

The Oppenheimer Main Street Small Cap Fund/VA offers two share classes:  Non-Service Class and Service Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Service Class shares.

L.            PIMCO Equity Series VIT (File Nos. 811-22376; 333-164078)

PIMCO Equity Series VIT is a Delaware statutory trust that is registered under the 1940 Act as an open-end management investment company.  One (1) portfolio currently offered by PIMCO Equity Series VIT is included in the proposed Substitutions covered by this Application and the Concurrent Application:  PIMCO EqS Pathfinder Portfolio.  The proposed Substitution including the PIMCO EqS Pathfinder Portfolio is covered by this Application.

1.              PIMCO EqS Pathfinder Portfolio

Pacific Investment Management Company LLC, a registered investment adviser, serves as the investment adviser to the PIMCO EqS Pathfinder Portfolio.  The PIMCO EqS Pathfinder Portfolio offers three share classes:  Administrative Class, Advisor Class and Institutional Class.  Contract owners who would be affected by the proposed Substitutions are currently invested in Advisor Class shares.

M.         Universal Institutional Funds, Inc. (File Nos. 811-07607; 333-03013)

Universal Institutional Funds, Inc. is a Maryland corporation that is registered under the 1940 Act as an open-end management investment company.  Two (2) portfolios currently offered by Universal Institutional Funds, Inc. are included in the proposed Substitutions covered by this Application and the Concurrent Application.  The following portfolio is included in the proposed Substitutions covered by this Application:  UIF Mid Cap Growth Portfolio.

1.              UIF Mid Cap Growth Portfolio

Morgan Stanley Investment Management Inc., a registered investment adviser, serves as the investment adviser to the UIF Mid Cap Growth Portfolio.  The UIF Mid Cap Growth Portfolio offers two share classes:  Class I and Class II.  Contract owners who would be affected by the proposed Substitutions are currently invested in Class II shares.

III.                              THE TRUST AND THE REPLACEMENT PORTFOLIOS

The Trust is a Delaware statutory trust that was established on January 13, 2012.  The Trust is registered with the Commission as an open-end management investment company under the 1940 Act (File No. 811-22954) and its shares are registered under the 1933 Act (File No. 333-194995).  The Trust is a series investment company and currently offers twenty-seven (27) separate portfolios (each, a “HIMCO VIT Fund,” and collectively, the “HIMCO VIT Funds”).  The following six (6) HIMCO VIT Funds comprise the Replacement Portfolios:

1.              HIMCO VIT Conservative Allocation Fund

2.              HIMCO VIT Global Core Equity Fund

3.              HIMCO VIT High Yield Bond Fund

4.              HIMCO VIT Large Cap Growth Fund

5.              HIMCO VIT Moderate Allocation Fund

6.              HIMCO VIT Small & Mid Cap Core Fund

Each Replacement Portfolio is a new HIMCO VIT Fund with no history of operations.  The Trust initially amended its registration statement on January 22, 2015 to add the Replacement Portfolios as series of the Trust, and the Commission declared the Trust’s registration statement, as amended, effective on April 14, 2015.(10)  Each Replacement Portfolio offers one class of shares:  Class IB.

Hartford Investment Management Company (“HIMCO”), a Delaware corporation and a registered investment adviser, serves as investment adviser to each of the HIMCO VIT Funds pursuant to an investment advisory agreement between the Trust, on behalf of each HIMCO VIT Fund, and HIMCO (the “Investment Advisory Agreement”).  Under the Investment Advisory Agreement, HIMCO provides for, among other things, the management of each HIMCO VIT Fund’s assets and the decisions to purchase and sell securities on behalf of the HIMCO VIT Funds.  HIMCO is permitted upon approval of the Trust’s board of trustees to select and contract with one or more sub-advisers to perform some or all of the services for which HIMCO is responsible.(11)  For each sub-advised HIMCO VIT Fund, HIMCO has overall supervisory responsibility for the general management and investment of the HIMCO VIT Fund’s assets.  HIMCO has full investment discretion to make all determinations with respect to the investment of a HIMCO VIT Fund’s assets not otherwise assigned to a sub-adviser.  Among other activities, HIMCO performs the following oversight and evaluation services to the sub-advised HIMCO VIT Funds: (i) performing initial due diligence on prospective HIMCO VIT Fund sub-advisers; (ii) monitoring sub-adviser performance, including ongoing analysis and periodic consultations; (iii) communicating performance expectations and evaluations to the sub-advisers; and (iv) making recommendations to the Trust’s board of trustees regarding renewal, modification or termination of a sub-adviser’s contract.

(10)  Pursuant to Rule 0-4(a) under the 1940 Act, the Section 26 Applicants and the Trust incorporate by reference the Trust’s registration statement (File Nos. 811-22954; 333-194995) to the extent necessary to supplement the descriptions and representations contained herein.

(11)  See Section IV.C., infra, for a comparison of each Existing Portfolio and its corresponding Replacement Portfolio.  The tables included therein indicate each Replacement Portfolio that has contracted with a sub-adviser.

The Trust operates pursuant to an exemptive order from the Commission (File No. 812-11684) (the “Manager of Managers Order”) that permits HIMCO, subject to certain conditions, including the approval of the Trust’s board of trustees, but without the approval of shareholders, to: (i) select a new sub-adviser or additional sub-adviser for each HIMCO VIT Fund; (ii) terminate any existing sub-adviser and/or replace any existing sub-adviser; (iii) enter into new sub-advisory agreements(12) and/or materially modify the terms of, or terminate, any existing sub-advisory agreement; and (iv) allocate and reallocate a HIMCO VIT Fund’s assets among one or more sub-advisers.  The Manager of Managers Order exempts the Trust from Section 15(a) of the 1940 Act and Rule 18f-2 thereunder with respect to sub-advisory agreements.

The Manager of Managers Order may apply to each of the Replacement Portfolios, and the Trust’s registration statement discloses and explains the existence, substance and effect of the Manager of Managers Order.  With regard to the following Replacement Portfolios, HIMCO employs an investment strategy for which HIMCO delegates certain investment advisory duties to one or more sub-advisers:

1.              HIMCO VIT Global Core Equity Fund

2.              HIMCO VIT Large Cap Growth Fund

As discussed in Section IV.B.4., HIMCO has agreed, as a condition of this Application, that it will not change a sub-adviser, add a new sub-adviser, or otherwise rely on the Manager of Managers Order or any replacement order from the Commission with respect to any Replacement Fund without first obtaining shareholder approval of the change in sub-adviser, the new sub-adviser, or the Replacement Portfolio’s ability to add or to replace a sub-adviser in reliance on the Manager of Managers Order or any replacement order from the Commission at a shareholder meeting, the record date for which shall be after the proposed Substitution has been effected.

Shares of the Trust are continuously distributed and underwritten by HIMCO Distribution Services Company, an affiliate of the Section 17 Applicants.  State Street Bank and Trust Company serves as custodian of the Trust’s assets, administrator with respect to certain services, and as transfer and dividend disbursing agent for the Trust.

IV.                               THE PROPOSED SUBSTITUTIONS

A.            The Proposed Substitutions

The Hartford Insurance Companies, on their own and on behalf of the Separate Accounts, propose to exercise their contractual rights to substitute underlying funds currently available under the Contracts for different underlying funds.  In particular, the Section 26 Applicants request an order from the Commission pursuant to Section 26(c) of the 1940 Act approving the proposed

(12)  Relating to the Trust, unless otherwise permitted by a future order from the Commission, HIMCO will not enter into any sub-advisory agreement with any sub-adviser that is an “affiliated person,” as defined in Section 2(a)(3) of the 1940 Act, of the Trust or HIMCO, other than by reason of serving as a sub-adviser to a HIMCO VIT Fund, without such sub-advisory agreement, including the compensation to be paid thereunder, being approved by the unit holders of any separate account for which that HIMCO VIT Fund serves as a funding medium.

Substitutions of shares of the Existing Portfolios listed in the table below for shares of the corresponding Replacement Portfolios listed opposite their names.

Fund Type	Sub No.	Existing Portfolio (Share Class(es))	Replacement Portfolio (Share Class)
Equity	1.	American Funds Global Growth and Income Fund (Class 2)	HIMCO VIT Global Core Equity Fund (Class IB)
	2.	American Funds Global Growth Fund (Class 2)
	3.	American Funds Global Small Capitalization Fund (Class 2)
	4.	Franklin Mutual Global Discovery VIP Fund (Class 2) (Class 4)
	5.	MFS Global Equity Series (Initial Class)
	6.	Oppenheimer Global Fund/VA (Service Class)
	7.	PIMCO EqS Pathfinder Portfolio (Advisor Class)
	8.	Templeton Growth VIP Fund (Class 2) (Class 4)
	9.	American Funds Growth Fund (Class 2)	HIMCO VIT Large Cap Growth Fund (Class IB)
	10.	Fidelity VIP Contrafund Portfolio (Service Class 2)
	11.	Fidelity VIP Growth Portfolio (Service Class 2)
	12.	Franklin Flex Cap Growth VIP Fund (Class 2) (Class 4)
	13.	Franklin Large Cap Growth VIP Fund (Class 2)
	14.	Invesco V.I. American Franchise Fund (Series I) (Series II)
	15.	MFS Core Equity Series (Initial Class)
	16.	MFS Growth Series (Initial Class) (Service Class)
	17.	MFS Investors Growth Stock Series (Initial Class)
	18.	MFS Research Series (Initial Class)
	19.	Oppenheimer Capital Appreciation Fund/VA (Service Class)
	20.	AllianceBernstein VPS Small/Mid Cap Value Portfolio (Class B)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)
	21.	Fidelity VIP Mid Cap Portfolio

(Service Class 2)
	22.	Fidelity VIP Value Strategies Portfolio (Service Class 2)
	23.	Franklin Small Cap Value VIP Fund (Class 2) (Class 4)
	24.	Franklin Small-Mid Cap Growth VIP Fund (Class 2) (Class 4)
	25.	Invesco V.I. American Value Fund (Series I) (Series II)
	26.	Invesco V.I. Mid Cap Core Equity Fund (Series I) (Series II)
	27.	Invesco V.I. Small Cap Equity Fund (Series I) (Series II)
	28.	MFS Mid Cap Growth Series (Initial Class)
	29.	MFS New Discovery Series (Initial Class) (Service Class)
	30.	Oppenheimer Main Street Small Cap Fund/VA (Service Class)
	31.	UIF Mid Cap Growth Portfolio (Class II)

Fixed Income	32.	Invesco V.I. High Yield Fund (Series I)	HIMCO VIT High Yield Bond Fund (Class IB)
	33.	Lord Abbett Bond-Debenture Portfolio (Class VC)
	34.	MFS High Yield Portfolio (Initial Class)

Balanced Allocation	35.	Franklin Income VIP Fund (Class 2) (Class 4)	HIMCO VIT Conservative Allocation Fund (Class IB)
	36.	AllianceBernstein VPS Balanced Wealth Strategy Portfolio (Class B)	HIMCO VIT Moderate Allocation Fund (Class B)
	37.	American Funds Asset Allocation Fund (Class 2)
	38.	Invesco V.I. Equity and Income Fund (Series I) (Series II)
	39.	MFS Total Return Series (Initial Class) (Service Class)

B.            Reasons and Support for the Proposed Substitutions

The Substitutions proposed herein and in the Concurrent Application are part of an overall business goal of the Hartford Insurance Companies to improve the administrative efficiency and cost-effectiveness of the Contracts, as well as to make the Contracts more attractive to existing Contract owners.  To this end, the Hartford Insurance Companies undertook a thorough review of the subaccounts offered under the Contracts, with the goals of reducing costs to Contract owners while maintaining a high-quality, yet simplified, line-up of subaccounts.  The Section 26 Applicants believe that the Substitutions proposed in this Application and in the Concurrent Application will help to accomplish these goals.  The principal purposes of the proposed Substitutions are as follows:

1.              Simplified Menu of Investment Options

In selecting the Replacement Portfolios, the Hartford Insurance Companies evaluated each subaccount offered under the Contracts to ensure that the proposed Substitutions would offer the same diversity of subaccounts as is currently available under the Contracts, while simultaneously simplifying the Contracts’ current line-ups, which currently offer up to eighty-three (83) investment options.(13)  By eliminating overlapping investment options that duplicate one another by having substantially similar investment objectives, strategies and risks, the Hartford Insurance Companies can present a more streamlined menu of investment options under the Contracts.  Since the proposed Substitutions were designed to reduce investment-option redundancy, the diversity of available investment styles under the Contracts will not be adversely impacted.  The Hartford Insurance Companies believe that eliminating investment option redundancy and reducing the number of fund prospectuses that a Contract owner must analyze to make an informed investment decision regarding the allocation of premium payments and Contract value will enhance Contract owner understanding and make the investment decision process more manageable. Moreover, the Hartford Insurance Companies believe that streamlining the investment options will enhance the efficiency of their management and administration of the Contracts.  In this regard, the Hartford Insurance Companies note that the removal of redundant investment options will allow them to reduce certain costs they incur in administering and overseeing the Contracts, and will result in enhanced and timelier communication with fund families and with Contract owners and sales representatives regarding the available investment options.

2.              Consistency in Investment Objectives, Strategies and Risks

The Hartford Insurance Companies carefully reviewed each proposed Substitution with the goal of offering Contract owners investment options that are consistent with respect to asset class, management, and investment objective.  The proposed Substitutions involve substituting an Existing Portfolio for a Replacement Portfolio with very similar—and at times, substantially identical—investment objectives, principal investment strategies, and principal risks.  In this regard, the expectations of Contract owners will continue to be met after the proposed Substitutions.  The similarities between each Existing Portfolio and corresponding Replacement Portfolio are expected to simplify the process of explaining the proposed Substitutions to Contract owners.

(13)  Certain Contract owners have elected riders that provide guaranteed living or death benefits. Some of these riders include terms that restrict or limit the investment options to which such Contract owners may allocate premium payments or Contract value.  In addition, other riders limit Contract owners’ allocations of premium payments and Contract value to specific allocation models consisting of specified selections of registered open-end management investment companies available under the applicable Contract.  If a Contract owner with any such rider allocates premium payments or Contract value to an ineligible investment option and/or above the limits, some or all of the rider’s benefits will be automatically terminated.  For Contract owners with any such rider, Subaccount Transfers may only be made to an investment option available under the rider and within the applicable limits.

3.              Simplification of the Investment Process

The Section 26 Applicants submit that the proposed Substitutions will simplify the investment materials that Contract owners receive for the investment options available through the Separate Accounts.  By reducing the number of underlying registered open-end management investment companies offered under the Contracts, the proposed Substitutions necessarily reduce the number of underlying fund prospectuses and prospectus formats that Contract owners must navigate.  Even after meeting the requirements of Form N-1A, there is still a wide variation in the presentation of material from one registered open-end management investment company to another, which makes navigating and comparing information more complicated for the Contract owner.  The proposed Substitutions simplify the investment decision process for Contract owners, as the Replacement Portfolios employ a common share class structure, a common set of policies and procedures administered by a single investment adviser, and a common prospectus format.  Overall, the Section 26 Applicants believe that the proposed Substitutions will continue to provide Contract owners with access to quality investment managers and a large variety of investment options, all while making the investment decision process more manageable for Contract owners.

4.              Improved Portfolio Manager Selection

Each of the Existing Portfolios is unaffiliated with the Section 26 Applicants (except, that, in some instances, the Separate Accounts may own more than 5% of such investment company) and managed by an unaffiliated investment adviser.  The proposed Substitutions will replace the Existing Portfolios with investment options for which HIMCO, an affiliate of the Section 26 Applicants, acts as investment adviser.  As such, the proposed Substitutions will permit HIMCO, under the Manager of Managers Order, to hire, monitor and replace sub-advisers as necessary to achieve optimal performance.

Notwithstanding the Manager of Managers Order or any replacement order from the Commission, HIMCO has agreed, as a condition of this  Application, that it will not change a sub-adviser, add a new sub-adviser, or otherwise rely on the Manager of Managers Order or any replacement order from the Commission with respect to any Replacement Fund without first obtaining shareholder approval of the change in sub-adviser, the new sub-adviser, or the Replacement Portfolio’s ability to add or to replace a sub-adviser at a shareholder meeting, the record date for which shall be after the proposed Substitution has been effected.

5.              Lower Net Operating Expenses

Through the proposed Substitutions, the Hartford Insurance Companies seek to replace certain investment options in the Contracts’ current fund lineups with investment options that provide Contract owners with lower expenses, while maintaining a high-quality menu of investment options.  In this regard, the Section 26 Applicants believe that Contract owners with Contract value allocated to the subaccounts of the Existing Portfolios will have lower total net operating expenses immediately after the proposed Substitutions as before the proposed Substitutions.  Moreover, the Section 26 Applicants agree that, for a period of two years following the implementation of the proposed Substitution (the “Substitution Date”), and for those Contracts with assets allocated to the Existing Portfolio on the Substitution Date, the Hartford Insurance Companies will reimburse, on the last business day of each fiscal quarter, the Contract owners whose subaccounts invest in the applicable Replacement Portfolio to the extent that the Replacement Portfolio’s total net annual operating expenses (taking into account fee waivers and expense reimbursements) for such period exceeds, on an annualized basis, the total net annual operating expenses of the Existing Portfolio for fiscal year 2014.  In addition, the Hartford Insurance Companies will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for a period of at least two years following the Substitution Date.

6.              No Expense to Contract Owners

The proposed Substitutions are designed to provide Contract owners with an opportunity to continue their investment in a substantially similar subaccount without interruption and without any cost to them.  As such, the Hartford Insurance Companies or their affiliates will pay all expenses and transaction costs of the proposed Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses.  No fees or charges will be assessed to the affected Contract owners to effect the proposed Substitutions.  The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions.  The proposed Substitutions will not cause the Contract fees and charges currently being paid by existing Contract owners to be greater after the Substitutions than before the Substitutions.  The Contract value of each Contract owner affected by the proposed Substitutions will not change as a result of the proposed Substitutions.

7.              Potential Reduction of Costs to Insurance Company and Enhanced Risk Management

The proposed Substitutions also may afford additional benefits to the Hartford Insurance Companies.  For example, as noted above, the proposed Substitutions will enable the Hartford Insurance Companies to reduce certain costs that they incur in managing and administering the Contracts by consolidating the lineup of investment options available in order to reduce the number of portfolios that overlap in type, investment style, and investment strategy.  Importantly, however, the proposed Substitutions will not result in increased direct revenue for the Hartford Insurance Companies, taking into account fees payable by the Replacement Portfolios (including, without limitation, Rule 12b-1, shareholder service, administration, other service fees, or other arrangements in connection with Contract value invested in such Replacement Portfolios).(14)

Greater Efficiencies in Administering the Contracts.  Issuers of variable contracts are required, under provisions of the 1940 Act, to provide certain mailings and communications that are generated by the investment options under their variable contracts.  Specifically, insurance companies must distribute prospectuses, prospectus supplements, and proxy materials to the beneficial owners of interests in those investment options (i.e., the contract owners).  Off-cycle communications create mailing and administrative expenses for the issuing insurance company.  The

(14)  It should be noted that the Hartford Insurance Companies, HIMCO, and their affiliates may benefit from HIMCO receiving management fees from the Replacement Portfolios.  Management fees of the Existing Portfolios are currently paid to investment advisers that are not affiliated with the Hartford Insurance Companies, HIMCO, or their affiliates.

expenses associated with these mailings increase as more registered open-end management investment companies are offered as investment options under variable contracts.

The proposed Substitutions will result in a decrease of the number of different underlying registered open-end management investment companies offered under the Contracts.  More specifically, with fewer third-party fund companies, customer mailings (e.g., supplements) will decrease.  Customers benefit by receiving fewer and more consistently formatted mailings, and the Section 26 Applicants benefit from the cost savings associated with aggregating and scheduling the mailings.  The Hartford Insurance Companies anticipate that having fewer investment options will result in lower administrative costs.

Greater Efficiencies in Compliance Matters.  The Hartford Insurance Companies anticipate that various compliance matters will be more efficiently administered as a result of the proposed Substitutions, such as computing accumulation unit values pursuant to Rule 22c-1 under the 1940 Act, detecting and preventing market timing or other disruptive trading activities, and monitoring for potential conflicts. These and other compliance matters can involve significant and in some cases daily communication and coordination between the Hartford Insurance Companies and the portfolios in which the subaccounts invest.  The proposed Substitutions will increase efficiencies by enabling the Hartford Insurance Companies to work principally with its affiliate HIMCO rather than several investment advisers in different locations with different policies, procedures, systems, and availability.  For the same reasons, the proposed Substitutions will help simplify due diligence that the Hartford Insurance Companies perform in connection with the selection and monitoring of portfolios as investment vehicles for the subaccounts.

Enhanced Risk Management.  The Hartford Insurance Companies provide certain living benefits, death benefits and other guarantees under the Contracts.  In providing these guarantees, the Hartford Insurance Companies seek to manage the risk that Contract values will be less than the guaranteed amounts under the Contracts and, in which case, that the Hartford Insurance Companies will have to use their general account assets to cover any shortfall.  The proposed Substitutions may enhance the Hartford Insurance Companies’ ability to manage the costs and risks associated with providing these guarantees because the proposed Substitutions will consolidate the number of actively-managed funds with the same or similar investment styles, and that may, in turn, allow the Hartford to more cost effectively monitor and manage its exposure to fund management and performance variability.

C.            Comparisons of the Portfolios

For each Substitution, this section compares the Existing Portfolio’s and the Replacement Portfolio’s:

1.                                      Investment adviser and sub-adviser(s) (if any), investment objectives, principal investment strategies, and principal risks;

2.                                      Assets, fees, and expenses; and

3.                                      Actual or related composite/other related account performance history.

Each comparison of the Portfolios’ investment advisers and sub-advisers (if any), investment objectives, principal investment strategies, and principal risks is accompanied by a brief explanation of why the Section 26 Applicants believe that, despite any differences between them, the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Each comparison of the Portfolios’ assets, fees, and expenses states the Existing Portfolio’s assets as of December 31, 2014 and compares the Existing Portfolio’s and Replacement Portfolio’s fees and expenses as of the date of their most recent prospectuses.  If multiple share classes of an Existing Portfolio are affected by a proposed Substitution, the fees and expenses of each class are set forth below.  The expenses of each Replacement Portfolio are estimates for the current year based on the anticipated asset levels of the Replacement Portfolio following the proposed Substitution, which will be smaller than the current asset levels of the Existing Portfolio.  Because the Replacement Portfolios have no operating history, the Replacement Portfolios’ expenses cannot be predicted with certainty.

Importantly, for each Substitution, the combined management fee and Rule 12b-1 fee of the Replacement Portfolio is lower than that of the Existing Portfolio.  In addition, the Section 26 Applicants believe, based on its estimates for the current year, the total and net annual operating expenses of each Replacement Portfolio will be lower than those of its corresponding Existing Portfolio.  As such, for each Substitution, it is anticipated that the proposed Substitution will benefit Contract owners with Contract value allocated to the Existing Portfolio by lowering the total and net annual operating expense ratios immediately following the Substitution.  The Section 26 Applicants note that the lower estimated total and net annual operating expense ratios of each Replacement Portfolio relative to its corresponding Existing Portfolio could positively affect the performance of the Replacement Portfolio compared to the Existing Portfolio.

With respect to the comparisons of the Portfolios’ performance histories, because the Replacement Portfolios have no operating histories, comparisons of actual performances are not possible for the proposed Substitutions.  However, to provide comparable performance information, the comparison of performance history for each Substitution contains:

i.                  The average annual total returns for the Existing Portfolio for the time periods indicated as of December 31, 2014 (unless otherwise noted)(15);

ii.               If available, for the same time periods as of December 31, 2014 (unless otherwise noted),(16) the average annual total returns for another related account or a composite of other related accounts managed by the Replacement Portfolio’s investment adviser or

(15)  The performance histories for the Franklin Income VIP Fund, AllianceBernstein VPS Balanced Wealth Strategy Portfolio, American Funds Asset Allocation Fund, Invesco V.I. Equity and Income Fund and MFS Total Return Series are provided only through April 30, 2012.  The performance histories of those Existing Portfolios are provided only through April 30, 2012 because the other related account performance histories for the corresponding Replacement Portfolios are available only through that date.

(16)  The other related account performance histories for the HIMCO VIT Conservative Allocation Fund and the HIMCO VIT Moderate Allocation Fund are available only through April 30, 2012 because HIMCO’s management of the other related accounts on which the performance histories are based were terminated on that date.

sub-adviser with investment objectives and strategies that are substantially similar to the Existing Portfolio(17); and

iii.            If available, the performance of the Portfolio’s performance benchmark index or indices for the same time periods.(18)

Lastly, each comparison also contains a table listing the Contracts affected by the proposed Substitution.

Substitution No. 1.              American Funds Global Growth and Income Fund (Class 2) replaced by HIMCO VIT Global Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

American Funds Global Growth and Income Fund (Class 2)	HIMCO VIT Global Core Equity Fund (Class IB)

Investment Adviser	Investment Adviser

Capital Research and Management Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Long-term growth of capital while providing current income	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests primarily in common stocks of well-established companies around the world, which the investment adviser believes have the potential for growth and/or to pay dividends.

•                  As a fund that seeks to invest globally, the fund will

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics

(17)  The related composite or other related account performance information for the Replacement Portfolio, if any, is fully-disclosed in the Replacement Portfolio’s prospectus included in the Trust’s registration statement.  The related composite or other related account performance included herein is calculated on a “gross” and “net” return basis.  The gross return of the related composite or other related account reflects the deduction of operating and non-advisory expenses paid by the account(s) and/or the deduction of trading commissions.  The net return of the related composite or other related account has been adjusted to reflect the Replacement Portfolio’s estimated total annual operating expenses (including management fees).  To calculate the performance of the related composite or other related account net of the Replacement Portfolio’s expenses, the estimated total annual fund operating expenses (excluding any fee waivers or expense reimbursements) payable by the Replacement Portfolio’s Class IB shares were used.

(18)  If related composite, other related account, or benchmark performance cannot be provided for a given time period, the absence of performance history is reflected as not available or “N/A.”

allocate its assets among securities of companies domiciled in various countries, including the United States and countries with emerging markets (but in no fewer than three countries).

 •               Under normal market conditions, seeks to invest at least 30% of its net assets in issuers outside the United States.

 •               The fund is designed for investors seeking both capital appreciation and income. In pursuing its objective, the fund tends to invest in stocks that the investment adviser believes to be relatively resilient to market declines.

 •               Although the fund focuses on investments in medium to larger capitalization companies, the fund’s investments are not limited to a particular capitalization size.

 •               Tends to invest in stocks that the investment adviser believes to be relatively resilient to market declines.

 •               The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively valued companies that, in its opinion, represent good, long-term investment opportunities. The investment adviser believes that an important way to accomplish this is through fundamental analysis.

to the companies included in the Morgan Stanley Capital International (“MSCI”) World Index,(19) selected using a proprietary quantitative model.

 •               Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities.

 •               May also invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies, including securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

 •               Under normal circumstances, at least 40% (and normally not less than 30%) of the fund’s net assets will be invested in or exposed to foreign securities or derivative instruments with exposure to foreign securities of at least three different countries outside the United States. Investments are deemed to be “foreign” if: (a) an issuer’s domicile or location of headquarters is in a foreign country; (b) an issuer derives a significant proportion (at least 50%) of its revenues or profits from goods produced or sold, investments made, or services performed in a foreign country or has at least 50% of its assets situated in a foreign country; (c) the principal trading market for a security is located in a foreign country; or (d) it is a foreign currency.

 •               May use derivatives, including futures, contracts for difference, swap agreements and/or foreign exchange transactions, to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Market Conditions	• Market

• Issuer Risks	• Foreign Investments

• Investing Outside the United States	• Emerging Markets

• Investing in Emerging Markets	• Derivatives

• Investing in Income-Oriented Stocks	• Quantitative Investing

• Investing in Growth-Oriented Stocks	• Currency

• Management	• Convertible Securities

• Liquidity

• Forward Currency Contracts

(19)  The MSCI World Index captures large- and medium-capitalization representation across 23 developed markets countries. With 1,636 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

• Future and Options

• Equity Securities

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio includes providing shareholders with long-term growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities of issuers located around the world, and each of the Existing Portfolio and the Replacement Portfolio typically seeks to invest a substantial percentage of its net assets (at least 30% and 40%, respectively) in foreign securities.  With respect to the Portfolios’ investments in foreign securities, each Portfolio has the flexibility to invest in emerging markets.  Also, each Portfolio focuses on investments in large- and medium-capitalization companies.(20)

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment objectives or strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Existing Portfolio’s investment objective and strategies specifically seek to provide shareholders with current income, the Replacement Portfolio’s investments will likely provide a level of current income in the form of dividends.  Indeed, as of December 31, 2014, the securities comprising the MSCI World Index, the index from which the Replacement Portfolio’s securities will primarily be selected, had a dividend yield of 2.41%.  Also, even though the Existing Portfolio utilizes qualitative growth and income investment strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Furthermore, as reflected in the performance history table below, the Portfolios use only global equity indices as performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $1.89 billion.  The proposed Substitution will involve approximately $283.27 million of the net assets of the Existing Portfolio’s Class 2 shares and of the Existing Portfolio’s total net assets.

(20)  The Existing Portfolio’s prospectus expressly discloses that the fund focuses on investments in large- and medium-capitalization companies.  The Replacement Portfolio focuses on large- and medium-capitalization companies because the MSCI World Index, the index from which the Replacement Portfolio’s securities are primarily selected, is comprised of large- and medium-capitalization companies.

	Existing Portfolio	Replacement Portfolio
	American Funds Global Growth and Income Fund	HIMCO VIT Global Core Equity Fund
Share Class	Class 2	Class IB
Management Fee	0.60%	0.50%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.02%	0.05%
Total Annual Operating Expenses	0.87%	0.75%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.87%	0.75%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — American Funds Global Growth and Income Fund — Class 2 (Inception: 5/1/2006)
Class 2	5.64%	15.02%	10.11%	N/A	5.97%
MSCI All Country World Index	4.16%	14.10%	9.17%	N/A	4.56%
Lipper Global Funds Index	3.86%	14.81%	9.09%	N/A	4.55%
Replacement Portfolio — HIMCO VIT Global Core Equity Fund — Related Composite (Inception: 1/5/2005)
Related Composite (gross)	8.15%	19.12%	12.01%	N/A	7.40%
Related Composite (net)	7.35%	18.25%	11.18%	N/A	6.61%
MSCI World Index	4.94%	15.47%	10.20%	N/A	6.61%

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166
HLA Separate Account 7 (File No. 811-09295)
C000061192

HPRM I	HLA Separate Account 7 (File No. 811-09295)
C000037969

Substitution No. 2.              American Funds Global Growth Fund (Class 2) replaced by HIMCO VIT Global Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

American Funds Global Growth Fund (Class 2)	HIMCO VIT Global Core Equity Fund (Class IB)

Investment Adviser	Investment Adviser

Capital Research and Management Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Long-term growth of capital	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests primarily in common stocks of companies around the world that the investment adviser believes have the potential for growth.

•                  As a fund that seeks to invest globally, the fund will allocate assets among securities of companies domiciled in various countries, including the United States and countries with emerging markets (but in no fewer than three countries).

•                  Under normal market conditions, seeks to invest at least 30% of net assets in issuers outside the United States.

•                  Although the fund focuses on investments in medium to larger capitalization companies, the fund’s investments are not limited to a particular capitalization size.

•                  The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively valued companies that, in its opinion, represent good, long-term investment opportunities. The investment adviser believes that an important way to accomplish this is through fundamental analysis.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Morgan Stanley Capital International (“MSCI”) World Index,(21) selected using a proprietary quantitative model.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities.

•                  May also invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies, including securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

•                  Under normal circumstances, at least 40% (and normally not less than 30%) of the fund’s net assets will be invested in or exposed to foreign securities or derivative instruments with exposure to foreign securities of at least three different countries outside the United States. Investments are deemed to be “foreign” if: (a) an issuer’s domicile or location of headquarters is in a foreign country; (b) an issuer derives a significant proportion (at least 50%) of its revenues or profits from goods produced or sold, investments made, or services performed in a foreign country or has at least 50% of its assets

(21)  The MSCI World Index captures large- and medium-capitalization representation across 23 developed markets countries. With 1,636 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

situated in a foreign country; (c) the principal trading market for a security is located in a foreign country; or (d) it is a foreign currency.

•                  May use derivatives, including futures, contracts for difference, swap agreements and/or foreign exchange transactions, to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Market Conditions • Issuer Risks • Investing in Growth-Oriented Stocks • Investing Outside the United States • Investing in Emerging Markets • Management

•                  Market

•                  Foreign Investments

•                  Emerging Markets

•                  Derivatives

•                  Quantitative Investing

•                  Currency

•                  Convertible Securities

•                  Liquidity

•                  Forward Currency Contracts

•                  Future and Options

•                  Equity Securities

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have identical investment objectives and substantially similar principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with long-term growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities of issuers located around the world, and each of the Existing Portfolio and the Replacement Portfolio typically seeks to invest a substantial percentage of its net assets (at least 30% and 40%, respectively) in foreign securities.  With respect to the Portfolios’ investments in foreign securities, each Portfolio has the flexibility to invest in emerging markets.  Also, each Portfolio focuses on investments in large- and medium-capitalization companies.(22)

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though the Existing Portfolio utilizes qualitative growth investment strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Also, as reflected in the performance history table below, the Portfolios use only global equity indices as performance benchmarks, which further evidences that the Portfolios’ investment

(22)  The Existing Portfolio’s prospectus expressly discloses that the fund focuses on investments in large- and medium-capitalization companies.  The Replacement Portfolio focuses on large- and medium-capitalization companies because the MSCI World Index, the index from which the Replacement Portfolio’s securities are primarily selected, is comprised of large- and medium-capitalization companies.

strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $5.57 billion.  The proposed Substitution will involve approximately $346.79 million of the net assets of the Existing Portfolio’s Class 2 shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	American Funds Global Growth Fund	HIMCO VIT Global Core Equity Fund
Share Class	Class 2	Class IB
Management Fee	0.52%	0.50%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.03%	0.05%
Total Annual Operating Expenses	0.80%	0.75%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.80%	0.75%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — American Funds Global Growth Fund — Class 2 (Inception: 4/30/1997)
Class 2	2.31%	17.44%	10.52%	8.60%	9.44%
MSCI All Country World Index	4.16%	14.10%	9.17%	6.09%	N/A
Lipper Global Funds Index	3.86%	14.81%	9.09%	6.10%	6.22%
Replacement Portfolio — HIMCO VIT Global Core Equity Fund — Related Composite (Inception: 1/5/2005)
Related Composite (gross)	8.15%	19.12%	12.01%	N/A	7.40%
Related Composite (net)	7.35%	18.25%	11.18%	N/A	6.61%
MSCI World Index	4.94%	15.47%	10.20%	N/A	6.61%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000005735; C000005742; C000005743; C000005740; C000005741
HLA Separate Account 3 (File No. 811-08580)
C000006000; C000006007; C000006008; C000006006; C000006005

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000005818; C000062644; C000059372; C000005824; C000005825; C000005826; C000005827; C000062646; C000059378; C000005828; C000005829; C000005830; C000059369; C000059370; C000059375; C000059371; C000059376; C000059374

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166
HLA Separate Account 7 (File No. 811-09295)
C000061192

HPRM I	HLA Separate Account 7 (File No. 811-09295)
C000037969

Substitution No. 3.              American Funds Global Small Capitalization Fund (Class 2) replaced by HIMCO VIT Global Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

American Funds Global Small Capitalization Fund (Class 2)	HIMCO VIT Global Core Equity Fund (Class IB)

Investment Adviser	Investment Adviser

Capital Research and Management Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Long-term growth of capital	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Normally invests at least 80% of its net assets in growth-oriented common stocks and other equity type securities (such as preferred stocks, convertible preferred stocks and convertible bonds) of companies with small market capitalizations, measured at the time of purchase. Currently defines

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics

“small market capitalization” companies as companies with market capitalizations of $4.0 billion or less. The investment adviser has periodically re-evaluated and adjusted this definition and may continue to do so in the future.

•                  As a fund that seeks to invest globally, the fund will allocate assets among securities of companies domiciled in various countries, including the United States and countries with emerging markets (but in no fewer than three countries).

•                  Under normal market conditions, seeks to invest at least 30% of its net assets in issuers outside the United States.

•                  The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively valued companies that, in its opinion, represent good, long-term investment opportunities. The investment adviser believes that an important way to accomplish this is through fundamental analysis.

to the companies included in the Morgan Stanley Capital International (“MSCI”) World Index,(23) selected using a proprietary quantitative model.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities.

•                  May also invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies, including securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

•                  Under normal circumstances, at least 40% (and normally not less than 30%) of the fund’s net assets will be invested in or exposed to foreign securities or derivative instruments with exposure to foreign securities of at least three different countries outside the United States. Investments are deemed to be “foreign” if: (a) an issuer’s domicile or location of headquarters is in a foreign country; (b) an issuer derives a significant proportion (at least 50%) of its revenues or profits from goods produced or sold, investments made, or services performed in a foreign country or has at least 50% of its assets situated in a foreign country; (c) the principal trading market for a security is located in a foreign country; or (d) it is a foreign currency.

•                  May use derivatives, including futures, contracts for difference, swap agreements and/or foreign exchange transactions, to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Market Conditions • Issuer • Investing in Growth-Oriented Stocks • Investing in Small Companies • Investing Outside the United States • Investing in Emerging Markets • Management	• Market • Foreign Investments • Emerging Markets • Derivatives • Quantitative Investing • Currency • Convertible Securities • Liquidity • Forward Currency Contracts

(23)  The MSCI World Index captures large- and medium-capitalization representation across 23 developed markets countries. With 1,636 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

• Future and Options • Equity Securities

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have identical investment objectives and substantially similar principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with long-term growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities of issuers located around the world, and each of the Existing Portfolio and Replacement Portfolio typically seeks to invest a substantial percentage of its net assets (at least 30% and 40%, respectively) in foreign securities.  With respect to the Portfolios’ investments in foreign securities, each Portfolio has the flexibility to invest in emerging markets.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio principally invests only in small-capitalization companies, while the Replacement Portfolio principally invests only in large- and medium-capitalization companies.  Nonetheless, the market-capitalizations of the companies in which the Portfolios invest overlap to an extent.  Specifically, the Existing Portfolio currently defines “small market capitalization” as companies with market capitalizations of $4.0 billion or less, but, as of December 31, 2014, the market capitalization of the smallest company included in the MSCI World Index, the index from which Replacement Portfolio’s will primarily be selected, was $845.75 million.(24)  Also, Contract owners may benefit from the Replacement Portfolio’s focus on large- and medium-capitalization companies, as the securities of large- and, to a lesser extent, medium-capitalization companies are generally considered to be less volatile than securities of small-capitalization companies.  Another difference between the Portfolios is that the Existing Portfolio qualitatively utilizes growth investment strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities.  Nevertheless, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Furthermore, as reflected in the performance history table below, the Portfolios use only global equity indices as performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $4.20 billion.  The proposed Substitution will involve approximately $238.15 million of the net assets of the Existing Portfolio’s Class 2 shares and of the Existing Portfolio’s total net assets.

(24)  As of December 31, 2014, the average and median market capitalization of the companies comprising the MSCI World Index was $20,224.23 million and $8,987.73 million, respectively.

	Existing Portfolio	Replacement Portfolio
	American Funds Global Small Capitalization Fund	HIMCO VIT Global Core Equity Fund
Share Class	Class 2	Class IB
Management Fee	0.70%	0.50%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.04%	0.05%
Total Annual Operating Expenses	0.99%	0.75%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.99%	0.75%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — American Funds Global Small Capitalization Fund — Class 2 (Inception: 4/30/1998)
Class 2	2.12%	15.68%	8.91%	8.05%	9.66%
MSCI All Country World Small Cap Index	2.20%	16.13%	12.06%	8.60%	8.17%
Lipper Global Small-/Mid-Cap Funds Average	-0.38%	13.35%	9.28%	N/A	N/A
Replacement Portfolio — HIMCO VIT Global Core Equity Fund — Related Composite (Inception: 1/5/2005)
Related Composite (gross)	8.15%	19.12%	12.01%	N/A	7.40%
Related Composite (net)	7.35%	18.25%	11.18%	N/A	6.61%
MSCI World Index	4.94%	15.47%	10.20%	N/A	6.61%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000005735; C000005742; C000005743; C000005740; C000005741
HLA Separate Account 3 (File No. 811-08580)
C000006000; C000006007; C000006008; C000006006; C000006005

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166
HLA Separate Account 7 (File No. 811-09295)
C000061192

HPRM I	HLA Separate Account 7 (File No. 811-09295)
C000037969

Substitution No. 4.	Franklin Mutual Global Discovery VIP Fund (Class 2; Class 4) replaced by HIMCO VIT Global Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Franklin Mutual Global Discovery VIP Fund (Class 2; Class 4)	HIMCO VIT Global Core Equity Fund (Class IB)

Investment Adviser	Investment Adviser

Franklin Mutual Advisers, LLC	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Under normal market conditions, invests primarily in equity securities (including securities convertible into, or that the investment manager expects to be exchanged for, common or preferred stock) of U.S. and foreign companies that the investment adviser believes are available at market prices less than their value based on certain recognized or objective criteria (intrinsic value).

•                  Invests primarily in undervalued securities (securities trading at a discount to intrinsic value).

•                  The equity securities in which the fund invests are primarily common stock.

•                  To a lesser extent, invests in merger arbitrage securities and the debt and equity of distressed companies.

•                  Not limited to pre-set maximums or minimums governing the size of the companies in which the fund may invest. Currently invests the equity

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Morgan Stanley Capital International (“MSCI”) World Index,(25) selected using a proprietary quantitative model.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities.

•                  May also invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies, including securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

•                  Under normal circumstances, at least 40% (and normally not less than 30%) of the fund’s net assets

(25)  The MSCI World Index captures large- and medium-capitalization representation across 23 developed markets countries. With 1,636 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

portion of its portfolio primarily to predominantly in mid- and large-cap companies, with the remaining portion of its equity portfolio in smaller companies.

•                  Invests substantially and potentially up to 100% of its assets in foreign securities, which may include sovereign debt and participations in foreign government debt. Presently does not intend to invest more than a portion (no more than 25%) of its assets in securities of issuers located in emerging market countries.

•                  May attempt, from time to time, to hedge (protect) against currency risks, largely using currency forward contracts and currency futures contracts (including currency index futures contracts).

•                  May, from time to time, attempt to hedge against market risk using a variety of derivatives.

will be invested in or exposed to foreign securities or derivative instruments with exposure to foreign securities of at least three different countries outside the United States. Investments are deemed to be “foreign” if: (a) an issuer’s domicile or location of headquarters is in a foreign country; (b) an issuer derives a significant proportion (at least 50%) of its revenues or profits from goods produced or sold, investments made, or services performed in a foreign country or has at least 50% of its assets situated in a foreign country; (c) the principal trading market for a security is located in a foreign country; or (d) it is a foreign currency.

•                  May use derivatives, including futures, contracts for difference, swap agreements and/or foreign exchange transactions, to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Market • Value Style Investing • Foreign Securities • Smaller and Midsize Companies • Derivative Instruments • Merger Arbitrage Securities and Distressed Companies • Management

•                  Market

•                  Foreign Investments

•                  Emerging Markets

•                  Derivatives

•                  Quantitative Investing

•                  Currency

•                  Convertible Securities

•                  Liquidity

•                  Forward Currency Contracts

•                  Future and Options

•                  Equity Securities

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities of issuers located around the world, and each of the Existing Portfolio and the Replacement Portfolio typically seeks to invest a substantial percentage of its assets (up to 100% of total assets and at least 40% of net assets, respectively) in foreign securities.  With respect to the Portfolios’ investments in foreign securities, each Portfolio has the flexibility to invest in emerging markets.  Also, each Portfolio focuses on investments in large- and medium-capitalization companies.(26)

(26) The Existing Portfolio’s prospectus expressly discloses that the fund focuses on investments in large- and medium-capitalization companies.  The Replacement Portfolio focuses on large- and medium-capitalization companies because the MSCI World Index, the index from which the Replacement Portfolio’s securities are primarily selected, is comprised of large- and medium-capitalization companies.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Existing Portfolio may principally invest in debt securities, the Replacement Portfolio’s investments in preferred stock may provide Contract owners with the similar benefits in the form of fixed income.  Also, even though the Existing Portfolio utilizes qualitative value investment strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Furthermore, as reflected in the performance history table below, the Existing Portfolio uses the MSCI World Index, the same index from which the Replacement Portfolio’s securities will primarily be selected, as a performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $747.99 million.  The proposed Substitution will involve approximately $350.78 million of the net assets of the Existing Portfolio’s Class 2 shares, $47.71 million of the net assets of the Existing Portfolio’s Class 4 shares, and $398.49 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Franklin Mutual Global Discovery VIP Fund		HIMCO VIT Global Core Equity Fund
Share Class	Class 2	Class 4	Class IB
Management Fee	0.94%	0.94%	0.50%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.35%	0.20%
Other Expenses	0.03%	0.03%	0.05%
Total Annual Operating Expenses	1.22%	1.32%	0.75%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	1.22%	1.32%	0.75%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Franklin Mutual Global Discovery VIP Fund — Class 2 (Inception: 1/6/1999)
Class 2	5.71%	15.21%	10.69%	8.87%	9.51%
MSCI World Index	4.94%	15.47%	10.20%	6.03%	N/A
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	5.00%
Existing Portfolio — Franklin Mutual Global Discovery VIP Fund — Class 4 (Inception: 2/29/2008)
Class 4	5.60%	15.11%	10.59%	N/A	6.71%
MSCI World Index	4.94%	15.47%	10.20%	N/A	4.65%
S&P 500 Index	13.69%	20.41%	15.45%	N/A	8.96%
Replacement Portfolio — HIMCO VIT Global Core Equity Fund — Related Composite (Inception: 1/5/2005)
Related Composite (gross)	8.15%	19.12%	12.01%	N/A	7.40%
Related Composite (net)	7.35%	18.25%	11.18%	N/A	6.61%
MSCI World Index	4.94%	15.47%	10.20%	N/A	6.61%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000037958
HLA Separate Account 3 (File No. 811-08580)
C000037959

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191; C000078889

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761; C000105762
HLA Separate Account 7 (File No. 811-09295)
C000080961; C000093063; C000103263; C000105764; C000093061

Substitution No. 5.	MFS Global Equity Series (Initial Class) replaced by HIMCO VIT Global Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS Global Equity Series (Initial Class)	HIMCO VIT Global Core Equity Fund (Class IB)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Normally invests at least 80% of the fund’s net assets in equity securities, including common stocks, preferred stocks, securities convertible into stocks, equity interests in real estate investment trusts (REITs), and depositary receipts for such securities.

•                  Not constrained to any particular investment style. The investment adviser may invest the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies), in the stocks of companies it believes are undervalued compared to their perceived worth (value companies), or in a combination of growth and value companies.

•                  May invest in companies of any size, but generally focuses on companies with large-capitalizations.

•                  May invest in U.S. and foreign securities, including emerging market securities.

•                  May invest a large percentage of the fund’s assets in issuers in a single country, a small number of countries, or a particular geographic region.

•                  Uses a bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Morgan Stanley Capital International (“MSCI”) World Index,(27) selected using a proprietary quantitative model.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities.

•                  May also invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies, including securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

•                  Under normal circumstances, at least 40% (and normally not less than 30%) of the fund’s net assets will be invested in or exposed to foreign securities or derivative instruments with exposure to foreign securities of at least three different countries outside the United States. Investments are deemed to be “foreign” if: (a) an issuer’s domicile or location of headquarters is in a foreign country; (b) an issuer derives a significant proportion (at least 50%) of its revenues or profits from goods produced or sold, investments made, or services performed in a foreign country or has at least 50% of its assets situated in a foreign country; (c) the principal trading market for a security is located in a foreign

(27)  The MSCI World Index captures large- and medium-capitalization representation across 23 developed markets countries. With 1,636 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

country; or (d) it is a foreign currency.

•                  May use derivatives, including futures, contracts for difference, swap agreements and/or foreign exchange transactions, to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Stock Market/Company • Foreign and Emerging Markets • Currency • Geographic Focus • Liquidity • Investment Selection

•                  Market

•                  Foreign Investments

•                  Emerging Markets

•                  Derivatives

•                  Quantitative Investing

•                  Currency

•                  Convertible Securities

•                  Liquidity

•                  Forward Currency Contracts

•                  Future and Options

•                  Equity Securities

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities of issuers located around the world.  With respect to the Portfolios’ investments in foreign securities, each Portfolio has the flexibility to invest in emerging markets.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio focuses on large-capitalization companies, while the Replacement Portfolio focuses on large- and medium-capitalization companies.(28)  This difference does not introduce Contract owners to materially different investment strategies or risks, however, as the Existing Portfolio maintains the flexibility to principally invest in companies of any size.  Another difference is that the Existing Portfolio utilizes qualitative growth and value investment strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities (although the Existing Portfolio may use quantitative techniques as well).  This difference also is not material, however, because the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Furthermore, as reflected in the performance history table below, the Existing Portfolio uses the MSCI World Index, the same index from which the

(28)  The Existing Portfolio’s prospectus expressly discloses that the fund focuses on investments in large-capitalization companies.  The Replacement Portfolio focuses on large- and medium-capitalization companies because the MSCI World Index, the index from which the Replacement Portfolio’s securities are primarily selected, is comprised of large- and medium-capitalization companies.

Replacement Portfolio’s securities will primarily be selected, as a performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $58.17 million.  The proposed Substitution will involve approximately $28.47 million of the net assets of the Existing Portfolio’s Initial Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	MFS Global Equity Series	HIMCO VIT Global Core Equity Fund
Share Class	Initial Class	Class IB
Management Fee	1.00%	0.50%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.20%
Other Expenses	0.31%	0.05%
Total Annual Operating Expenses	1.31%	0.75%
Fee Waiver / Expense Reimbursement	(0.16)%	N/A
Net Annual Operating Expenses	1.15%	0.75%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — MFS Global Equity Series — Initial Class (Inception: 5/3/1999)
Initial Class	3.87%	17.87%	11.97%	8.45%	7.50%
MSCI World Gross Index	5.50%	16.13%	10.81%	6.61%	N/A
Replacement Portfolio — HIMCO VIT Global Core Equity Fund — Related Composite (Inception: 1/5/2005)
Related Composite (gross)	8.15%	19.12%	12.01%	N/A	7.40%
Related Composite (net)	7.35%	18.25%	11.18%	N/A	6.61%
MSCI World Net Index	4.94%	15.47%	10.20%	N/A	6.61%

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Substitution No. 6.	Oppenheimer Global Fund/VA (Service Class) replaced by HIMCO VIT Global Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Oppenheimer Global Fund/VA (Service Class)	HIMCO VIT Global Core Equity Fund (Class IB)

Investment Adviser	Investment Adviser

OFI Global Asset Management, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

OppenheimerFunds, Inc.	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests mainly in common stock of U.S. and foreign companies.

•                  Can invest without limit in foreign securities and can invest in any country, including countries with developing or emerging markets. Currently emphasizes investments in developed markets such as the United States, Western European countries and Japan.

•                  Does not limit investments to companies in a particular market capitalization range, but primarily invests in mid- and large-cap companies.

•                  Under normal market conditions, invests in at least three different countries (one of which may be the United States).

•                  Typically invests in a number of different countries, but not required to allocate its investments in any set

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Morgan Stanley Capital International (“MSCI”) World Index,(29) selected using a proprietary quantitative model.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities.

•                  May also invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies, including securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

(29)  The MSCI World Index captures large- and medium-capitalization representation across 23 developed markets countries. With 1,636 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

percentages in any particular countries.

•                  Portfolio manager primarily looks for quality companies, regardless of domicile, that have sustainable growth. His investment approach combines a thematic approach to idea generation with bottom-up, fundamental company analysis. The portfolio manager seeks to identify secular changes in the world and looks for pockets of durable change that he believes will drive global growth for the next decade.

•                  Portfolio manager has a long-term investment horizon of typically three to five years. He also has a contrarian buy discipline; he buys high quality companies that fit his investment criteria when their valuations underestimate their long-term earnings potential.

•                  Under normal circumstances, at least 40% (and normally not less than 30%) of the fund’s net assets will be invested in or exposed to foreign securities or derivative instruments with exposure to foreign securities of at least three different countries outside the United States. Investments are deemed to be “foreign” if: (a) an issuer’s domicile or location of headquarters is in a foreign country; (b) an issuer derives a significant proportion (at least 50%) of its revenues or profits from goods produced or sold, investments made, or services performed in a foreign country or has at least 50% of its assets situated in a foreign country; (c) the principal trading market for a security is located in a foreign country; or (d) it is a foreign currency.

•                  May use derivatives, including futures, contracts for difference, swap agreements and/or foreign exchange transactions, to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

•                  Main Risks of Investing in Stock

•                  Industry and Sector Focus

•                  Main Risks of Growth Investing

•                  Main Risks of Foreign Investing

•                  Special Risks of Developing and Emerging Markets

•                  Eurozone Investment Risks

•                  Main Risks of Small- and Mid-Sized Companies

•                  Investing in Special Situations

•                  Market

•                  Foreign Investments

•                  Emerging Markets

•                  Derivatives

•                  Quantitative Investing

•                  Currency

•                  Convertible Securities

•                  Liquidity

•                  Forward Currency Contracts

•                  Future and Options

•                  Equity Securities

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities of issuers located around the world, and each Portfolio may invest a substantial percentage of its assets (up to 100% of total assets and at least 40% of net assets, respectively) in foreign securities.  With respect to the Portfolios’ investments in foreign securities, each Portfolio has the flexibility to invest in emerging markets.  Also, each Portfolio focuses on investments in large- and medium-capitalization companies.(30)

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though the Existing Portfolio utilizes qualitative growth investment strategies while the Replacement Portfolio utilizes quantitative techniques to primarily select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Also, as reflected in the performance history table below, the Portfolios use only global equity indices as performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $2.67 billion.  The proposed Substitution will involve approximately $251.15 million of the net assets of the Existing Portfolio’s Service Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Oppenheimer Global Fund/VA	HIMCO VIT Global Core Equity Fund
Share Class	Service Class	Class IB
Management Fee	0.63%	0.50%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.14%	0.05%
Total Annual Operating Expenses	1.02%	0.75%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	1.02%	0.75%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Oppenheimer Global Fund/VA — Service Shares (Inception: 7/13/2000)
Service Shares	2.06%	16.16%	10.66%	6.96%	5.28%
MSCI All Country World Index	4.16%	14.10%	9.17%	6.09%	N/A
Replacement Portfolio — HIMCO VIT Global Core Equity Fund — Related Composite (Inception: 1/5/2005)
Related Composite (gross)	8.15%	19.12%	12.01%	N/A	7.40%
Related Composite (net)	7.35%	18.25%	11.18%	N/A	6.61%
MSCI World Index	4.94%	15.47%	10.20%	N/A	6.61%

(30)  The Existing Portfolio’s prospectus expressly discloses that the fund focuses on investments in large- and medium-capitalization companies.  The Replacement Portfolio focuses on large- and medium-capitalization companies because the MSCI World Index, the index from which the Replacement Portfolio’s securities are primarily selected, is comprised of large- and medium-capitalization companies.

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360; C000037958

HLA Separate Account 3 (File No. 811-08580)
C000005998; C000059358; C000006002; C000006004; C000059367; C000006001; C000006003; C000037959

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

Substitution No. 7.	PIMCO EqS Pathfinder Portfolio (Advisor Class) replaced by HIMCO VIT Global Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

PIMCO EqS Pathfinder Portfolio (Advisor Class)	HIMCO VIT Global Core Equity Fund (Class IB)

Investment Adviser	Investment Adviser

Pacific Investment Management Company LLC	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests under normal circumstances in equity securities, including common and preferred stock (and securities convertible into, or that the investment adviser expects to be exchanged for, common or preferred stock), of issuers that the investment adviser believes are undervalued.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Morgan Stanley

•                  Bottom-up value investment style attempts to identify securities that are undervalued by the market in comparison to the investment adviser’s own determination of the company’s value, taking into account criteria such as asset value, book value and cash flow and earnings estimates.

•                  When making investments, PIMCO evaluates the merits of each investment separately and there are no specific limitations on the value, asset size, earnings or industry classification of the Portfolio’s investments.

•                  May invest in securities issued by large-capitalization, mid-capitalization and small-capitalization companies. Generally considers large- and mid-cap companies to be those with market capitalizations greater than $1.5 billion.

•                  May invest, without limitation, in securities and instruments that are economically tied to foreign (non-U.S.) countries. May also invest in securities and instruments that are economically tied to emerging market countries.

•                  May also invest in U.S. and non-U.S. sovereign government debt and other debt securities, including bank loans, that the investment adviser selects on the basis of its determination of the security’s value and not necessarily based on the coupon rate or credit rating of the security.

•                  Debt investments may include high yield securities (“junk bonds”) of any rating.

•                  May invest in the securities of distressed companies including defaulted securities, which typically involve investments in lower-rated debt securities and loans but may also include equity securities of distressed companies.

•                  May invest in commodity-related investments. Will seek to gain exposure to the commodity futures markets primarily through investments in swap agreements and futures, and through investments in a wholly-owned subsidiary of the portfolio organized under the laws of the Cayman Islands that may invest without limitation in investment vehicles that invest in physical commodities, commodity index-linked swap agreements and other commodity-linked derivative instruments.

Capital International (“MSCI”) World Index,(31) selected using a proprietary quantitative model.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities.

•                  May also invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies, including securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

•                  Under normal circumstances, at least 40% (and normally not less than 30%) of the fund’s net assets will be invested in or exposed to foreign securities or derivative instruments with exposure to foreign securities of at least three different countries outside the United States. Investments are deemed to be “foreign” if: (a) an issuer’s domicile or location of headquarters is in a foreign country; (b) an issuer derives a significant proportion (at least 50%) of its revenues or profits from goods produced or sold, investments made, or services performed in a foreign country or has at least 50% of its assets situated in a foreign country; (c) the principal trading market for a security is located in a foreign country; or (d) it is a foreign currency.

•                  May use derivatives, including futures, contracts for difference, swap agreements and/or foreign exchange transactions, to gain equity exposure and to manage cash flows into or out of the fund effectively.

(31)  The MSCI World Index captures large- and medium-capitalization representation across 23 developed markets countries. With 1,636 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

•                  May engage in a risk arbitrage strategy to take advantage of a perceived relationship between the values of two securities. Under an arbitrage strategy, may purchase one security while selling short another security.

•                  May attempt to hedge foreign currency exposure using foreign currency exchange contracts and other investments and may utilize derivative instruments to hedge against other market risks.

•                  May invest in derivative instruments, such as options, futures contracts or swap agreements.

•                  May purchase or sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales.

•                  May enter into reverse repurchase agreements and lend portfolio securities.

•                  May purchase securities to seek to influence or control management of an issuer, or may invest in other companies that do so.

Principal Risks	Principal Risks

•                  Equity

•                  Value Investing

•                  Foreign (Non-U.S.) Investment Risk

•                  Emerging Markets Risk

•                  Market Risk

•                  Issuer Risk

•                  Interest Rate

•                  Credit

•                  High Yield and Distressed Company

•                  Currency

•                  Liquidity

•                  Leveraging

•                  Management

•                  Small-Cap and Mid-Cap Company

•                  Arbitrage

•                  Derivatives

•                  Short Sale

•                  Commodity

•                  Tax

•                  Subsidiary

•                  Market

•                  Foreign Investments

•                  Emerging Markets

•                  Derivatives

•                  Quantitative Investing

•                  Currency

•                  Convertible Securities

•                  Liquidity

•                  Forward Currency Contracts

•                  Future and Options

•                  Equity Securities

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.    Each Portfolio seeks to achieve its investment objective by investing in equity securities of issuers located around the world, and each Portfolio may invest a substantial percentage of its assets (up to 100% of total assets and at least 40% of net assets, respectively) in foreign securities.  With respect to the Portfolios’ investments in foreign securities, each Portfolio has the flexibility to invest in emerging markets.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio may principally invest in a larger spectrum of securities than the Replacement Portfolio (e.g., non-investment grade debt securities, defaulted securities, and commodity-related investments).  Contract owners may benefit from this difference, however, as the securities in which the Replacement Portfolio principally invests are generally considered to be less volatile than many of the securities in which only the Existing Portfolio principally invests.  Also, only the Existing Portfolio may principally invest in small-capitalization companies, while the Replacement Portfolio principally invests only in large- and medium-capitalization companies.(32)  This difference does not introduce Contract owners to materially different investment strategies or risks, however, as the Existing Portfolio maintains the flexibility to principally invest in companies of any size.  Furthermore, even though the Existing Portfolio utilizes qualitative growth and income investment strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Moreover, as reflected in the performance history table below, the Existing Portfolio uses the MSCI World Index, the same index from which the Replacement Portfolio’s securities will primarily be selected, as its performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $432.53 million.  The proposed Substitution will involve approximately $8.02 million of the net assets of the Existing Portfolio’s Advisor Class shares and of the Existing Portfolio’s total net assets.

(32)  The Existing Portfolio’s prospectus expressly discloses that it may invest in small-capitalization companies, as well as large- and medium-capitalization companies.  The Replacement Portfolio focuses on large- and medium-capitalization companies because the MSCI World Index, the index from which the Replacement Portfolio’s securities are primarily selected, is comprised of large- and medium-capitalization companies.

	Existing Portfolio	Replacement Portfolio
	PIMCO EqS Pathfinder Portfolio	HIMCO VIT Global Core Equity Fund
Share Class	Advisor Class	Class IB
Management Fee	1.10%	0.50%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.01%	0.05%
Acquired Fund Fees and Expenses	0.02%	N/A
Total Annual Operating Expenses	1.38%	0.75%
Fee Waiver / Expense Reimbursement	(0.15)%	N/A
Net Annual Operating Expenses	1.23%	0.75%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — PIMCO EqS Pathfinder Portfolio — Advisor Class (Inception: 4/14/2010)
Advisor Class	0.90%	9.70%	N/A	N/A	5.67%
MSCI World Index	4.94%	15.47%	N/A	N/A	9.35%
Replacement Portfolio — HIMCO VIT Global Core Equity Fund — Related Composite (Inception: 1/5/2005)
Related Composite (gross)	8.15%	19.12%	12.01%	N/A	7.40%
Related Composite (net)	7.35%	18.25%	11.18%	N/A	6.61%
MSCI World Index	4.94%	15.47%	10.20%	N/A	6.61%

Contracts Affected

Suite	Contracts Affected
HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059 (B-, I-, L-Shares); C000093060; C000093064; C000105760; C000105761; C000105762
HLA Separate Account 7 (File No. 811-09295)
C000093061(B-, I-, L-Shares); C000093063; C000105764

Substitution No. 8.	Templeton Growth VIP Fund (Class 2; Class 4) replaced by HIMCO VIT Global Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Templeton Growth VIP Fund (Class 2; Class 4)	HIMCO VIT Global Core Equity Fund (Class IB)

Investment Adviser	Investment Adviser

Templeton Global Advisors Limited	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Long-term capital growth	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Under normal market conditions, invests predominantly in the equity securities of companies located anywhere in the world, including developing markets.

•                  The equity securities in which the fund primarily invests are common stock.

•                  Although the fund seeks investments across a number of countries and sectors, from time to time, based on economic conditions, the fund may have significant positions in particular countries or sectors.

•                  When choosing equity investments, the investment adviser applies a “bottom-up,” value-oriented, long-term approach, focusing on the market price of a company’s securities relative to the investment adviser’s evaluation of the company’s long-term earnings, asset value and cash flow potential. The investment adviser also considers a company’s price/earnings ratio, price/cash flow ratio, profit margins and liquidation value.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Morgan Stanley Capital International (“MSCI”) World Index,(33) selected using a proprietary quantitative model.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities.

•                  May also invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies, including securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

•                  Under normal circumstances, at least 40% (and normally not less than 30%) of the fund’s net assets will be invested in or exposed to foreign securities or derivative instruments with exposure to foreign securities of at least three different countries outside the United States. Investments are deemed to be “foreign” if: (a) an issuer’s domicile or location of headquarters is in a foreign country; (b) an issuer derives a significant proportion (at least 50%) of its revenues or profits from goods produced or sold, investments made, or services performed in a foreign country or has at least 50% of its assets situated in a foreign country; (c) the principal trading market for a security is located in a foreign country; or (d) it is a foreign currency.

•                  May use derivatives, including futures, contracts for difference, swap agreements and/or foreign exchange transactions, to gain equity exposure and to manage cash flows into or out of the fund effectively.

(33)  The MSCI World Index captures large- and medium-capitalization representation across 23 developed markets countries. With 1,636 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

Principal Risks	Principal Risks

• Market • Foreign Securities • Developing Market Countries • Smaller and Midsize Companies • Value Style Investing • Management • Focus

•                  Market

•                  Foreign Investments

•                  Emerging Markets

•                  Derivatives

•                  Quantitative Investing

•                  Currency

•                  Convertible Securities

•                  Liquidity

•                  Forward Currency Contracts

•                  Future and Options

•                  Equity Securities

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have identical investment objectives and substantially similar principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with long-term growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities of issuers located around the world, and each Portfolio may invest significantly in foreign securities.  With respect to the Portfolios’ investments in foreign securities, each Portfolio has the flexibility to invest in emerging markets.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio may principally invest in small-capitalization companies, while the Replacement Portfolio principally invests only in large- and medium-capitalization companies.(34)  Contract owners may benefit from the Replacement Portfolio’s focus on large- and medium-capitalization companies, however, as the securities of large- and, to a lesser extent, medium-capitalization companies are generally considered to be less volatile than securities of small-capitalization companies.  Also, even though the Existing Portfolio utilizes qualitative value investment strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Portfolios invest in similar classes and have similar geographic focuses.  Furthermore, as reflected in the performance history table below, the Existing Portfolio uses the MSCI World Index, the same index from which the Replacement Portfolio’s securities will primarily be selected, as a performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are

(34)  The Existing Portfolio’s prospectus discloses that the risks associated with investments in medium- and small-capitalization companies are principal investment risks of the fund, indicating that the Existing Portfolio may principally invest in medium- and small-capitalization companies.  The Replacement Portfolio focuses on large- and medium-capitalization companies because the MSCI World Index, the index from which the Replacement Portfolio’s securities are primarily selected, is comprised of large- and medium-capitalization companies.

sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $1.80 billion.  The proposed Substitution will involve approximately $403.50 million of the net assets of the Existing Portfolio’s Class 2 shares, $58.40 million of the Existing Portfolio’s Class 4 shares, and $461.91 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Templeton Growth VIP Fund		HIMCO VIT Global Core Equity Fund
Share Class	Class 2	Class 4	Class IB
Management Fee	0.75%	0.75%	0.50%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.35%	0.20%
Other Expenses	0.03%	0.03%	0.05%
Total Annual Operating Expenses	1.03%	1.13%	0.75%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	1.03%	1.13%	0.75%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Templeton Growth VIP Fund — Class 2 (Inception: 1/6/1999)
Class 2	-2.81%	15.46%	8.99%	4.67%	5.34%
MSCI World Index	4.94%	15.47%	10.20%	6.03%	N/A
MSCI All Country World Index	4.16%	14.10%	9.17%	6.09%	N/A
Existing Portfolio — Templeton Growth VIP Fund — Class 4 (Inception: 2/29/2008)
Class 4	-2.88%	15.37%	8.88%	N/A	3.76%
MSCI World Index	4.94%	15.47%	10.20%	N/A	4.65%
MSCI All Country World Index	4.16%	14.10%	9.17%	N/A	4.04%
Replacement Portfolio — HIMCO VIT Global Core Equity Fund — Related Composite (Inception: 1/5/2005)
Related Composite (gross)	8.15%	19.12%	12.01%	N/A	7.40%
Related Composite (net)	7.35%	18.25%	11.18%	N/A	6.61%
MSCI World Index	4.94%	15.47%	10.20%	N/A	6.61%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000005735; C000005742; C000005743; C000005740; C000005741; C000037958
HLA Separate Account 3 (File No. 811-08580)
C000006000; C000006007; C000006008; C000006006; C000006005; C000037959

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 9.	American Funds Growth Fund (Class 2) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

American Funds Growth Fund (Class 2)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Capital Research and Management Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Growth of capital	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

• Invests primarily in common stocks.	• Under normal circumstances, invests at least 80% of

•      Seeks to invest in companies that appear to offer superior opportunities for growth of capital.

•      May invest up to 25% of its assets in common stocks and other securities of issuers domiciled outside the United States.

•      Focuses on investments in medium to larger capitalization companies, but not limited to a particular capitalization size.

•      The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments.  The basic investment philosophy of the investment adviser is to seek to invest in attractively valued companies that, in its opinion, represent good, long-term investment opportunities.  The investment adviser believes that an important way to accomplish this is through fundamental analysis.

net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•      Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(35) selected using a proprietary quantitative model.

•      The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•      Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•      The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Market Conditions • Issuer Risks • Investing in Growth-Oriented Stocks • Investing Outside the United States • Management	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities.  In particular, the Existing Portfolio focuses on the equity securities of large- and medium-capitalization companies, and the Replacement Portfolio focuses on the equity securities of large-capitalization companies.

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to

(35)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

materially greater risks than before the proposed Substitution.  For example, even though only the Existing Portfolio partially focuses on medium-capitalization companies, each Portfolio focuses, at least in part, on large-capitalization companies.  Also, this difference does not introduce Contract owners to materially different investment strategies or risks, as the Existing Portfolio maintains the flexibility to principally invest in companies of any size.  Furthermore, even though only the Existing Portfolio may principally invest in foreign securities, each Portfolio predominately invests in the equity securities of U.S. companies.  Contract owners may benefit from this difference as well, as foreign securities are generally considered to be more volatile than the securities of U.S. companies, especially large-capitalization U.S. companies.  Moreover, even though the Existing Portfolio qualitatively utilizes growth strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Replacement Portfolio primarily selects its securities from the Russell 1000 Growth Index, which is constructed to provide a barometer for the U.S. large-capitalization growth segment.  Also, as reflected in the performance history table below, the Portfolios use growth indices as performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $22.76 billion.  The proposed Substitution will involve approximately $2.17 billion of the net assets of the Existing Portfolio’s Class 2 shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	American Funds Growth Fund	HIMCO VIT Large Cap Growth Fund
Share Class	Class 2	Class IB
Management Fee	0.33%	0.33%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.02%	0.02%
Total Annual Operating Expenses	0.60%	0.55%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.60%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — American Funds Growth Fund — Class 2 (Inception: 4/30/1997)
Class 2	8.51%	18.51%	13.59%	7.83%	10.34%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	7.45%
Lipper Growth Funds Index	10.28%	20.36%	14.46%	7.00%	6.46%
Lipper Capital Appreciation Funds Index	9.81%	19.48%	13.23%	8.02%	7.55%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000005735; C000005742; C000005743; C000005740; C000005741
HLA Separate Account 3 (File No. 811-08580)
C000006000; C000006007; C000006008; C000006006; C000006005

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166
HLA Separate Account 7 (File No. 811-09295)
C000061192

HPRM I	HLA Separate Account 7 (File No. 811-09295)
C000037969

Substitution No. 10.	Fidelity VIP Contrafund Portfolio (Service Class 2) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Fidelity VIP Contrafund Portfolio (Service Class 2)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Fidelity Management & Research Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

FMR Co., Inc. Fidelity Management & Research (U.K.) Inc. Fidelity Management & Research (Hong Kong) Limited Fidelity Management & Research (Japan) Inc. FIL Investment Advisors	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Long-term capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•      Normally invests primarily in common stocks.

•      Invests in securities of companies whose value the investment adviser believes is not fully recognized by the public.

•      Invests in domestic and foreign issuers.

•      Allocates assets across different market sectors (at present, consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecom services, and utilities).

•      Invests in “growth” stocks or “value” stocks or both.

•      Using fundamental analysis of factors such as each issuer’s financial condition and industry position, as well as market and economic conditions, to select investments.

•      Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•      Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(36) selected using a proprietary quantitative model.

•      The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•      Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•      The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Stock Market Volatility • Foreign Exposure • Issuer-Specific Changes	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

(36)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with long-term growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities.  In particular, the Existing Portfolio may invest in companies of any size, and the Replacement Portfolio focuses only on large-capitalization companies.

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Replacement Portfolio focuses on a particular market capitalization range, Contract owners will not be introduced to materially different investment strategies or risks because the Existing Portfolio maintains the flexibility to principally invest in companies of any size.  Also, only the Existing Portfolio may principally invest in foreign securities.  Contract owners may benefit from this difference, however, as foreign securities are generally considered to be riskier than the securities of large-capitalization U.S. companies.  Furthermore, even though the Existing Portfolio utilizes qualitative growth and value strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $19.71 billion.  The proposed Substitution will involve approximately $551.47 million of the net assets of the Existing Portfolio’s Service Class 2 shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Fidelity VIP Contrafund Portfolio	HIMCO VIT Large Cap Growth Fund
Share Class	Service Class 2	Class IB
Management Fee	0.55%	0.33%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.09%	0.02%
Total Annual Operating Expenses	0.89%	0.55%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.89%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Fidelity VIP Contrafund Portfolio — Service Class 2 (Inception: 1/12/2000)
Service Class 2	11.65%	19.30%	14.06%	8.61%	6.50%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	4.43%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360; C000037958

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003; C000037959

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 11.	Fidelity VIP Growth Portfolio (Service Class 2) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Fidelity VIP Growth Portfolio (Service Class 2)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Fidelity Management & Research Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

FMR Co., Inc. Fidelity Management & Research (U.K.) Inc. Fidelity Management & Research (Hong Kong) Limited Fidelity Management & Research (Japan) Inc.	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•      Normally invests primarily in common stocks.

•      Invests in companies that the investment adviser believes have above-average growth potential (stocks of these companies are often called “growth” stocks).

•      Invests in domestic and foreign issuers.

•      Uses fundamental analysis of factors such as each issuer’s financial condition and industry position, as well as market and economic conditions, to select investments.

•      Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•      Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(37) selected using a proprietary quantitative model.

•      The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•      Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•      The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Stock Market Volatility • Foreign Exposure • Issuer-Specific Changes • Growth Investing	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities

(37)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

• Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities.  In particular, the Existing Portfolio invests in the equity securities of companies of any size, and the Replacement Portfolio focuses on the equity securities of large-capitalization companies.

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Replacement Portfolio focuses on a particular market capitalization range, Contract owners will not be introduced to materially different investment strategies or risks because the Existing Portfolio maintains the flexibility to principally invest in companies of any size.  Also, only the Existing Portfolio may principally invest in foreign securities.  Contract owners may benefit from this difference, however, as foreign securities are generally considered to be more volatile than the securities of U.S. companies, especially large-capitalization U.S. companies.  Moreover, even though the Existing Portfolio utilizes qualitative growth strategies while the Replacement utilizes quantitative techniques to select its securities, the Replacement Portfolio primarily selects its securities from the Russell 1000 Growth Index, which is constructed to provide a barometer for the U.S. large-capitalization growth segment.  In addition, as reflected in the performance history table below, the Portfolios use growth indices as performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $4.82 billion.  The proposed Substitution will involve approximately $47.13 million of the net assets of the Existing Portfolio’s Service Class 2 shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Fidelity VIP Growth Portfolio	HIMCO VIT Large Cap Growth Fund
Share Class	Service Class 2	Class IB
Management Fee	0.55%	0.33%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.11%	0.02%
Total Annual Operating Expenses	0.91%	0.55%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.91%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Fidelity VIP Growth Portfolio — Service Class 2 (Inception: 1/12/2000)
Service Class 2	11.01%	19.98%	16.42%	7.46%	2.58%
Russell 3000 Growth Index	12.44%	20.25%	15.89%	8.50%	2.57%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360; C000037958

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003; C000037959

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

Substitution No. 12.	Franklin Flex Cap Growth VIP Fund (Class 2; Class 4) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Franklin Flex Cap Growth VIP Fund (Class 2; Class 4)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Franklin Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•      Under normal market conditions, invests predominantly in equity securities of companies that the investment adviser believes have the potential for capital appreciation.

•      The equity securities in which the fund invests are predominantly common stock.

•      The fund has the flexibility to invest in companies located, headquartered, or operating inside and outside the United States, across the entire market capitalization spectrum from small, emerging growth companies to well-established, large-cap companies.

•      A significant to substantial portion of the fund’s investments may be in smaller and mid-size companies.

•      In evaluating sector (broad industry) weightings in the fund’s investment portfolio, the investment adviser considers, but may deviate from, the relative weightings of sectors in the Russell 3000 Growth Index.

•      From time to time, may have significant positions in particular sectors such as technology (including electronic technology, technology services, biotechnology and health care technology) and health care.

•      The investment adviser uses fundamental, “bottom-up” research to seek companies meeting its criteria of growth potential, quality and valuation.

•      Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•      Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(38) selected using a proprietary quantitative model.

•      The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•      Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•      The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Market • Smaller and Midsize Companies • Growth Style Investing • Focus • Foreign Securities • Management	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

(38)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities.  In particular, the Existing Portfolio principally invests in the equity securities of  companies of any size, while the Replacement Portfolio focuses only on the equity securities of large-capitalization  companies.

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Replacement Portfolio focuses on a particular market capitalization range, Contract owners will not be introduced to materially different investment strategies or risks because the Existing Portfolio maintains the flexibility to principally invest in companies of any size.  Also, the Existing Portfolio may principally invest in foreign securities, while the Replacement Portfolio principally invests only in U.S. companies.  Contract owners may benefit from this difference, however, because the securities of U.S. companies, especially large-capitalization U.S. companies, are generally considered to be less volatile than foreign securities.  Furthermore, only the Existing Portfolio expressly discloses that it may take significant positions in sectors such as technology and health care.  Nonetheless, the Replacement Portfolio maintains the flexibility to invest in these and other sectors.   Moreover, even though the Existing Portfolio utilizes qualitative growth strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Replacement Portfolio primarily selects its securities from the Russell 1000 Growth Index, which is constructed to provide a barometer for the U.S. large-capitalization growth segment.  In addition, as reflected in the performance history table below, the Existing Portfolio uses the Russell 1000 Growth Index as its performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $124.71 million.  The proposed Substitution will involve approximately $44.39 million of the net assets of the Existing Portfolio’s Class 2 shares, $5.32 million of the Existing Portfolio’s Class 4 shares, and $49.71 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Franklin Flex Cap Growth VIP Fund		HIMCO VIT Large Cap Growth Fund
Share Class	Class 2	Class 4	Class IB
Management Fee	1.00%	1.00%	0.33%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.35%	0.20%
Other Expenses	0.16%	0.16%	0.02%
Total Annual Operating Expenses	1.41%	1.51%	0.55%
Fee Waiver / Expense Reimbursement	(0.45)%	(0.45)%	N/A
Net Annual Operating Expenses	0.96%	1.06%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Franklin Flex Cap Growth VIP Fund — Class 2 (Inception: 3/1/2005)
Class 2	6.11%	16.81%	12.01%	N/A	6.93%
Russell 3000 Growth Index	12.44%	20.25%	15.89%	N/A	8.83%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	N/A	8.81%
S&P 500 Index	13.69%	20.41%	15.45%	N/A	7.79%
Existing Portfolio — Franklin Flex Cap Growth VIP Fund — Class 4 (Inception: 2/29/2008)
Class 4	5.98%	16.70%	11.90%	N/A	8.13%
Russell 3000 Growth Index	12.44%	20.25%	15.89%	N/A	10.31%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	N/A	10.25%
S&P 500 Index	13.69%	20.41%	15.45%	N/A	8.96%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059455; C000005820; C000005831; C000005819; C000005821
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000005972; C000005961; C000005960; C000005962

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059 (C-Shares)
HLA Separate Account 7 (File No. 811-09295)
C000093061 (C-Shares); C000103263

Substitution No. 13.	Franklin Large Cap Growth VIP Fund (Class 2) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Franklin Large Cap Growth VIP Fund (Class 2)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Franklin Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•      Under normal market conditions, invests at least 80% of its net assets in investments of large-capitalization (large-cap) companies. Large-cap companies are those with market capitalizations (share price times the number of common stock shares outstanding) within those of the top 50% of companies in the Russell 1000 Index at the time of purchase.

•      Under normal market conditions, invests predominantly in equity securities, mostly common stocks.

•      May also invest up to 20% of net assets in investments of small to medium capitalization companies and a portion of net assets in foreign securities.

•      Although the fund seeks investments across a number of sectors, from time to time, based on economic conditions, the fund may have significant positions in particular sectors.

•      Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•      Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(39) selected using a proprietary quantitative model.

•      The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•      Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•      The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into

(39)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

•      The investment manager is a research driven, fundamental investor, pursuing a growth strategy. As a “bottom-up” investor focusing primarily on individual securities, the investment manager seeks companies that have identifiable drivers of future earnings growth and that present, in the investment manager’s opinion, the best trade-off between that potential earnings growth, business and financial risk, and valuation.

or out of the fund effectively.

Principal Risks	Principal Risks

• Market • Growth Style Investing • Focus • Foreign Securities • Smaller and Midsize Companies • Management	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by investing at least 80% of its net assets in equity securities of large-capitalization U.S. companies.

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio may principally invest in foreign securities, while the Replacement Portfolio principally invests only in U.S. companies.  Similarly, the Existing Portfolio may principally invest in small- and medium-capitalization companies, while the Replacement Portfolio principally invests only in large-capitalization companies.  Contract owners may benefit from these differences, however, because the securities of large-capitalization U.S. companies are generally considered to be less volatile than foreign securities and securities of small- and, to a lesser extent, medium-capitalization companies.  Also, even though the Existing Portfolio utilizes qualitative growth strategies while the Replacement Portfolio utilizes quantitative techniques to select securities, the Replacement Portfolio primarily selects its securities from the Russell 1000 Growth Index, which is constructed to provide a barometer for the U.S. large-capitalization growth segment.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $311.07 million.  The proposed Substitution will involve approximately $112.63 million of the net assets of the Existing Portfolio’s Class 2 shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Franklin Large Cap Growth VIP Fund	HIMCO VIT Large Cap Growth Fund
Share Class	Class 2	Class IB
Management Fee	0.75%	0.33%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.04%	0.02%
Total Annual Operating Expenses	1.04%	0.55%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	1.04%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Franklin Large Cap Growth VIP Fund — Class 2 (Inception: 1/6/1999)
Class 2	12.46%	17.58%	12.31%	6.09%	5.28%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	5.00%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Substitution No. 14.            Invesco V.I. American Franchise Fund (Series I; Series II) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Invesco V.I. American Franchise Fund (Series I; Series II)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Invesco Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital growth	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•      Invests, under normal circumstances, at least 80% of net assets (plus any borrowings for investment purposes) in securities of U.S. issuers.  The fund deems an issuer to be a U.S. issuer if (i) its principal securities trading market (i.e., a U.S. stock exchange, NASDAQ or over-the-counter markets) is in the U.S.; (ii) alone or on a consolidated basis it derives 50% or more of its annual revenue from either goods produced, sales made or services performed in the U.S.; or (iii) it is organized under the laws of, or has a principal office in the U.S.

•      Invests primarily in equity securities of mid- and large- capitalization issuers.

•      The principal type of equity security in which the fund invests is common stock.

•      Invests primarily in securities that are considered by the fund’s portfolio managers to have potential for earnings or revenue growth.

•      May invest up to 20% of its net assets in securities of foreign issuers.

•      The investment adviser uses a bottom-up stock selection process designed to seek alpha (return on

•      Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•      Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(40) selected using a proprietary quantitative model.

•      The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•      Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•      The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

(40)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

investments in excess of the Russell 1000 Growth Index), and as well as a disciplined portfolio construction process designed to manage risk.  The investment adviser seeks to invest in companies with attractive growth outlooks at compelling valuation levels, including both stable and catalyst-driven growth opportunities.

Principal Risks	Principal Risks

• Equity • Foreign Securities • Growth Investing • Management • Market • Mid-Capitalization	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by investing at least 80% of its net assets in the equity securities of U.S. companies.  In particular, the Existing Portfolio focuses on the equity securities of large- and medium-capitalization U.S. companies, and the Replacement Portfolio focuses on the equity securities of large-capitalization U.S. companies.

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio may principally invest in foreign securities, while the Replacement Portfolio principally invests only in U.S. companies.  Similarly, the Existing Portfolio may invest primarily, in part, in medium-capitalization companies, while the Replacement Portfolio principally invests only in large-capitalization companies.  Contract owners may benefit from these differences, however, because the securities of large-capitalization U.S. companies are generally considered to be less volatile than foreign securities and securities of medium-capitalization companies.  Also, even though the Existing Portfolio utilizes qualitative growth strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Replacement Portfolio primarily selects its securities from the Russell 1000 Growth Index, which is constructed to provide a barometer for the U.S. large-capitalization growth segment.  Furthermore, as reflected in the performance history table below, the Existing Portfolio uses the Russell 1000 Growth Index as a performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $741.07 million.  The proposed Substitution will involve approximately $76.49 million of the net assets of the Existing Portfolio’s Series I shares, $4.35 million of the Existing Portfolio’s Series II shares, and $80.85 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. American Franchise Fund		HIMCO VIT Large Cap Growth Fund
Share Class	Series I	Series II	Class IB
Management Fee	0.67%	0.67%	0.33%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	0.20%
Other Expenses	0.29%	0.29%	0.02%
Total Annual Operating Expenses	0.96%	1.21%	0.55%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	0.96%	1.21%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Invesco V.I. American Franchise Fund — Series I (Inception: 7/3/1995)
Series I Shares	8.44%	20.01%	14.21%	7.89%	9.24%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	9.06%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	8.49%	8.23%
Lipper VUF Large-Cap Growth Funds Index	9.89%	19.89%	14.13%	7.61%	N/A
Existing Portfolio — Invesco V.I. American Franchise Fund — Series II (Inception: 9/18/2000)
Series II Shares	8.17%	19.69%	13.93%	7.62%	0.06%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	4.52%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	8.49%	2.31%
Lipper VUF Large-Cap Growth Funds Index	9.89%	19.89%	14.13%	7.61%	N/A
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Director M /	HL Separate Account 3 (File No. 811-08584)
Morgan	C000005742; C000005740; C000005741
Stanley	HLA Separate Account 3 (File No. 811-08580)
Proprietary	C000006007; C000006006; C000006005
Products

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455 C000059456; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059377; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192

Substitution No. 15.	MFS Core Equity Series (Initial Class) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS Core Equity Series (Initial Class)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Normally invests at least 80% of net assets in equity securities, including common stocks, preferred stocks, securities convertible into stocks, equity interests in real estate investment trusts (REITs), and depositary receipts for such securities.

•                  Not constrained to any particular investment style.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics

•                  May invest assets in the stocks of companies the investment adviser believes to have above average earnings growth potential compared to other companies (growth companies), in the stocks of companies it believes are undervalued compared to their perceived worth (value companies), or in a combination of growth and value companies.

•                  May invest in the fund’s assets in companies of any size.

•                  May invest in the fund’s assets in foreign securities.

•                  Uses a bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

to the companies included in the Russell 1000 Growth Index,(41) selected using a proprietary quantitative model.

•                  The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•                  The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Stock Market/Company • Foreign • Liquidity • Investment Selection	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities.  In particular, the Existing Portfolio focuses on the equity securities of companies of any size, and the Replacement Portfolio focuses on the equity securities of large-capitalization U.S. companies.

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Replacement Portfolio focuses on a particular market capitalization range, Contract owners will not be introduced to materially different investment strategies or risks because the Existing Portfolio maintains the flexibility to principally invest in companies of any size.  Also, the Existing Portfolio

(41)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

may principally invest in foreign securities, while the Replacement Portfolio principally invests only in U.S. companies.  Contract owners may benefit from this difference, however, because the securities of U.S. companies, especially large-capitalization U.S. companies, are generally considered to be less volatile than foreign securities.  Furthermore, even though the Existing Portfolio utilizes qualitative growth and value strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities (although the Existing Portfolio may also use quantitative techniques), the Portfolios generally invest in similar asset classes.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $67.45 million.  The proposed Substitution will involve approximately $28.73 million of the net assets of the Existing Portfolio’s Initial Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	MFS Core Equity Series	HIMCO VIT Large Cap Growth Fund
Share Class	Initial Class	Class IB
Management Fee	0.75%	0.33%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.20%
Other Expenses	0.25%	0.02%
Total Annual Operating Expenses	1.00%	0.55%
Fee Waiver / Expense Reimbursement	(0.10)%	N/A
Net Annual Operating Expenses	0.90%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — MFS Core Equity Series — Initial Class (Inception: 8/14/1996)
Initial Class	11.24%	20.28%	15.09%	7.66%	7.83%
Russell 3000 Index	12.56%	20.51%	15.63%	7.94%	8.55%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Director M /	HL Separate Account 3 (File No. 811-08584)
Morgan	C000005735; C000005742; C000005743; C000005740; C000005741
Stanley	HLA Separate Account 3 (File No. 811-08580)
Proprietary	C000006000; C000006007; C000006008; C000006006; C000006005
Products

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000005818 (II/IIR); C000059370 (I); C000062644; C000059372 (I/IR); C000005824 (II/IIR); C000005825 (II/IIR); C000005826 (II/IIR); C000059374 (II/IIR); C000005827 (II/IIR); C000062646; C000059376 (II/IIR); C000059378 (I/IR); C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959 (II/IR); C000062645; C000059373 (I/IR); C000005965 (II/IIR); C000005966 (II/IIR) C000005967 (II/IIR); C000005968 (II/IIR); C000062647; C000059379 (I/IR); C000005969; C000005970; C000005971

Substitution No. 16.	MFS Growth Series (Initial Class; Service Class) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS Growth Series (Initial Class; Service Class)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Normally invests the fund’s assets primarily in equity securities, including common stocks, preferred stocks, securities convertible into stocks, equity interests in real estate investment trusts (REITs), and depositary receipts for such securities.

•                  Focuses on investing in the stocks of companies it

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics believes to have above average earnings growth potential compared to other companies (growth companies).

•                  May invest the fund’s assets in companies of any size, but generally focuses on companies with large-capitalizations.

•                  May invest the fund’s assets in foreign securities.

•                  Uses a bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

to the companies included in the Russell 1000 Growth Index,(42) selected using a proprietary quantitative model.

•                  The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•                  The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Stock Market/Company • Growth Company • Foreign • Liquidity • Investment Selection	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities.  In particular, each Portfolio focuses on the equity securities of large-capitalization companies (although the Existing Portfolio maintains the flexibility to invest in companies of any size).

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio may principally invest in foreign securities, while the Replacement Portfolio principally invests only in U.S. companies.  Contract owners may benefit from this difference, however, because the securities of U.S. companies, especially large-capitalization U.S. companies, are generally considered to be less volatile than foreign securities.  Also, even though the Existing Portfolio

(42)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

utilizes qualitative growth strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities (although the Existing Portfolio may also utilize quantitative techniques), the Replacement Portfolio primarily selects its securities from the Russell 1000 Growth Index, which is constructed to provide a barometer for the U.S. large-capitalization growth segment.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $1.54 billion.  The proposed Substitution will involve approximately $167.57 million of the net assets of the Existing Portfolio’s Initial Class shares, $18.98 million of the Existing Portfolio’s Service Class shares, and $186.56 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	MFS Growth Series		HIMCO VIT Large Cap Growth Fund
Share Class	Initial Class	Service Class	Class IB
Management Fee	0.73%	0.73%	0.33%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	0.20%
Other Expenses	0.05%	0.05%	0.02%
Total Annual Operating Expenses	0.78%	1.03%	0.55%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	0.78%	1.03%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — MFS Growth Series — Initial Class (Inception: 7/24/1995)
Initial Class Shares	8.94%	20.51%	15.01%	9.48%	8.76%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	8.49%	8.14%
Existing Portfolio — MFS Growth Series — Service Class (Inception: 5/1/2000)
Service Class Shares	8.68%	20.20%	14.72%	9.21%	1.55%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	8.49%	2.05%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Director M /	HL Separate Account 3 (File No. 811-08584)
Morgan	C000005735; C000005742; C000005743; C000005740; C000005741
Stanley	HLA Separate Account 3 (File No. 811-08580)
Proprietary	C000006000; C000006007; C000006008; C000006006; C000006005
Products

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191; C000078889

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761; C000105762
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 17.	MFS Investors Growth Stock Series (Initial Class) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS Investors Growth Stock Series (Initial Class)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Normally invests at least 80% of net assets in stocks, including common stocks, preferred stocks, securities convertible into stocks, and depositary receipts for such securities.

•                  Focuses on investing in the stocks of companies the investment adviser believes to have above average earnings growth potential compared to other companies (growth companies).

•                  May invest the fund’s assets in companies of any size, but generally focuses on companies with large-capitalizations.

•                  May invest the fund’s assets in foreign securities.

•                  Uses a bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(43) selected using a proprietary quantitative model.

•                  The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•                  The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Stock Market/Company • Growth company • Foreign • Liquidity • Investment selection	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities.  In particular, each Portfolio focuses on the equity securities of large-capitalization companies (although the Existing Portfolio maintains the flexibility to invest in companies of any size).

(43)  The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.  The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution. For example, the Existing Portfolio may principally invest in foreign securities, while the Replacement Portfolio principally invests only in U.S. companies. Contract owners may benefit from this difference, however, because the securities of U.S. companies, especially large-capitalization U.S. companies, are generally considered to be less volatile than foreign securities. Also, even though the Existing Portfolio utilizes qualitative growth strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities (although the Existing Portfolio may also utilize quantitative techniques), the Replacement Portfolio primarily selects its securities from the Russell 1000 Growth Index, which is constructed to provide a barometer for the U.S. large-capitalization growth segment.  Moreover, as reflected in the performance history table below, the Existing Portfolio uses the Russell 1000 Growth Index as a performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar. Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $399.83 million. The proposed Substitution will involve approximately $47.59 million of the net assets of the Existing Portfolio’s Initial Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	MFS Investors Growth Stock Series	HIMCO VIT Large Cap Growth Fund
Share Class	Initial Class	Class IB
Management Fee	0.75%	0.33%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.20%
Other Expenses	0.07%	0.02%
Total Annual Operating Expenses	0.82%	0.55%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.82%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — MFS Investors Growth Stock Series — Initial Class (Inception: 5/3/1999)
Initial Class	11.45%	19.32%	13.95%	7.80%	4.71%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	8.49%	3.52%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000005735; C000005742; C000005743; C000005740; C000005741
HLA Separate Account 3 (File No. 811-08580)
C000006000; C000006007; C000006008; C000006006; C000006005

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Substitution No. 18.                                   MFS Research Series (Initial Class) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS Research Series (Initial Class)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

• Normally invests primarily in equity securities, including common stocks, preferred stocks, securities convertible into stocks, equity interests in	• Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of real estate investment trusts (REITs), and depositary receipts for such securities.

•                  Not constrained to any particular investment style, but may invest in the stocks of companies the investment adviser believes to have above average earnings growth potential compared to other companies (growth companies), in the stocks of companies it believes are undervalued compared to their perceived worth (value companies), or in a combination of growth and value companies.

•                  May invest the fund’s assets in companies of any size, but generally focuses on companies with large-capitalizations.

•                  May invest the fund’s assets foreign securities.

•                  Uses a bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

large-capitalization companies.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(44) selected using a proprietary quantitative model.

•                  The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•                  The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Stock Market/Company • Foreign • Liquidity • Investment Selection	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks. The investment objective of each Portfolio is to provide shareholders with growth of capital. Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities. In particular, each Portfolio focuses on the equity securities of large-capitalization companies (although the Existing Portfolio maintains the flexibility to invest in companies of any size).

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce

(44) The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution. For example, the Existing Portfolio may principally invest in foreign securities, while the Replacement Portfolio principally invests only in U.S. companies. Contract owners may benefit from this difference, however, because the securities of U.S. companies, especially large-capitalization U.S. companies, are generally considered to be less volatile than foreign securities. Also, even though the Existing Portfolio utilizes qualitative growth and value strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities (although the Existing Portfolio may also utilize quantitative techniques), the Portfolios invest in similar asset classes. Moreover, as reflected in the performance history table below, the Existing Portfolio uses the Russell 1000 Growth Index as a performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar. Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $728.31 million. The proposed Substitution will involve approximately $32.69 million of the net assets of the Existing Portfolio’s Initial Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	MFS Research Series	HIMCO VIT Large Cap Growth Fund
Share Class	Initial Class	Class IB
Management Fee	0.75%	0.33%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.20%
Other Expenses	0.06%	0.02%
Total Annual Operating Expenses	0.81%	0.55%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.81%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — MFS Research Series — Initial Class (Inception: 7/26/1995)
Initial Class	10.20%	19.57%	14.55%	8.30%	8.07%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	8.49%	8.07%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059455; C000005820; C000005831; C000005819; C000005821
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Substitution No. 19.	Oppenheimer Capital Appreciation Fund/VA (Service Class) replaced by HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Oppenheimer Capital Appreciation Fund/VA (Service Class)	HIMCO VIT Large Cap Growth Fund (Class IB)

Investment Adviser	Investment Adviser

OFI Global Asset Management, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

OppenheimerFunds, Inc.	BlackRock Investment Management, LLC

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Mainly invests in common stocks of “growth companies.” Growth companies are companies whose earnings and stock prices are expected to increase at a faster rate than the overall market.  These may be newer companies or established companies of any capitalization range that the portfolio managers believe may appreciate in value over the long term. Currently, the fund primarily focuses on established companies that are similar in

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in the equity securities of large-capitalization companies.

•                  Securities selected will consist primarily of equity securities of companies with similar characteristics to the companies included in the Russell 1000 Growth Index,(45) selected using a proprietary quantitative model.

(45) The Russell 1000 Growth Index measures the performance of the large-capitalization growth segment of the U.S. equity universe. It includes those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth size to companies in the S&P 500 Index or the Russell 1000 Growth Index.

•                  Primarily invests in securities of U.S. issuers but may also invest in foreign securities.

•                  The portfolio managers look for growth companies with stock prices that they believe are reasonable in relation to overall stock market valuations.

•                  In seeking broad diversification of the fund’s portfolio among industries and market sectors, the portfolio managers focus on a number of factors that may vary in particular cases and over time. Currently, the portfolio managers look for:

•                  companies in business areas that have above-average growth potential,

•                  companies with growth rates that the portfolio managers believe are sustainable over time,

•                  stocks with reasonable valuations relative to their growth potential.

•                  The growth investment style generally involves investing in stocks of companies that have shown historical and/or expected above-average growth in such financial metrics as revenue, earnings, cash flow and profit margin.

•                  Primarily seeks to buy common stock and may also invest in preferred stock and convertible securities listed in U.S. equity markets.

•                  The Fund may use derivatives, including futures to gain equity exposure and to manage cash flows into or out of the fund effectively.

Principal Risks	Principal Risks

• Main Risks of Investing in Stock • Industry and Sector Focus • Main Risks of Growth Investing	• Market • Derivatives • Quantitative Investing • Convertible Securities • Liquidity • Futures and Options • Equity Securities • Growth Orientation

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks. The investment objective of each Portfolio is to provide shareholders with growth of capital. Each Portfolio seeks to achieve its investment objective by primarily investing in equity securities of large-capitalization U.S. companies (although the Existing Portfolio may principally invest in companies of any size).(46)

Although differences in the Portfolios’ investment objectives and principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce values. The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-capitalization growth segment.

(46) The Existing Portfolio focuses on large-capitalization companies because it primarily invests in established companies that are similar in size to the companies in the S&P 500 Index and Russell 1000 Growth Index, which are large-capitalization company indices. The Replacement Portfolio’s prospectus expressly discloses that it primarily invests in large-capitalization companies.

Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution. For example, the Existing Portfolio may principally invest in foreign securities, while the Replacement Portfolio principally invests only in U.S. companies. Contract owners may benefit from this difference, however, because the securities of U.S. companies, especially large-capitalization U.S. companies, are generally considered to be less volatile than foreign securities. Also, even though the Existing Portfolio utilizes qualitative growth strategies while the Replacement Portfolio utilizes quantitative techniques to select its securities, the Replacement Portfolio primarily selects its securities from the Russell 1000 Growth Index, which is constructed to provide a barometer for the U.S. large-capitalization growth segment. Furthermore, as reflected in the performance history table below, the Existing Portfolio uses the Russell 1000 Growth Index as its performance benchmark, which further evidences that the Portfolios’ investment strategies are substantially similar. Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $954.18 million. The proposed Substitution will involve approximately $70.76 million of the net assets of the Existing Portfolio’s Service Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Oppenheimer Capital Appreciation Fund/VA	HIMCO VIT Large Cap Growth Fund
Share Class	Service Class	Class IB
Management Fee	0.69%	0.33%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.12%	0.02%
Total Annual Operating Expenses	1.06%	0.55%
Fee Waiver / Expense Reimbursement	(0.01)%	N/A
Net Annual Operating Expenses	1.05%	0.55%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Oppenheimer Capital Appreciation Fund/VA — Service Shares (Inception: 9/18/2001)
Service Shares	15.13%	19.25%	12.79%	6.28%	5.96%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	7.45%
Russell 1000 Growth Index	13.05%	20.26%	15.81%	8.49%	7.46%
Replacement Portfolio — HIMCO VIT Large Cap Growth Fund — Related Composite (Inception: N/A)
Related Composite (gross)	N/A	N/A	N/A	N/A	N/A
Related Composite (net)	N/A	N/A	N/A	N/A	N/A
Russell 1000 Growth Index	N/A	N/A	N/A	N/A	N/A

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192

Substitution No. 20.                                 AllianceBernstein VPS Small/Mid Cap Value Portfolio (Class B) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

AllianceBernstein VPS Small/Mid Cap Value Portfolio (Class B)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

AllianceBernstein L.P.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Long-term growth of capital	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests primarily in a diversified portfolio of equity securities of small- to mid-capitalization U.S. companies, generally representing 60 to 125 companies.

•                  Under normal circumstances, invests at least 80% of its net assets in securities of small- to mid-capitalization companies. For purposes of this policy, small- to mid-capitalization companies are those that, at the time of investment, fall within the capitalization range between the smallest company in the Russell 2500 Value Index and the greater of

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies. The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index. As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged

$5 billion or the market capitalization of the largest company in the Russell 2500 Value Index.

•                  Because the portfolio’s definition of small- to mid-capitalization companies is dynamic, the lower and upper limits on market capitalization will change with the markets. As of December 31, 2013, there were approximately 1,753 small- to mid-capitalization companies, representing a market capitalization range from approximately $36.8 million to approximately $10.8 billion.

•                  Invests in companies that are determined by the investment adviser to be undervalued, using the investment adviser’s fundamental value approach. In selecting securities for the Portfolio’s portfolio, the Adviser uses its fundamental and quantitative research to identify companies whose long-term earnings power is not reflected in the current market price of their securities.

•                  The investment adviser seeks to manage overall portfolio volatility relative to the universe of companies that comprise the lowest 20% of the total U.S. market capitalization by favoring promising securities that offer the best balance between return and targeted risk. At times, the portfolio may favor or disfavor a particular sector compared to that universe of companies.

•                  May invest significantly in companies involved in certain sectors that constitute a material portion of the universe of small- and mid-capitalization companies, such as financial services and consumer services.

•                  May enter into derivatives transactions, such as options, futures, forwards and swaps. May use options strategies involving the purchase and/or writing of various combinations of call and/or put options, including on individual securities and stock indices, futures contracts (including futures contracts on individual securities and stock indices) or shares of exchange-traded funds, or ETFs.

•                  May invest in securities issued by non-U.S. companies.

•                  May, at times, invest in shares of ETFs in lieu of making direct investments in equity securities. ETFs may provide more efficient and economical exposure to the types of companies and geographic locations in which the Portfolio seeks to invest than direct investments.

from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns. These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Market • Capitalization • Foreign (non-U.S.) risk • Currency • Derivatives • Management	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with long-term growth of capital.  Each Portfolio seeks to achieve its investment objective by investing at least 80% of its net assets in the equity securities of small- and medium-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio may principally invest in ETFs, while the Replacement Portfolio makes only direct investments in equity securities.  This difference is not material, however, because the Existing Portfolio merely uses the ETFs to primarily invest, like the Replacement Portfolio, in the equity securities of small- and medium-capitalization companies.  Also, even though the Existing Portfolio utilizes qualitative value investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Furthermore, as reflected in the performance history table below, the Portfolios use the Russell 2500 Index as their performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $659.06 million.  The proposed Substitution will involve approximately $51.29 million of the net assets of the Existing Portfolio’s Class B shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	AllianceBernstein VPS Small/Mid Cap Value Portfolio	HIMCO VIT Small & Mid Cap Core Fund
Share Class	Class B	Class IB
Management Fee	0.75%	0.51%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.06%	0.05%
Total Annual Operating Expenses	1.06%	0.76%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	1.06%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — AllianceBernstein VPS Small/Mid Cap Value — Class B (Inception: 5/1/2001)
Class B	8.95%	21.11%	15.49%	8.82%	10.87%
Russell 2500 Value Index	7.11%	19.40%	15.48%	7.91%	9.78%
Russell 2500 Index	7.07%	19.97%	16.36%	8.72%	9.12%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191; C000078889

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 21.	Fidelity VIP Mid Cap Portfolio (Service Class 2) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Fidelity VIP Mid Cap Portfolio (Service Class 2)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Fidelity Management & Research Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

FMR Co., Inc. Fidelity Management & Research (U.K.) Inc. Fidelity Management & Research (Hong Kong) Limited Fidelity Management & Research (Japan) Inc.	None

Investment Objective	Investment Objective

Long-term growth of capital.	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Normally invests primarily in common stocks.

•                  Normally invests at least 80% of assets in securities of companies with medium market capitalizations (which, for purposes of this fund, are those companies with market capitalizations similar to companies in the Russell Midcap Index or the S&P MidCap 400 Index).

•                  Potentially invests in companies with smaller or larger market capitalizations.

•                  Invests in domestic and foreign issuers.

•                  Invests in either “growth” stocks or “value” stocks or both.

•                  Uses fundamental analysis of factors such as each issuer’s financial condition and industry position, as well as market and economic conditions, to select investments.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a  focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Stock Market Volatility • Foreign Exposure • Issuer-Specific Changes • Mid Cap Investing	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio focuses on providing shareholders with long-term growth of capital.  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio primarily invests in the equity securities of medium-capitalization companies, and the Replacement Portfolio primarily invests in the equity securities of medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio primarily invests in only medium-capitalization companies, while the Replacement Portfolio primarily invests in small- and medium-capitalization companies.  Nonetheless, Contract owners should not be exposed to materially greater risks, if any, following the Substitution, as the risks associated with small-capitalization companies are similar to those associated with medium-capitalization companies.   Also, even though the Replacement Portfolio utilizes growth and value investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $9.03 billion.  The proposed Substitution will involve approximately $203.21 million of the net assets of the Existing Portfolio’s Service Class 2 shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Fidelity VIP Mid Cap Portfolio	HIMCO VIT Small & Mid Cap Core Fund
Share Class	Service Class 2	Class IB
Management Fee	0.55%	0.51%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.09%	0.05%
Total Annual Operating Expenses	0.89%	0.76%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.89%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Fidelity VIP Mid Cap Portfolio — Service Class 2 (Inception: 1/12/2000)
Service Class 2	6.03%	18.18%	13.60%	9.34%	11.37%
S&P MidCap 400 Index	9.77%	19.99%	16.54%	9.71%	9.87%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360; C000037958

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003; C000037959

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191; C000078889

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C00093061; C000093063; C000103263; C000105764

Substitution No. 22.	Fidelity VIP Value Strategies Portfolio (Service Class 2) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Fidelity VIP Value Strategies Portfolio (Service Class 2)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

FMR	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

FMR Co., Inc. Fidelity Management & Research (U.K.) Inc. Fidelity Management & Research (Hong Kong) Limited Fidelity Management & Research (Japan) Inc.	None

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests primarily in common stocks.

•                  Invests in securities of companies that the investment adviser believes are undervalued in the marketplace in relation to factors such as assets, sales, earnings, or growth potential (stocks of these companies are often called “value” stocks).

•                  Focuses investments in medium-sized companies, but also may invest substantially in larger or smaller companies.

•                  Invests in domestic and foreign issuers.

•                  Uses fundamental analysis of factors such as each issuer’s financial condition and industry position, as well as market and economic conditions, to select investments.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a  focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Stock Market Volatility • Foreign Exposure • Issuer-Specific Changes • “Value” Investing	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with capital appreciation.  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio focuses on investments in medium-capitalization companies (although it may invest substantially in large- and small-capitalization companies), while the Replacement Portfolio primarily invests in the equity securities of only medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio focuses on investments in only medium-capitalization companies, while the Replacement Portfolio focuses on investments in medium- and small-capitalization companies.  Nonetheless, the Existing Portfolio maintains the flexibility to substantially invest, like the Replacement Portfolio, in small-capitalization companies.  Also, even though the Existing Portfolio utilizes qualitative value investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $468.100 million.  The proposed Substitution will involve approximately $19.62 million of the net assets of the Existing Portfolio’s Service Class 2 shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Fidelity VIP Value Strategies Portfolio	HIMCO VIT Small & Mid Cap Core Fund
Share Class	Service Class 2	Class IB
Management Fee	0.55%	0.51%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.13%	0.05%
Total Annual Operating Expenses	0.93%	0.76%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.93%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Fidelity VIP Value Strategies Portfolio — Service Class 2 (Inception: 2/20/2002)
Service Class 2	6.51%	20.78%	15.15%	6.86%	8.23%
Russell Midcap Value Index	14.75%	21.98%	17.43%	9.43%	10.91%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

Substitution No. 23.	Franklin Small Cap Value VIP Fund (Class 2; Class 4) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Franklin Small Cap Value VIP Fund (Class 2; Class 4)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Franklin Advisory Services, LLC	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Long-term total return	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Under normal market conditions, invests at least 80% of net assets in investments of small-capitalization (small-cap) companies. Small-cap companies are companies with market capitalizations (the total market value of a company’s outstanding stock) under $3.5 billion at the time of purchase.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell

•                  Generally invests in equity securities that the investment adviser believes are undervalued at the time of purchase and have the potential for capital appreciation.

•                  Invests predominantly in common stocks. A stock price is undervalued, or is a “value,” when it trades at less than the price at which the investment adviser believes it would trade if the market reflected all factors relating to the company’s worth.

•                  The types of companies the fund may invest in include those that may be considered out of favor, such as companies attempting to recover from bankruptcy, business setbacks or adverse events (turnarounds) or cyclical downturns, or that may be considered potential takeover targets.

•                  May invest up to 25% of its total assets in foreign securities.

Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a  focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Market • Value Style Investing • Smaller Companies • Focus • Foreign Securities • Management	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of the Existing Portfolio (long-term total return) is consistent with the investment objective of the Replacement Portfolio (long-term capital appreciation).  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio primarily invests in the equity securities of small-capitalization companies, while the Replacement Portfolio primarily invests in the equity securities of medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio focuses on investments in small-capitalization companies, while the Replacement Portfolio focuses on investments in medium- and small-capitalization companies.  Nonetheless, Contract owners should not be exposed to materially greater risks, if any, following the Substitution, as the risks associated with small-capitalization companies are similar to those associated with medium-capitalization companies.   Also, even though the Existing Portfolio utilizes value investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $1.53 billion.  The proposed Substitution will involve approximately $54.44 million of the net assets of the Existing Portfolio’s Class 2 shares, $27.47 million of the Existing Portfolio’s Class 4 shares, and $81.91 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Franklin Small Cap Value VIP Fund		HIMCO VIT Small & Mid Cap Core Fund
Share Class	Class 2	Class 4	Class IB
Management Fee	0.61%	0.61%	0.51%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.35%	0.20%
Other Expenses	0.02%	0.02%	0.05%
Total Annual Operating Expenses	0.88%	0.98%	0.76%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	0.88%	0.98%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Franklin Small Cap Value VIP Fund — Class 2 (Inception: 1/6/1999)
Class 2	0.57%	17.50%	14.89%	N/A	9.87%
Russell 2500 Value Index	7.11%	19.40%	15.48%	N/A	9.87%
Existing Portfolio — Franklin Small Cap Value VIP Fund — Class 4 (Inception: 2/29/2008)
Class 4	0.48%	17.39%	14.78%	N/A	9.17%
Russell 2500 Value Index	7.11%	19.40%	15.48%	N/A	10.00%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000037958
HLA Separate Account 3 (File No. 811-08580)
C000037959

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 24.	Franklin Small-Mid Cap Growth VIP Fund (Class 2; Class 4) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Franklin Small-Mid Cap Growth VIP Fund (Class 2; Class 4)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Franklin Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Long-term capital growth	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Under normal market conditions, invests at least 80% of net assets in the equity securities of small-capitalization (small-cap) and mid-capitalization (mid-cap) companies. Small-cap companies are companies within the market capitalization range of companies in the Russell 2500 Index, at the time of purchase, and mid-cap companies are companies within the market capitalization range of companies in the Russell Midcap Index, at the time of purchase.

•                  Under normal market conditions, invests predominantly in equity securities, predominantly in common stock.

•                  From time to time, may have significant positions in particular sectors such as technology (including health care technology, technology services and electronic technology), industrials and health care.

•                  The investment adviser uses fundamental, “bottom-up” research to seek companies meeting its criteria of growth potential, quality and valuation. In seeking sustainable growth characteristics, the investment manager looks for companies that it believes can produce sustainable earnings and cash flow growth, evaluating the long term market opportunity and competitive structure of an industry to target leaders and emerging leaders. In assessing value, the investment manager considers whether security prices fully reflect the balance of the sustainable growth opportunities relative to business and financial risks.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a  focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Market • Growth Style Investing • Smaller And Midsize Companies • Focus	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy

• Liquidity • Management	• Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of the Existing Portfolio (long-term total return) is consistent with the investment objective of the Replacement Portfolio (long-term capital appreciation).  Each Portfolio seeks to achieve its investment objective by investing at least 80% of net assets in equity securities of small- and medium-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, only the Existing Portfolio expressly discloses that it may take significant positions in sectors such as technology, industrials, and health care.  Nonetheless, the Replacement Portfolio maintains the flexibility to invest in these and other sectors.  Also, even though the Existing Portfolio utilizes growth investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $698.96 million.  The proposed Substitution will involve approximately $267.75 million of the net assets of the Existing Portfolio’s Class 2 shares, $15.73 million of the Existing Portfolio’s Class 4 shares, and $283.48 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Franklin Small-Mid Cap Growth VIP Fund		HIMCO VIT Small & Mid Cap Core Fund
Share Class	Class 2	Class 4	Class IB
Management Fee	0.77%	0.77%	0.51%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.35%	0.20%
Other Expenses	0.03%	0.03%	0.05%
Total Annual Operating Expenses	1.05%	1.15%	0.76%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	1.05%	1.15%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Franklin Small-Mid Cap Growth VIP Fund — Class 2 (Inception: 1/6/1999)
Class 2	7.47%	18.07%	14.86%	7.66%	7.37%
Russell Midcap Growth Index	11.90%	20.71%	16.94%	9.43%	7.23%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	5.00%
Existing Portfolio — Franklin Small-Mid Cap Growth VIP Fund — Class 4 (Inception: 2/29/2008)
Class 4	7.39%	17.97%	14.75%	N/A	9.52%
Russell Midcap Growth Index	11.90%	20.71%	16.94%	N/A	10.39%
S&P 500 Index	13.69%	20.41%	15.45%	N/A	8.96%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000005735; C000005742; C000005743; C000005740; C000005741
HLA Separate Account 3 (File No. 811-08580)
C000006000; C000006007; C000006008; C000006006; C000006005

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191; C000078889

Substitution No. 25.	Invesco V.I. American Value Fund (Series I; Series II) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Invesco V.I. American Value Fund (Series I; Series II)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Invesco Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Above-average total return over a market cycle of three to five years by investing in common stocks and other equity securities.	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in securities of U.S. issuers and in derivatives and other instruments that have economic characteristics similar to such securities.  The fund deems an issuer to be a U.S. issuer if (i) its principal securities trading market (i.e., a U.S. stock exchange, NASDAQ or over-the-counter markets) is in the U.S.; (ii) alone or on a consolidated basis it derives 50% or more of its annual revenue from goods produced, sales made or services performed in the U.S.; or (iii) it is organized under the laws of, or has a principal office in the U.S.

•                  Under normal market conditions, invests at least 65% of net assets in equity securities of small- to mid-capitalization companies.  May also invest in larger companies.

•                  The principal type of equity securities in which the fund invests is common stock.

•                  May invest up to 20% of net assets in real estate investment trusts (REITs).

•                  May invest up to 20% of net assets in securities of foreign issuers and depositary receipts.

•                  Can invest in derivative instruments, including forward foreign currency contracts, futures contracts

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a  focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, and options.

•                  Can use forward foreign currency contracts to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

•                  Can use in futures contracts, including index futures, to seek exposure to certain asset classes.

•                  Can use options to seek alpha (return on investments in excess of the Russell Midcap Value Index) or to mitigate risk and to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

•                  Emphasizes a value style of investing.  The investment adviser seeks attractively valued companies experiencing a change that could have a positive impact on a company’s outlook.

investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Depositary Receipts • Derivatives • Foreign securities • Management • Market • REIT Risk/Real Estate Risk • Small- and Mid-Capitalization Risks • Value Investing Style	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The Existing Portfolio’s investment objective (above average total return) is consistent with the Replacement Portfolio’s investment objective (long-term capital appreciation).  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of small- and medium-capitalization companies (although the Existing Portfolio may also principally invest in large-capitalization companies).  Each Portfolio also maintains the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though the Existing Portfolio utilizes qualitative growth investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $423.85 million.  The proposed Substitution will involve approximately $27.66 million of the net assets of the Existing Portfolio’s Series I shares, $31.98 million of the Existing Portfolio’s Series II shares, and $59.64 million of the Existing Portfolio’s total net assets.

	Invesco V.I. American Value Fund		HIMCO VIT Small & Mid Cap Core Fund
Share Class	Series I	Series II	Class IB
Management Fee	0.72%	0.72%	0.51%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	0.20%
Other Expenses	0.28%	0.28%	0.05%
Acquired Fund Fees and Expenses	0.01%	0.01%	N/A
Total Annual Operating Expenses	1.01%	1.26%	0.76%
Fee Waiver / Expense Reimbursement	(0.01)%	(0.01)%	N/A
Net Annual Operating Expenses	1.00%	1.25%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Invesco V.I. American Value Fund — Series I (Inception: 1/2/1997)
Series I	9.75%	20.01%	16.35%	9.80%	10.73%
Russell Midcap Value Index	14.75%	21.98%	17.43%	9.43%	11.06%
Lipper VUF Mid-Cap Value Funds Index	9.78%	20.76%	15.02%	7.89%	N/A
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	7.84%
Existing Portfolio — Invesco V.I. American Value Fund — Series II (Inception: 5/5/2003)
Series II	9.48%	19.74%	16.16%	9.65%	12.16%
Russell Midcap Value Index	14.75%	21.98%	17.43%	9.43%	12.66%
Lipper VUF Mid-Cap Value Funds Index	9.78%	20.76%	15.02%	7.89%	N/A
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	9.30%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000005735; C000005742; C000005741; C000059351; C000059352; C000059353; C000059354; C000059355; C000059356; C000059357; C000005737; C000005743; C000005740; C000059350; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360; C000037958

HLA Separate Account 3 (File No. 811-08580)
C000006000; C000006007; C000005999; C000006008; C000006006; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000006005; C000037959

Leaders II-III	HL Separate Account 7 (File No. 811-04972)
C000062644; C000062646
HLA Separate Account 7 (File No. 811-09295)
C000062645; C000062647

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

Substitution No. 26.	Invesco V.I. Mid Cap Core Equity Fund (Series I; Series II) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Invesco V.I. Mid Cap Core Equity Fund (Series I; Series II)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Invesco Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Long-term growth of capital.	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests, under normal circumstances, at least 80% of net assets (plus any borrowings for investment purposes) in equity securities of mid-capitalization companies and in derivatives and other instruments that have economic characteristics similar to such securities.  Considers an issuer to be a mid-capitalization issuer if it has a market capitalization, at the time of purchase, within the range of the largest and smallest capitalized issuers included in the Russell Midcap Index during the most recent 11-month period (based on month-end data) plus the

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged most recent data during the current month. As of December 31, 2013, the capitalization of issuers in the Russell Midcap Index ranged from $441.7 million to $29.2 billion.

•                  The principal type of equity security in which the fund invests is common stock.

•                  May invest up to 25% of net assets in securities of foreign issuers, which may include securities of issuers in emerging market countries, i.e., those that are in the initial stages of their industrial cycles.

•                  Can invest in derivative instruments, including forward foreign currency contracts and futures contracts.

•                  Can use forward foreign currency contracts to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

•                  Can use futures contracts, including index futures, to gain exposure to the broad market by equitizing cash and as a hedge against downside risk.

•                  In selecting securities for the fund, the portfolio managers conduct fundamental research of issuers to gain a thorough understanding of their business prospects, appreciation potential and return on invested capital (ROIC).  The process they use to identify potential investments for the fund includes three phases: financial analysis, business analysis and valuation analysis.

•                  Employs a risk management strategy to help minimize loss of capital and reduce excessive volatility. Pursuant to this strategy, the fund generally invests a substantial amount of its assets in cash and cash equivalents.

from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Cash/Cash Equivalents • Derivatives • Developing/Emerging Markets Securities • Foreign Securities • Management • Market • Small- and Mid-Capitalization Risks	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio primarily invests in the equity securities of medium-capitalization companies, while the Replacement Portfolio primarily invests in the equity securities of medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio invests primarily in only medium-capitalization companies, while the Replacement Portfolio invests primarily in medium- and small-capitalization companies.   Nonetheless, Contract owners should not be exposed to materially greater risks, if any, following the Substitution, as the risks associated with small-capitalization companies are similar to those associated with medium-capitalization companies.  Also, the market capitalization of the issuers in which the Existing Portfolio and the Replacement Portfolio seek to primarily invest are substantially similar even though the Existing Portfolio only seeks to invest in mid-capitalization issuers (i.e., those within the range of the largest and smallest capitalized issuers included in the Russell Midcap Index) and the Replacement Portfolio seeks to invest primarily in small-capitalization and mid-capitalization issuers (i.e., those within the collective range of the issuers within the Russell 200 Index and the Russell Midcap Index).  The market capitalization range of the issuers in the Russell Midcap Index as of December 31, 2013 ranged from $441.7 million to $29.2 billion and the collective market capitalization range of the issuers in the Russell 2000 Index and the Russell Midcap Index as of December 31, 2014 ranged from $19 million to $37 billion. Furthermore, even though the Existing Portfolio utilizes qualitative growth investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $382.86 million.  The proposed Substitution will involve approximately $190.88 million of the net assets of the Existing Portfolio’s Series I shares, $1.97 million of the Existing Portfolio’s Series II shares, and $192.85 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Mid Cap Core Equity Fund		HIMCO VIT Small & Mid Cap Core Fund
Share Class	Series I	Series II	Class IB
Management Fee	0.73%	0.73%	0.51%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	0.20%
Other Expenses	0.31%	0.31%	0.05%
Acquired Fund Fees and Expenses	0.03%	0.03%	N/A
Total Annual Operating Expenses	1.07%	1.32%	0.76%
Fee Waiver / Expense Reimbursement	(0.03)%	(0.03)%	N/A
Net Annual Operating Expenses	1.04%	1.29%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Invesco V.I. Mid Cap Core Equity Fund — Series I (Inception: 9/10/2001)
Series I	4.43%	14.28%	9.78%	6.88%	7.72%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	6.99%
Russell Midcap Index	13.22%	21.40%	17.19%	9.56%	10.54%
Lipper VUF Mid-Cap Core Funds Index	9.56%	19.57%	15.52%	8.49%	9.40%
Existing Portfolio — Invesco V.I. Mid Cap Core Equity Fund — Series II (Inception: 9/10/2001)
Series II	4.17%	13.97%	9.51%	6.61%	7.47%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	6.99%
Russell Midcap Index	13.22%	21.40%	17.19%	9.56%	10.54%
Lipper VUF Mid-Cap Core Funds Index	9.56%	19.57%	15.52%	8.49%	9.40%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191; C000078889

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761; C000105762
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 27.	Invesco V.I. Small Cap Equity Fund (Series I; Series II) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Invesco V.I. Small Cap Equity Fund (Series I; Series II)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Invesco Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Long-term growth of capital	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of small-capitalization issuers.  The fund considers an issuer to be a small-capitalization issuer if it has a market capitalization, at the time of purchase, no larger than the largest capitalized issuer included in the Russell 2000 Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. As of December 31, 2013, the capitalization of companies in the Russell 2000 Index ranged from $33.8 million to $5.3 billion.

•                  The principal type of equity security in which the Fund invests is common stock.

•                  May also invest up to 25% of net assets in foreign securities.

•                  In selecting investments, the portfolio managers utilize a disciplined portfolio construction process that aligns the Fund with the S&P SmallCap 600 Index, which the portfolio managers believe represents the small cap core asset class.

•                  The security selection process is based on a three-step process that includes fundamental, valuation and timeliness analysis.

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Foreign Securities • Management • Market • Small- and Mid-Capitalization Risks	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio primarily invests in the equity securities of small-capitalization companies, while the Replacement Portfolio primarily invests in the equity securities of medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio invests primarily in only small-capitalization companies, while the Replacement Portfolio invests primarily in medium- and small-capitalization companies.  Nonetheless, Contract owners should not be exposed to materially greater risks, if any, following the Substitution, as the risks associated with small-capitalization companies are similar to those associated with medium-capitalization companies.   Also, even though the Portfolios’ investment styles differ, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $349.47 million.  The proposed Substitution will involve approximately $104.95 million of the net assets of the Existing Portfolio’s Series I shares, $25.98 million of the Existing Portfolio’s Series II shares, and $130.93 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Small Cap Equity Fund		HIMCO VIT Small & Mid Cap Core Fund
Share Class	Series I	Series II	Class IB
Management Fee	0.74%	0.74%	0.51%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	0.20%
Other Expenses	0.31%	0.31%	0.05%
Total Annual Operating Expenses	1.05%	1.30%	0.76%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	1.05%	1.30%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Invesco V.I. Small Cap Equity Fund — Series I (Inception: 8/29/2003)
Series I	2.36%	17.02%	15.38%	8.57%	9.62%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	8.71%
Russell 2000 Index	4.89%	19.21%	15.55%	7.77%	9.54%
Lipper VUF Small-Cap Core Funds Index	4.07%	18.11%	14.83%	7.23%	8.81%
Existing Portfolio — Invesco V.I. Small Cap Equity Fund — Series II (Inception: 8/29/2003)
Series II	2.09%	16.73%	15.09%	8.30%	9.37%
S&P 500 Index	13.69%	20.41%	15.45%	7.67%	8.71%
Russell 2000 Index	4.89%	19.21%	15.55%	7.77%	9.54%
Lipper VUF Small-Cap Core Funds Index	4.07%	18.11%	14.83%	7.23%	8.81%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C000080962; C000093063; C000103263; C000105764

Substitution No. 28.	MFS Mid Cap Growth Series (Initial Class) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS Mid Cap Growth Series (Initial Class)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

• Normally invests at least 80% of net assets in issuers with medium market capitalizations. The investment adviser generally defines medium	• Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-

market capitalization issuers as issuers with market capitalizations similar to those of issuers included in the Russell Midcap Growth Index over the last 13 months at the time of purchase. As of March 31, 2014, the range of the market capitalizations of the issuers in the Russell Midcap Growth Index was between $772 million to $35.9 billion.

•                  Normally invests primarily in equity securities. Equity securities include common stocks, preferred stocks, securities convertible into stocks, equity interests in real estate investment trusts (REITs), and depositary receipts for such securities.

•                  Focuses on investing assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies).

•                  May invest the fund’s assets in foreign securities.

•                  Uses a bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Stock Market/Company • Growth Company • Mid Cap • Foreign • Liquidity • Investment Selection	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with capital appreciation.  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio primarily invests in the equity securities of medium-capitalization companies, while the Replacement Portfolio primarily invests in the equity securities of medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio principally invests in only medium-capitalization companies, while the Replacement Portfolio invests in small- and medium-capitalization companies.  Nonetheless, Contract owners should not be exposed to materially greater risks, if any, following the Substitution, as the risks associated with small-capitalization companies are similar to the risks associated with medium-capitalization companies.  Also, even though the Existing Portfolio utilizes qualitative growth investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $452.69 million.  The proposed Substitution will involve approximately $72.66 million of the net assets of the Existing Portfolio’s Initial Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	MFS Mid Cap Growth Series	HIMCO VIT Small & Mid Cap Core Fund
Share Class	Initial Class	Class IB
Management Fee	0.75%	0.51%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.20%
Other Expenses	0.06%	0.05%
Total Annual Operating Expenses	0.81%	0.76%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.81%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — MFS Mid Cap Growth Portfolio — Initial Class (Inception: 5/1/2000)
Initial Class	8.86%	20.44%	16.31%	5.44%	1.34%
Russell Midcap Growth Index	11.90%	20.71%	16.94%	9.43%	4.35%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Substitution No. 29.                                 MFS New Discovery Series (Initial Class; Service Class) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS New Discovery Series (Initial Class; Service Class)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Normally invests primarily in equity securities. Equity securities include common stocks, preferred stocks, securities convertible into stocks, equity interests in real estate investment trusts (REITs), and depositary receipts for such securities.

•                  Focuses on investing the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies).

•                  May invest the fund’s assets in companies of any size, but generally focuses on companies with small

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged capitalizations.

•                  May invest the fund’s assets in foreign securities.

•                  The investment adviser uses a bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative models that systematically evaluate issuers may also be considered.

from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Stock market/Company • Growth company • Small cap • Foreign • Liquidity • Investment selection	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with capital appreciation.  Each Portfolio seeks to achieve its investment objective by focusing on the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio focuses on the equity securities of small-capitalization companies (although the Existing Portfolio may invest in companies of any size), while the Replacement Portfolio primarily invests in the equity securities of medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio focuses only on small-capitalization companies, while the Replacement Portfolio primarily invests in small- and medium-capitalization companies.  Nonetheless, Contract owners will not be exposed to materially greater risks, if any, following the Substitution, as the risks associated with small-capitalization companies are similar to those associated with medium-capitalization companies.   Also, even though the Existing Portfolio utilizes qualitative growth investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $860.72 million.  The proposed Substitution will involve approximately $157.70 million of the net assets of the Existing Portfolio’s Initial Class shares, $1.46 million of the Existing Portfolio’s Service Class shares, and $1.59 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	MFS New Discovery Series		HIMCO VIT Small & Mid Cap Core Fund
Share Class	Initial Class	Service Class	Class IB
Management Fee	0.90%	0.90%	0.51%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	0.20%
Other Expenses	0.06%	0.06%	0.05%
Total Annual Operating Expenses	0.96%	1.21%	0.76%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	0.96%	1.21%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — MFS New Discovery Series — Initial Class (Inception: 5/1/1998)
Initial Class	-7.26%	16.74%	14.25%	8.94%	8.31%
Russell 2000 Growth Index	5.60%	20.14%	16.80%	8.54%	5.47%
Existing Portfolio — MFS New Discovery Portfolio — Service Class (Inception: 5/1/2000)
Service Class	-7.49%	16.46%	13.96%	8.67%	4.72%
Russell 2000 Growth Index	5.60%	20.14%	16.80%	8.54%	4.34%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

HPRM I	HLA Separate Account 7 (File No. 811-09295)
C000037969

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059 (B-, I-, L-Shares); C000093060; C000093064; C000105760; C000105761; C000103263
HLA Separate Account 7 (File No. 811-09295)
C000093061 (B-, I-, L-Shares); C000093063; C000105764

Substitution No. 30.                                 Oppenheimer Main Street Small Cap Fund/VA (Service Class) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Oppenheimer Main Street Small Cap Fund/VA (Service Class)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

OFI Global Asset Management, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

OppenheimerFunds, Inc.	None

Investment Objective	Investment Objective

Capital appreciation	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Under normal market conditions, invests at least 80% of net assets, including any borrowings for investment purposes, in securities of “small-cap” companies.  The fund considers small-cap companies to be those having a market

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-

capitalization in the range of the Russell 2000 Index.  The capitalization range of that index is subject to change at any time due to market activity or changes in the composition of the index.  The range of the Russell 2000 Index generally widens over time and it is reconstituted annually to preserve its market cap characteristics.

•                  Although the fund mainly invests in U.S. companies, it can invest in securities issued by companies or governments in any country.

•                  Primarily invests in common stock but may also invest in other types of securities that are consistent with its investment objective.

•                  The portfolio managers use both fundamental research and quantitative models to identify investment opportunities.

capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014, the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Main Risks of Investing in Stock • Industry and Sector Focus • Main Risks of Small-Cap Companies • Investing in Small Unseasoned Companies	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with capital appreciation.  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio primarily invests in the equity securities of small-capitalization companies, while the Replacement Portfolio primarily invests in the equity securities of medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio focuses only on investments in small-capitalization companies, while the Replacement Portfolio focuses on investments in medium- and small-capitalization companies.  Nonetheless, Contract owners should not be exposed to materially greater risks, if any, following the Substitution, as the risks associated with small-capitalization companies are similar to those associated with medium-capitalization companies.   Also, even though the Portfolios’ investment styles differ with respect to their use of qualitative and quantitative investment techniques, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $1.11 billion.  The proposed Substitution will involve approximately $134.23 million of the net assets of the Existing Portfolio’s Service Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Oppenheimer Main Street Small Cap Fund/VA	HIMCO VIT Small & Mid Cap Core Fund
Share Class	Service Class	Class IB
Management Fee	0.68%	0.51%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.13%	0.05%
Total Annual Operating Expenses	1.06%	0.76%
Fee Waiver / Expense Reimbursement	(0.01)%	N/A
Net Annual Operating Expenses	1.05%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Oppenheimer Main Street Small Cap Fund/VA — Service Shares (Inception: 7/16/2001)
Service Shares	11.65%	22.71%	17.29%	8.86%	9.79%
Russell 2500 Index	7.07%	19.97%	16.36%	8.72%	9.34%
Russell 2000 Index	4.89%	19.21%	15.55%	7.77%	8.44%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360; C000037958

HLA Separate Account 3 (File No. 811-08580)
C000005998; C000059358; C000006002; C000006004; C000059367; C000006001; C000006003; C000037959

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

Substitution No. 31.                                 UIF Mid Cap Growth Portfolio (Class II) replaced by HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

UIF Mid Cap Growth Portfolio (Class II)	HIMCO VIT Small & Mid Cap Core Fund (Class IB)

Investment Adviser	Investment Adviser

Morgan Stanley Investment Management Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Long-term capital growth by investing primarily in common stocks and other equity securities	Long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•                  Invests primarily in established and emerging companies from a universe comprised of mid cap companies, most with market capitalizations of generally less than $35 billion.

•                  Under normal circumstances, invests at least 80% of assets in common stocks of mid cap companies.

•                  The investment adviser emphasizes a bottom-up stock selection process, seeking attractive

•                  Under normal circumstances, invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in common stocks of small-capitalization and mid-capitalization companies.  The Fund defines small-capitalization and mid-capitalization as companies with market capitalizations within the collective range of companies in the Russell 2000 Index and the Russell Midcap Index.  As of December 31, 2014,

investments on an individual company basis. In selecting securities for investment, the investment adviser seeks to invest in high quality companies it believes have sustainable competitive advantages and the ability to redeploy capital at high rates of return.  The investment adviser typically favors companies with rising returns on invested capital, above average business visibility, strong free cash flow generation and an attractive risk/reward.

•                  Equity investments may include common and preferred stocks, convertible securities and equity-linked securities, rights and warrants to purchase common stocks, depositary receipts, exchange-traded funds (“ETFs”), limited partnership interests and other specialty securities having equity features.

•                  May invest in privately placed and restricted securities.

•                  May invest up to 25% of net assets in foreign securities, including emerging market securities classified as American Depositary Receipts , Global Depositary Receipts, American Depositary Shares or Global Depositary Shares, foreign U.S. dollar-denominated securities that are traded on a U.S. exchange or local shares of non-U.S. issuers.

•                  May utilize foreign currency forward exchange contracts, which are derivatives, in connection with its investments in foreign securities.

the market capitalization of companies included in the Russell 2000 Index & Russell Midcap Index ranged from approximately $19 million to $37 billion.

•                  May invest up to 20% of its total assets in securities of foreign issuers and non-dollar denominated securities.

•                  May trade securities actively.

•                  The fund’s investment manager uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns.  These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. The investment manager frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

Principal Risks	Principal Risks

• Equity Securities • Mid Cap Companies • Foreign and Emerging Market Securities • Liquidity	• Market • Mid Cap and Small Cap Stock • Quantitative Investing • Investment Strategy • Foreign Investments • Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio focuses on providing shareholders capital appreciation.  Each Portfolio seeks to achieve its investment objective by primarily investing in the equity securities of medium- and/or small-capitalization companies.  In particular, the Existing Portfolio primarily invests in the equity securities of medium-capitalization companies, while the Replacement Portfolio primarily invests in the equity securities of medium- and small-capitalization companies.  In addition, each Portfolio has the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the Existing Portfolio primarily invests in only medium-capitalization companies, while the Replacement Portfolio primarily invests in small- and medium-capitalization companies.  Nonetheless, Contract owners should not be exposed to materially greater risks, if any, following the Substitution, as the risks associated with small-capitalization companies are similar to those associated with medium-capitalization companies.   Also, even though the Replacement Portfolio utilizes qualitative investment strategies while the Replacement Portfolio primarily utilizes quantitative techniques to select its securities, the Portfolios generally invest in similar asset classes and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $196.27 million.  The proposed Substitution will involve approximately $34.05 million of the net assets of the Existing Portfolio’s Class II shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	UIF Mid Cap Growth Portfolio	HIMCO VIT Small & Mid Cap Core Fund
Share Class	Class II	Class IB
Management Fee	0.75%	0.51%
Distribution and/or Service Fees (12b-1 fees)	0.35%	0.20%
Other Expenses	0.34%	0.05%
Total Annual Operating Expenses	1.44%	0.76%
Fee Waiver / Expense Reimbursement	(0.29)%	N/A
Net Annual Operating Expenses	1.15%	0.76%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — UIF Mid Cap Growth Portfolio (Inception: 5/6/2003)
Class II	1.84%	14.95%	13.28%	9.37%	12.24%
Russell Midcap Growth Index	11.90%	20.71%	16.94%	9.43%	11.80%
Replacement Portfolio — HIMCO VIT Small & Mid Cap Core Fund — Related Composite (Inception: 3/1/2010)
Related Composite (gross)	9.91%	21.14%	N/A	N/A	17.96%
Related Composite (net)	9.07%	20.22%	N/A	N/A	17.07%
Russell 2500 Index	7.07%	19.97%	N/A	N/A	16.62%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

Substitution No. 32.                                   Invesco V.I. High Yield Fund (Series I) replaced by HIMCO VIT High Yield Bond Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Invesco V.I. High Yield Fund (Series I)	HIMCO VIT High Yield Bond Fund (Class IB)

Investment Adviser	Investment Adviser

Invesco Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Total return, comprised of current income and capital appreciation.	High current income, and long-term total return

Principal Investment Strategies	Principal Investment Strategies

•      Invests, under normal circumstances, at least 80% of net assets (plus any borrowings for investment purposes) in debt securities that are determined to be below investment grade quality and in derivatives and other instruments that have economic characteristics similar to such securities.  These types of securities are commonly referred to as junk bonds. Investment grade securities are: (i) securities rated BBB- or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (S&P) or Baa3 or higher by

•      Normally invests at least 80%, and may invest up to 100%, of net assets (plus the amount of any borrowings for investment purposes) in non-investment grade debt securities (also referred to as “junk bonds”).

•      Invests in specific issuers and securities that the investment manager considers to be attractive for providing current income as well as total return.

•      May invest up to 15% of net assets in bank loans or loan participation interests in secured or unsecured variable, fixed or floating rate loans to U.S. and

Moody’s Investors Service, Inc. (Moody’s) or an equivalent rating by another nationally recognized statistical rating organization (NRSRO), (ii) securities with comparable short-term NRSRO ratings, or (iii) unrated securities determined by Invesco Advisers, Inc. (Invesco or the Adviser) to be of comparable quality at the time of purchase.

•      Principally invests in junk bonds rated B or above by an NRSRO or, if unrated, deemed to be of comparable quality by the portfolio managers.

•      May invest in preferred stocks and convertible securities, which are securities that generally pay interest and may be converted into common stock.

•      May invest up to 25% of net assets in foreign securities. In regard to foreign security holdings, up to 15% of net assets may be in securities of issuers located in emerging markets countries, i.e., those that are in the initial stages of their industrial cycles.

•      May invest in securities not considered foreign securities that carry foreign credit exposure.

•      May purchase mortgage-backed and asset-backed securities such as collateralized mortgage obligations (CMOs), collateralized loan obligations (CLOs) and collateralized debt obligations (CDOs).

•      May invest up to 15% of its net assets in illiquid or thinly traded securities.

•      May invest in securities that are subject to resale restrictions such as those contained in Rule 144A promulgated under the Securities Act of 1933, as amended.

•      May purchase municipal securities.

•      May invest in securities that do not produce immediate cash income, such as zero coupon securities and payment-in-kind securities.

•      Can invest in derivative instruments, including swap contracts, options, futures contracts and forward foreign currency contracts.

•      In selecting securities for the fund’s portfolio, the investment adviser focuses on securities that it believes have favorable prospects for high current income and the possibility of growth of capital.  The invest adviser conducts a bottom-up fundamental analysis of an issuer before its securities are purchased by the Fund.

•      The portfolio managers attempt to control the fund’s risk by limiting the portfolio’s assets that are invested foreign corporations, partnerships and other entities.

•      May invest up to 15% of net assets in preferred stocks, convertible securities and securities accompanied by warrants to purchase equity securities.

•      While the fund will not make direct purchases of common stock, from time to time, the fund will hold positions in common stock as a result of certain events, such as among other things the exercise of conversion rights or warrants, as well as restructurings or bankruptcy plans of reorganization with respect to an issuer’s securities held by the fund.

•      May invest up to 30% of net assets in securities of foreign issuers, including from emerging markets.

•      May invest up to 10% of net assets in non-dollar denominated securities.

•      May invest in bonds of any maturity or duration.

•      May trade securities actively.

•      May make use of derivatives investments, including futures and options, swap transactions, forwards and foreign currency transactions to manage risk, to replicate securities the fund could buy that are not currently available in the market, or for other investment purposes.

in any one security, and by diversifying the portfolio’s holdings over a number of different industries.

Principal Risks	Principal Risks

•      Collateralized loan obligations

•      Convertible securities

•      Credit

•      Derivatives

•      Developing/Emerging markets securities

•      Foreign securities

•      High yield bond (junk bond)

•      Interest rate

•      Liquidity

•      Management

•      Market

•      Mortgage- and Asset-Backed securities

•      Municipal securities

•      Preferred securities

•      Reinvestment

•      Zero coupon or pay-in-kind securities

•      Market

•      Interest Rate

•      Credit

•      Call

•      Junk Bond

•      Event

•      Foreign Investments

•      Loans and Loan Participations

•      Liquidity

•      Volatility

•      Investment Strategy

•      Derivatives

•      Leverage

•      Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  An investment objective of each Portfolio is to provide shareholders with total return through current income.  Each Portfolio seeks to achieve its investment objective by primarily investing in non-investment grade debt securities.  In addition, each Portfolio maintains the flexibility to invest in foreign securities, and each Portfolio may invest in a spectrum of equity securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Existing Portfolio’s investment objective seeks to provide shareholders with total return specifically through capital appreciation, the Replacement Portfolio’s investments, particularly in equity securities, may provide total return through capital appreciation.  Also, even though the Existing Portfolio may principally invest in a larger spectrum of debt securities than the Replacement Portfolio (e.g., mortgage-backed securities), each Portfolio primarily invests at least 80% of its net assets in non-investment grade securities, and the Portfolios have similar geographic focuses.  Furthermore, as reflected in the performance history table below, the Portfolios use high-yield bond indices as performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the

Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $154.03 million.  The proposed Substitution will involve approximately $10.99 million of the net assets of the Existing Portfolio’s Series I shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Invesco V.I. High Yield Fund	HIMCO VIT High Yield Bond Fund
Share Class	Series I	Class IB
Management Fee	0.63%	0.45%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.20%
Other Expenses	0.40%	0.06%
Total Annual Operating Expenses	1.03%	0.71%
Fee Waiver / Expense Reimbursement	N/A	(0.01)%
Net Annual Operating Expenses	1.03%	0.70%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Invesco V.I. High Yield Fund — Series I (Inception: 5/1/1998)
Series I	1.73%	8.45%	7.90%	6.70%	4.29%
Barclays U.S. Aggregate Bond Index	5.97%	2.66%	4.45%	4.71%	5.45%
Barclays U.S. Corporate High Yield 2% Issuer Cap Index	2.46%	8.42%	8.98%	7.73%	N/A
Lipper VUF High Current Yield Bond Funds Classification Average	2.19%	7.12%	7.76%	6.03%	N/A
Replacement Portfolio — HIMCO VIT High Yield Bond Fund — Related Composite (Inception: 10/1/1998)
Related Composite (gross)	1.63%	7.90%	9.06%	7.64%	7.10%
Related Composite (net)	0.92%	7.14%	8.29%	6.88%	6.35%
Barclays U.S. Corporate High Yield Bond Index	2.45%	8.43%	9.03%	7.74%	7.18%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary

HL Separate Account 3 (File No. 811-08584)

C000005741; C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366;

Products	C000005736; C000059359; C000005738; C000059360; C000005742; C000005734; C000005740; C000005741; C000005735; C000005743;
HLA Separate Account 3 (File No. 811-08580)
C000006006; C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003; C000006007; C000006005; C000006008; C000006000; C000005999

Leaders I	HL Separate Account 3 (File No. 811-08584)
C000059456

Leaders II-III	HL Separate Account 3 (File No. 811-08584)
C000062646; C000062644; C000059377
HLA Separate Account 3 (File No. 811-08580)
C000062647; C000062645

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 33.                                   Lord Abbett Bond-Debenture Portfolio (Class VC) replaced by HIMCO VIT High Yield Bond Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Lord Abbett Bond-Debenture Portfolio (Class VC)	HIMCO VIT High Yield Bond Fund (Class IB)

Investment Adviser	Investment Adviser

Lord, Abbett & Co. LLC	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

High current income and the opportunity for capital appreciation to produce a high total return	High current income, and long-term total return

Principal Investment Strategies	Principal Investment Strategies

• Under normal conditions, invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in bonds, debentures and other	• Normally invests at least 80%, and may invest up to 100%, of net assets (plus the amount of any borrowings for investment purposes) in non-

fixed income securities.

•      May invest a substantial portion of net assets in high-yield securities (commonly referred to as “below investment grade” or “junk” bonds). High-yield securities are rated BB/Ba or lower by a rating agency, or are unrated but determined by Lord Abbett to be of comparable quality.

•      Although the fund is diversified across many industries and sectors, its assets may, from time to time, be overweighted or underweighted to certain industries and sectors relative to its benchmark index.

•      Under normal conditions, the fund will have an average effective portfolio maturity of five to twelve years.

•      Investments primarily consist of the following types of securities and other financial instruments:

•      U.S. high-yield securities;

•      U.S. investment grade fixed income securities;

•      convertible securities;

•      foreign (including emerging market) securities;

•      mortgage-related and other asset-backed securities;

•      senior loans, including bridge loans, novations, assignments, and participations; and

•      equity securities.

•      May invest in derivatives. Currently, the fund expects to invest in derivatives consisting principally of futures, forwards, options, and swaps. May use derivatives in order to seek to enhance returns, to attempt to hedge some of its investment risk, to manage portfolio duration, or as a substitute position for holding the underlying asset on which the derivative instrument is based.

•      Portfolio management selects securities using a bottom-up analysis of an issuer’s management quality, credit risk, and relative market position, and industry dynamics, as well as an evaluation of conditions within the broader economy.

•      Attempts to reduce investment risk through portfolio diversification, credit analysis, and attention to current developments and trends in interest rates and economic conditions.

investment grade debt securities (also referred to as “junk bonds”).

•      Invests in specific issuers and securities that the investment manager considers to be attractive for providing current income as well as total return.

•      May invest up to 15% of net assets in bank loans or loan participation interests in secured or unsecured variable, fixed or floating rate loans to U.S. and foreign corporations, partnerships and other entities.

•      May invest up to 15% of net assets in preferred stocks, convertible securities and securities accompanied by warrants to purchase equity securities.

•      While the fund will not make direct purchases of common stock, from time to time, the fund will hold positions in common stock as a result of certain events, such as among other things the exercise of conversion rights or warrants, as well as restructurings or bankruptcy plans of reorganization with respect to an issuer’s securities held by the fund.

•      May invest up to 30% of net assets in securities of foreign issuers, including from emerging markets.

•      May invest up to 10% of net assets in non-dollar denominated securities.

•      May invest in bonds of any maturity or duration.

•      May trade securities actively.

•      May make use of derivatives investments, including futures and options, swap transactions, forwards and foreign currency transactions to manage risk, to replicate securities the fund could buy that are not currently available in the market, or for other investment purposes.

Principal Risks	Principal Risks

•      Portfolio Management

•      Market Risk

•      Fixed Income Securities

•      High-Yield Securities

•      Credit

•      Liquidity

•      Interest Rate

•      Equity Securities

•      Convertible Securities

•      Government Securities Risk and Mortgage-Related Securities

•      Foreign Investments

•      Senior Loan

•      Derivatives

•      Market

•      Interest Rate

•      Credit

•      Call

•      Junk Bond

•      Event

•      Foreign Investments

•      Loans and Loan Participations

•      Liquidity

•      Volatility

•      Investment Strategy

•      Derivatives

•      Leverage

•      Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  An investment objective of each Portfolio is to provide shareholders with total return through current income.  Each Portfolio seeks to achieve its investment objective by primarily investing in debt securities, particularly non-investment grade debt securities.  In addition, each Portfolio maintains the flexibility to invest in foreign securities, and each Portfolio may invest in a spectrum of equity securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Existing Portfolio’s investment objective seeks to provide shareholders with total return specifically through capital appreciation, the Replacement Portfolio’s investments, particularly in equity securities, may provide total return through capital appreciation.  Also, even though the Existing Portfolio may principally invest in a larger spectrum of debt securities than the Replacement Portfolio (e.g., mortgage-backed securities), each Portfolio focuses on investments in non-investment grade debt securities, and the Portfolios have similar geographic focuses.  Bloomberg and Morningstar both classify the Existing Portfolio as “High Yield.” Furthermore, as reflected in the performance history table below, the Portfolios use high-yield bond indices as performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $913.11 million.  The proposed Substitution will involve approximately $148.50 million of the net assets of the Existing Portfolio’s Class VC shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	Lord Abbett Bond-Debenture Portfolio	HIMCO VIT High Yield Bond Fund
Share Class	Class VC	Class IB
Management Fee	0.50%	0.45%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.20%
Other Expenses	0.43%	0.06%
Total Annual Operating Expenses	0.93%	0.71%
Fee Waiver / Expense Reimbursement	(0.03)%	(0.01)%
Net Annual Operating Expenses	0.90%	0.70%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — Lord Abbett Bond-Debenture Portfolio — Class VC (Inception: 12/3/2001)
Class VC Shares	4.35%	8.30%	8.29%	6.85%	7.81%
Barclays U.S. Aggregate Bond Index	5.97%	2.66%	4.45%	4.71%	4.96%
BofA Merrill Lynch High Yield Master II Constrained Index	2.51%	8.36%	8.85%	7.62%	8.53%
60% BofA Merrill Lynch High Yield Master II Constrained Index/ 20% Barclays U.S. Aggregate Bond Index/ 20% BofA Merrill lynch All Convertibles, All Qualities, Index	4.58%	8.76%	8.59%	7.05%	7.74%
Replacement Portfolio — HIMCO VIT High Yield Bond Fund — Related Composite (Inception: 10/1/1998)
Related Composite (gross)	1.63%	7.90%	9.06%	7.64%	7.10%
Related Composite (net)	0.92%	7.14%	8.29%	6.88%	6.35%
Barclays U.S. Corporate High Yield Bond Index	2.45%	8.43%	9.03%	7.74%	7.18%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191; C000078889

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761; C000105762
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 34.                                   MFS High Yield Portfolio (Initial Class) replaced by HIMCO VIT High Yield Bond Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS High Yield Portfolio (Initial Class)	HIMCO VIT High Yield Bond Fund (Class IB)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Total return with an emphasis on high current income, but also considering capital appreciation	High current income, and long-term total return

Principal Investment Strategies	Principal Investment Strategies

•      Normally invests directly and/or indirectly through investment in mutual funds advised by the investment adviser at least 80% of net assets in high income debt instruments.  Debt instruments include corporate bonds, foreign government securities, and other obligations to repay money borrowed.

•      May invest in other types of debt instruments.

•      May invest up to 100% of fund’s assets directly and/or indirectly in less than investment grade quality debt instruments (lower quality debt instruments).

•      May invest in foreign securities.

•      May use derivatives for any investment purpose, but

•      Normally invests at least 80%, and may invest up to 100%, of net assets (plus the amount of any borrowings for investment purposes) in non-investment grade debt securities (also referred to as “junk bonds”).

•      Invests in specific issuers and securities that the investment manager considers to be attractive for providing current income as well as total return.

•      May invest up to 15% of net assets in bank loans or loan participation interests in secured or unsecured variable, fixed or floating rate loans to U.S. and foreign corporations, partnerships and other entities.

primarily to increase or decrease exposure to a particular market, segment of the market, or security, to increase or decrease interest rate or currency exposure, or as alternatives to direct investments. Derivatives include futures, forward contracts, options, structured securities, and swaps.

•      Uses a bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual instruments and their issuers. Quantitative models that systematically evaluate instruments may also be considered. In structuring the fund, the investment adviser may also consider top-down factors.

•      May invest up to 15% of net assets in preferred stocks, convertible securities and securities accompanied by warrants to purchase equity securities.

•      While the fund will not make direct purchases of common stock, from time to time, the fund will hold positions in common stock as a result of certain events, such as among other things the exercise of conversion rights or warrants, as well as restructurings or bankruptcy plans of reorganization with respect to an issuer’s securities held by the fund.

•      May invest up to 30% of net assets in securities of foreign issuers, including from emerging markets.

•      May invest up to 10% of net assets in non-dollar denominated securities.

•      May invest in bonds of any maturity or duration.

•      May trade securities actively.

•      May make use of derivatives investments, including futures and options, swap transactions, forwards and foreign currency transactions to manage risk, to replicate securities the fund could buy that are not currently available in the market, or for other investment purposes.

Principal Risks	Principal Risks

• Debt Market • Interest Rate • Credit • Foreign • Derivatives • Leveraging • Counterparty and Third Party • Liquidity • Investment Selection

•      Market

•      Interest Rate

•      Credit

•      Call

•      Junk Bond

•      Event

•      Foreign Investments

•      Loans and Loan Participations

•      Liquidity

•      Volatility

•      Investment Strategy

•      Derivatives

•      Leverage

•      Active Trading

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  An investment objective of each Portfolio is to provide shareholders with total return through current income.  Each of the Existing Replacement and Replacement Portfolio seeks to achieve its investment objective by primarily a substantial percentage of its net assets (up to 100% and 80%, respectively) in non-investment grade debt securities.  In addition, each Portfolio maintains the flexibility to invest in foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, even though only the Existing Portfolio’s investment objective seeks to provide shareholders with total return specifically through capital appreciation, the Replacement Portfolio’s investments, particularly in equity securities, may provide total return through capital appreciation.  Moreover, as reflected in the performance history table below, the Portfolios use high-yield bond indices as performance benchmarks, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $598.36 million.  The proposed Substitution will involve approximately $158.00 million of the net assets of the Existing Portfolio’s Initial Class shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	MFS High Yield Portfolio	HIMCO VIT High Yield Bond Fund
Share Class	Initial Class	Class IB
Management Fee	0.70%	0.45%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.20%
Other Expenses	0.06%	0.06%
Total Annual Operating Expenses	0.76%	0.71%
Fee Waiver / Expense Reimbursement	(0.01)%	(0.01)%
Net Annual Operating Expenses	0.75%	0.70%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Related Composite’s Inception
Existing Portfolio — MFS High Yield Portfolio — Initial Class (Inception: 6/12/1985)
Initial Class	2.81%	7.93%	8.63%	6.28%	7.61%
Barclays U.S. High-Yield Corporate Bond 2% Issuer Capped Index	2.46%	8.42%	8.98%	7.73%	N/A
Replacement Portfolio — HIMCO VIT High Yield Bond Fund — Related Composite (Inception: 10/1/1998)
Related Composite (gross)	1.63%	7.90%	9.06%	7.64%	7.10%
Related Composite (net)	0.92%	7.14%	8.29%	6.88%	6.35%
Barclays U.S. Corporate High Yield Bond Index	2.45%	8.43%	9.03%	7.74%	7.18%

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000059437; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Substitution No. 35.	Franklin Income VIP Fund (Class 2; Class 4) replaced by HIMCO VIT Conservative Allocation Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Franklin Income VIP Fund (Class 2; Class 4)	HIMCO VIT Conservative Allocation Fund (Class IB)

Investment Adviser	Investment Adviser

Franklin Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

To maximize income while maintaining prospects for capital appreciation	Current income and long-term capital appreciation

Principal Investment Strategies	Principal Investment Strategies

•      Under normal market conditions, invests in a diversified portfolio of debt and equity securities.

•      May shift its investments from one asset class to another based on the investment adviser’s analysis of

• Allocates assets to a combination of equity and fixed income investments. • Under normal market conditions, invests approximately 60% of the fund’s assets in fixed the best opportunities for the fund’s portfolio in a given market.

•      The equity securities in which the fund invests consist primarily of common stocks. Debt securities include all varieties of fixed, floating and variable rate instruments, including secured and unsecured bonds, bonds convertible into common stock, senior floating rate and term loans, mortgage-backed securities and other asset-backed securities, debentures, and shorter term instruments.

•      Seeks income by selecting investments such as corporate, foreign and U.S. Treasury bonds, as well as stocks with dividend yields the investment manager believes are attractive.

•      May invest up to 100% of total assets in debt securities that are rated below investment grade (also known as “junk bonds”), including a portion in defaulted securities.

•      Maintains the flexibility to invest in securities of companies from a variety of sectors, but from time to time, based on economic conditions, the fund may have significant investments in particular sectors.

•      May invest up to 25% of its assets in foreign securities, either directly or through depositary receipts.

•      May invest up to 15% of net assets in equity-linked notes, which are hybrid derivative-type instruments that are specially designed to combine the characteristics of one or more reference securities (usually a single stock, a stock index or a basket of stocks (underlying securities)) and a related equity derivative, such as a put or call option, in a single note form.

•      The investment adviser searches for undervalued or out-of-favor securities it believes offer opportunities for income today and significant growth tomorrow. It generally performs independent analysis of the debt securities being considered for the fund’s portfolio, rather than relying principally on the ratings assigned by rating organizations.

•      When choosing equity investments for the fund, the investment manager applies a “bottom-up,” value oriented, long-term approach, focusing on the market price of a company’s securities relative to the investment adviser’s evaluation of the company’s long-term earnings, asset value and cash flow potential.  The investment adviser also considers a company’s price/earnings ratio, profit margins and income securities and approximately 40% of the fund’s assets in equity securities.

•      The fixed income portion of the fund’s portfolio will be comprised of underlying fixed income securities that the investment manager believes will provide the most favorable outlook for achieving the fund’s investment goal, including, but not limited to:

•      Fixed income securities with varying maturities;

•      U.S. Treasury Inflation Protected Securities;

•      Treasury instruments;

•      Cash and cash-equivalent securities;

•      Investment grade debt securities and non-investment grade debt securities (i.e., securities rated “Ba” or lower by Moody’s, “BB” or lower by S&P or “BB” or lower by Fitch, or if unrated, securities deemed by the investment manager to be of comparable quality), commonly referred to as “high yield-high risk securities” or “junk bonds”; and

•      Emerging market debt securities.

•      The equity portion of the fund’s portfolio will be comprised of underlying equity securities including, but not limited to:

•      Domestic and international equity securities across a broad range of market capitalizations;

•      Real estate investment trusts (“REITs”); and

•      Commodity-related instruments

The equity securities allocation is intended to add diversification and enhance returns.

•      May also invest in certain exchange-traded funds (“ETFs”) and/or exchange-traded notes (“ETNs”) through the implementation of a strategic asset allocation strategy, including ETFs or ETNs that invest in alternative asset classes such as commodities, currencies or real estate.

•      Invests in equity and fixed income securities denominated in both U.S. dollars and foreign currencies, including securities that are generally traded on foreign markets. This may include securities of issuers that conduct their principal business activities in emerging markets or whose liquidation value.

securities are principally traded on exchanges in emerging markets.

•      May utilize derivatives to manage portfolio risk or for other investment purposes.  The derivatives in which the fund may invest include futures and options, and swap agreements (including total return swaps) as well as forward foreign currency contracts and structured notes.

Principal Risks	Principal Risks

•      Market

•      High-Yield Debt Securities

•      Credit

•      Interest Rate

•      Income

•      Prepayment

•      Foreign Securities

•      Focus

•      Derivative Instruments

•      Equity-Linked Notes (ELNs)

•      Value Style Investing

•      Management

•      Equity Securities

•      Investment Strategy

•      Foreign Investments

•      Currency

•      Interest Rate

•      U.S. Government Securities

•      Credit

•      Junk Bond

•      Derivatives

•      Emerging Markets

•      Real Estate Related Securities

•      Market

•      ETF and ETN

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio seeks current income and capital appreciation.  Each Portfolio seeks to achieve its investment objective by primarily investing in a diversified portfolio of equity and debt securities.  The equity portion of each Portfolio may be comprised of domestic and foreign equity securities.  In addition, the debt portion of each Portfolio may be comprised of a variety of domestic and foreign debt securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the spectrums of debt and equity securities in which the Portfolios invest differ slightly (e.g., only the Replacement Portfolio may principally invest in emerging market debt).  Nonetheless, the Portfolios generally invest in similar assets and have similar geographic focuses.  Also, the Existing Portfolio does not seek to invest specific percentages of its portfolio in equity and debt securities, while the Replacement Portfolio generally seeks to invest 60% and 40% of its assets in debt and equity, respectively.  This difference is not material, however, as each Portfolio seeks to invest in a diverse portfolio of equity and debt securities.   Furthermore, as reflected in the performance history table below, the Portfolios each use the Accordingly, despite any differences between them, the Section 26 Applicants believe that the

Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $7.12 billion.  The proposed Substitution will involve approximately $1.32 billion of the net assets of the Existing Portfolio’s Class 2 shares, $186.59 million of the Existing Portfolio’s Class 4 shares, and $1.51 billion of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Franklin Income VIP Fund		HIMCO VIT Conservative Allocation Fund
Share Class	Class 2	Class 4	Class IB
Management Fee	0.45%	0.45%	0.32%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.35%	0.20%
Other Expenses	0.02%	0.02%	0.05%
Total Annual Operating Expenses	0.72%	0.82%	0.57%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A
Net Annual Operating Expenses	0.72%	0.82%	0.57%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Other Related Account’s Inception Through April 30, 2012(47)
Existing Portfolio — Franklin Income VIP Fund — Class 2 (Inception: 1/6/1999)
Class 2	0.05%	16.56%	2.56%	7.28%	7.16%
S&P 500 Index	4.76%	19.46%	1.01%	4.71%	2.54%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	6.37%	5.71%	5.87%
Existing Portfolio — Franklin Income VIP Fund — Class 4 (Inception: 2/29/2008)
Class 4	-0.08%	16.43%	N/A	N/A	4.53%
S&P 500 Index	4.76%	19.46%	N/A	N/A	3.45%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	N/A	N/A	6.02%
Replacement Portfolio — HIMCO VIT Conservative Allocation Fund — Other Related Account (Inception: 8/1/2007)
Other Related Account (gross)	2.98%	13.70%	N/A	N/A	4.42%
Other Related Account (net)	2.40%	13.06%	N/A	N/A	3.83%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	N/A	N/A	6.76%
S&P 500 Index	4.76%	19.46%	N/A	N/A	1.36%
40% S&P 500 Index/60% Barclays U.S. Aggregate Bond Index	6.78%	12.22%	N/A	N/A	5.04%

(47)  Historical performance information for the Franklin Income VIP Fund and the HIMCO VIT Conservative Allocation Fund is provided only through April 30, 2012 because HIMCO’s management of the other related account was terminated at that time.

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000037958
HLA Separate Account 3 (File No. 811-08580)
C000037959

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761; C000105762
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 36.	AllianceBernstein VPS Balanced Wealth Strategy Portfolio (Class B) replaced by HIMCO VIT Moderate Allocation Fund (Class B)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

AllianceBernstein VPS Balanced Wealth Strategy Portfolio (Class B)	HIMCO VIT Moderate Allocation Fund (Class B)

Investment Adviser	Investment Adviser

AllianceBernstein L.P.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Maximize total return consistent with the investment adviser determination of reasonable risk	Long-term capital appreciation and income

Principal Investment Strategies	Principal Investment Strategies

•      Invests in a portfolio of equity and debt securities that is designed as a solution for investors who seek a moderate tilt toward equity returns but also want the risk diversification offered by debt securities and the broad diversification of their equity risk across styles, capitalization ranges and geographic regions.

•      Targets a weighting of 60% equity securities and 40% debt securities with a goal of providing moderate upside potential without excessive volatility.

•      In managing the portfolio, the adviser efficiently diversifies between the debt and equity components to produce the desired risk/return profile.

•      Investments in real estate investment trusts, or REITs, are deemed to be 50% equity and 50% fixed-income for purposes of the overall target blend of the portfolio.

•      The portfolio’s equity component is diversified between growth and value equity investment styles, and between U.S. and non-U.S. markets.  In addition to blending growth and value styles, the investment adviser blends each style-based portion of the portfolio’s equity component across U.S. and non-U.S. issuers and various capitalization ranges.

•      Within each of the value and growth portions of the portfolio, the investment adviser normally targets a blend of approximately 70% in equities of U.S. companies and the remaining 30% in equities of companies outside the United States.

•      The targeted blend for the non-REIT portion of the Portfolio’s equity component is an equal weighting of growth and value stocks (50% each).

•      In addition to blending growth and value styles, the adviser blends each style-based portion of the portfolio’s equity component across U.S. and non-U.S. issuers and various capitalization ranges. Within

•      Allocates assets to a combination of equity and fixed income investments.

•      Under normal market conditions, invests approximately 60% of assets in equity securities and approximately 40% of assets in fixed income securities.

•      The fixed income portion of the fund’s portfolio will be comprised of underlying fixed income securities that the investment manager believes will provide the most favorable outlook for achieving the fund’s investment goal, including, but not limited to:

•      Fixed income securities with varying maturities;

•      U.S. Treasury Inflation Protected Securities;

•      Treasury instruments;

•      Cash and cash-equivalent securities;

•      Investment grade debt securities and non-investment grade debt (securities rated “Ba” or lower by Moody’s, “BB” or lower by S&P or “BB” or lower by Fitch, or if unrated, securities deemed by the investment manager to be of comparable quality), commonly referred to as “high yield-high risk securities” or “junk bonds”; and

•      Emerging market debt securities.

•      The equity portion of the fund’s portfolio will be comprised of underlying equity securities, including, but not limited to:

•      Domestic and international equity securities across a broad range of market capitalizations;

•      Real estate investment trusts (“REITs”);

each of the value and growth portions of the portfolio, the adviser normally targets a blend of approximately 70% in equities of U.S. companies and the remaining 30% in equities of companies outside the United States.  The adviser will allow the relative weightings of the portfolio’s investments in equity and debt, growth and value, and U.S. and non-U.S. components to vary in response to market conditions, but ordinarily, only by ±5% of the portfolio’s net assets. Beyond those ranges, the adviser will rebalance the portfolio toward the targeted blend. However, under extraordinary circumstances, such as when market conditions favoring one investment style are compelling, the range may expand to ±10% of the portfolio’s net assets.  The portfolio’s targeted blend may change from time to time without notice to shareholders based on the adviser’s assessment of underlying market conditions.

•      The adviser selects the portfolio’s growth stocks using its growth investment discipline. This discipline relies heavily upon the fundamental analysis and research of the Adviser’s internal growth research staff, which follows over 1,500 U.S. and non-U.S. companies.

•      Each value investment team seeks to identify companies whose long-term earnings power and dividend paying capability are not reflected in the current market price of their securities. This fundamental value discipline relies heavily upon the Adviser’s internal value research staff, which follows over 1,500 U.S. and non-U.S. companies.

•      The portfolio’s fixed-income securities will primarily be investment grade debt securities, but are expected to include lower-rated securities (“junk bonds”) and preferred stock.  The portfolio will not invest more than 25% of its total assets in securities rated, at the time of purchase, below investment grade.

•      The portfolio also may enter into forward commitments, make short sales of securities or maintain a short position and invest in rights or warrants.

•      May seek to hedge the currency exposure resulting from securities positions when it finds the currency exposure unattractive. To hedge all or a portion of its currency risk, the portfolio may, from time to time, invest in currency-related derivatives, including forward currency exchange contracts, futures, options on futures, swaps and options. May also seek

and

•      Commodity-related instruments.

The equity securities allocation is intended to add diversification and enhance returns.

•      May also invest in certain exchange-traded funds (“ETFs”) and/or exchange-traded notes (“ETNs”) through the implementation of a strategic asset allocation strategy, including ETFs or ETNs that invest in alternative asset classes such as commodities, currencies or real estate.

•      Invests in equity and fixed income securities denominated in both U.S. dollars and foreign currencies, including securities that are generally traded on foreign markets. This may include securities of issuers that conduct their principal business activities in emerging markets or whose securities are principally traded on exchanges in emerging markets.

•      May utilize derivatives to manage portfolio risk or for other investment purposes.  The derivatives in which the fund may invest include futures and options, and swap agreements (including total return swaps) as well as forward foreign currency contracts and structured notes.

investment opportunities by taking long or short positions in currencies through the use of currency-related derivatives.

•      May enter into other derivatives transactions, such as options, futures contracts, forwards and swaps.

Principal Risks	Principal Risks

• Market • Interest Rate • Credit • Below Investment Grade Security • Foreign (Non-U.S.) • Currency • Allocation • Capitalization • Derivatives • Real Estate • Management

•      Equity Securities

•      Investment Strategy

•      Foreign Investments

•      Currency

•      Interest Rate

•      U.S. Government Securities

•      Credit

•      Junk Bond

•      Derivatives

•      Emerging Markets

•      Real Estate Related Securities

•      Market

•      ETF and ETN

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of the Existing Portfolio (total return) is consistent with the investment objective of the Replacement Portfolio (capital appreciation and income).  Each Portfolio seeks to achieve its investment objective by targeting a weighted portfolio of 60% equity securities and 40% debt securities.  The equity and debt portions of each Portfolio may be comprised of domestic and foreign securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the spectrums of debt and equity securities in which the Portfolios invest differ slightly (e.g., only the Replacement Portfolio principally invests in ETFs and ETNs).  Nonetheless, the Portfolios generally invest in similar assets and have similar geographic focuses.  Also, as reflected in the performance history table below, the Portfolios each use the S&P 500 Index and the Barclays U.S. Aggregate Bond Index as performance benchmark indices, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $365.24 million.  The proposed Substitution will involve approximately $85.80 million of the net assets of the Existing Portfolio’s Class B shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	AllianceBernstein VPS Balanced Wealth Strategy Portfolio	HIMCO VIT Moderate Allocation Fund
Share Class	Class B	Class B
Management Fee	0.55%	0.26%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.10%	0.05%
Total Annual Operating Expenses	0.90%	0.51%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.90%	0.51%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Other Related Account’s Inception Through April 30, 2012(48)
Existing Portfolio — AllianceBernstein VPS Balanced Wealth Strategy Portfolio — Class B (Inception: 7/1/2004)
Class B	-0.31%	13.52%	0.45%	N/A	4.21%
S&P 500 Index	4.76%	19.46%	1.01%	N/A	4.89%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	6.37%	N/A	5.69%
60% S&P 500 Index /40% Barclays U.S. Aggregate Bond Index	6.21%	14.71%	3.57%	N/A	5.54%
Replacement Portfolio — HIMCO VIT Moderate Allocation Fund — Other Related Account (Inception: 8/1/2007)
Other Related Account (gross)	0.90%	14.94%	N/A	N/A	3.18%
Other Related Account (net)	0.39%	14.35%	N/A	N/A	2.66%
S&P 500 Index	4.76%	19.46%	N/A	N/A	1.36%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	N/A	N/A	6.76%
60% S&P 500 Index / 40% Barclays U.S. Aggregate Bond Index	6.21%	14.71%	N/A	N/A	3.95%

(48)  Historical performance information for the AllianceBernstein VPS Balanced Wealth Strategy Portfolio and the HIMCO VIT Moderate Allocation Fund is provided only through April 30, 2012 because HIMCO’s management of the other related account was terminated at that time.

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)

C000059350; C000059351; C000059352; C000059353; C000059354; C000005733; C000059355; C000059356; C000059357; C000005737; C000059361; C000059362; C000059363; C000059364; C000005739; C000059365; C000059366; C000005736; C000059359; C000005738; C000059360; C000037958

HLA Separate Account 3 (File No. 811-08580)
C000059358; C000005998; C000006002; C000006004; C000059367; C000006001; C000006003; C000037959

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192; C000061177

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000061191; C000037969

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C000093061; C000093063; C000103263; C000105764

Substitution No. 37.	American Funds Asset Allocation Fund (Class 2) replaced by HIMCO VIT Moderate Allocation Fund (Class B)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

American Funds Asset Allocation Fund (Class 2)	HIMCO VIT Moderate Allocation Fund (Class B)

Investment Adviser	Investment Adviser

Capital Research and Management Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

High total return (including income and capital gains) consistent with preservation of capital over the long term.	Long-term capital appreciation and income

Principal Investment Strategies	Principal Investment Strategies

•      Under normal market conditions, the fund’s investment adviser expects (but is not required) to maintain an investment mix falling within the following ranges: 40%-80% in equity securities, 20%-50% in debt securities and 0%-40% in money market instruments.  The proportion of equities,

•      Allocates assets to a combination of equity and fixed income investments.

•      Under normal market conditions, invests approximately 60% of assets in equity securities and approximately 40% of assets in fixed income securities.

debt and money market securities held by the fund varies with market conditions and the investment adviser’s assessment of their relative attractiveness as investment opportunities.

•      Invests in a diversified portfolio of common stocks and other equity securities, bonds and other intermediate and long-term debt securities, and money market instruments (debt securities maturing in one year or less).

•      Although the fund focuses on investments in medium to larger capitalization companies, the fund’s investments are not limited to a particular capitalization size.

•      The fund may invest up to 15% of its assets in common stocks and other equity securities of issuers domiciled outside the United States and up to 5% of its assets in debt securities of issuers domiciled outside the United States.

•      The fund may invest up to 25% of its debt assets in lower quality debt securities (rated Ba1 or below and BB+ or below by Nationally Recognized Statistical Rating Organizations designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser). Such securities are sometimes referred to as “junk bonds.”

•      The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments.  The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good, long-term investment opportunities.  The investment adviser believes that an important way to accomplish this is through fundamental analysis, which may include meeting with company executives and employees, suppliers, customers and competitors.

•      The fixed income portion of the fund’s portfolio will be comprised of underlying fixed income securities that the investment manager believes will provide the most favorable outlook for achieving the fund’s investment goal, including, but not limited to:

•      Fixed income securities with varying maturities;

•      U.S. Treasury Inflation Protected Securities;

•      Treasury instruments;

•      Cash and cash-equivalent securities;

•      Investment grade debt securities and non-investment grade debt (securities rated “Ba” or lower by Moody’s, “BB” or lower by S&P or “BB” or lower by Fitch, or if unrated, securities deemed by the investment manager to be of comparable quality), commonly referred to as “high yield-high risk securities” or “junk bonds”; and

•      Emerging market debt securities.

•      The equity portion of the fund’s portfolio will be comprised of underlying equity securities, including, but not limited to:

•      Domestic and international equity securities across a broad range of market capitalizations;

•      Real estate investment trusts (“REITs”); and

•      Commodity-related instruments.

The equity securities allocation is intended to add diversification and enhance returns.

•      May also invest in certain exchange-traded funds (“ETFs”) and/or exchange-traded notes (“ETNs”) through the implementation of a strategic asset allocation strategy, including ETFs or ETNs that invest in alternative asset classes such as commodities, currencies or real estate.

•      Invests in equity and fixed income securities denominated in both U.S. dollars and foreign currencies, including securities that are generally traded on foreign markets. This may include securities of issuers that conduct their principal business activities in emerging markets or whose securities are principally traded on exchanges in emerging markets.

•      May utilize derivatives to manage portfolio risk or for other investment purposes.  The derivatives in which the fund may invest include futures and options, and swap agreements (including total return swaps) as well as forward foreign currency contracts and structured notes.

Principal Risks	Principal Risks

•      Market Conditions

•      Issuer Risks

•      Investing in Growth-Oriented Stocks

•      Investing in Income-Oriented Stocks

•      Investing in Debt Instruments

•      Investing in Lower Rated Bonds

•      Thinly Traded Securities

•      Investing Outside the United States

•      Asset Allocation

•      Management

•      Equity Securities

•      Investment Strategy

•      Foreign Investments

•      Currency

•      Interest Rate

•      U.S. Government Securities

•      Credit

•      Junk Bond

•      Derivatives

•      Emerging Markets

•      Real Estate Related Securities

•      Market

•      ETF and ETN

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with income and growth of capital.  Each Portfolio seeks to achieve its investment objectives by primarily investing in a diversified portfolio of equity and debt securities, with a moderate tilt toward equity securities.  The equity and debt portions of each Portfolio may be comprised of domestic and foreign equity securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the spectrums of debt and equity securities in which the Portfolios invest differ slightly (e.g., only the Replacement Portfolio principally invests in ETFs and ETNs).  Nonetheless, the Portfolios generally invest in similar assets and have similar geographic focuses.  Also, as reflected in the performance history table below, the Portfolios each use the S&P 500 Index and the Barclays U.S. Aggregate Bond Index as performance benchmark indices, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $17.56 billion.  The proposed Substitution will involve approximately $976.26 million of the net assets of the Existing Portfolio’s Class 2 shares and of the Existing Portfolio’s total net assets.

	Existing Portfolio	Replacement Portfolio
	American Funds Asset Allocation Fund	HIMCO VIT Moderate Allocation Fund
Share Class	Class 2	Class IB
Management Fee	0.28%	0.26%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.20%
Other Expenses	0.03%	0.05%
Total Annual Operating Expenses	0.56%	0.51%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.56%	0.51%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Other Related Account’s Inception Through April 30, 2012(49)
Existing Portfolio — American Funds Asset Allocation Fund — Class 2 (Inception: 4/30/1997)
Class 2	4.22%	15.30%	2.26%	5.35%	6.22%
S&P 500 Index	4.76%	19.46%	1.01%	4.71%	5.65%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	6.37%	5.71%	6.36%
60%/40% S&P/Barclays Index	6.21%	14.71%	3.57%	5.45%	6.31%
Replacement Portfolio — HIMCO VIT Moderate Allocation Fund — Other Related Account (Inception: 8/1/2007)
Other Related Account (gross)	0.90%	14.94%	N/A	N/A	3.18%
Other Related Account (net)	0.39%	14.35%	N/A	N/A	2.66%
S&P 500 Index	4.76%	19.46%	N/A	N/A	1.36%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	N/A	N/A	6.76%
60% S&P 500 Index / 40% Barclays U.S. Aggregate Bond Index	6.21%	14.71%	N/A	N/A	3.95%

Contracts Affected

Suite	Contracts Affected
Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961;

(49)  Historical performance information for the American Funds Asset Allocation Fund and the HIMCO VIT Moderate Allocation Fund is provided only through April 30, 2012 because HIMCO’s management of the other related account was terminated at that time.

C000005960; C000005962; C000059439; C000005964

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166
HLA Separate Account 7 (File No. 811-09295)
C000061192

HPRM I	HLA Separate Account 7 (File No. 811-09295)
C000037969

Substitution No. 38.                                   Invesco V.I. Equity and Income Fund (Series I; Series II) replaced by HIMCO VIT Moderate Allocation Fund (Class B)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

Invesco V.I. Equity and Income Fund (Series I; Series II)	HIMCO VIT Moderate Allocation Fund (Class B)

Investment Adviser	Investment Adviser

Invesco Advisers, Inc.	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Both capital appreciation and current income	Long-term capital appreciation and income

Principal Investment Strategies	Principal Investment Strategies

•      Invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in equity and income securities, and in derivatives and other investments that have economic characteristics similar to such securities.

•      May invest in securities of issuers of all capitalization sizes; however, a substantial number of the issuers in which the fund invests are large-capitalization issuers.

•      Invests, under normal conditions, at least 65% of net assets in income-producing equity investments, such as dividend paying common or preferred stocks.

•      May invest in income-producing equity instruments

•      Allocates assets to a combination of equity and fixed income investments.

•      Under normal market conditions, invests approximately 60% of assets in equity securities and approximately 40% of assets in fixed income securities.

•      The fixed income portion of the fund’s portfolio will be comprised of underlying fixed income securities that the investment manager believes will provide the most favorable outlook for achieving the fund’s investment goal, including, but not limited to:

•      Fixed income securities with varying maturities;

(subject to the 65% policy above), debt securities and warrants or rights to acquire such securities, in such proportions as economic conditions indicate would best accomplish the fund’s objectives.

•      It is the current operating policy of the Fund to invest in debt securities rated investment grade. It is also the operating policy of the Fund to invest not more than 10% of its net assets in debt securities rated Baa by Moody’s Investors Service (Moody’s) or BBB by Standard & Poor’s Ratings Services (S&P), or in unrated securities determined by the fund’s investment adviser to be of comparable quality at the time of purchase.  These operating policies do not apply to convertible securities, which are selected primarily on the basis of their equity characteristics.

•      May invest up to 15% of net assets in REITs.

•      May invest up to 25% of net assets in securities of foreign issuers or depositary receipts.

•      Can invest in derivative instruments including forward foreign currency contracts, futures contracts and options.

•      Can use forward foreign currency contracts to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

•      Can use futures contracts to seek exposure to certain asset classes and to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

•      Can use options to seek alpha (return on investments in excess of the Russell 1000 Value Index) or to mitigate risk and to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

•      In selecting securities, the investment adviser focuses on a security’s potential for income with safety of principal and long-term growth of capital.  The investment adviser emphasizes a value style of investing, which focuses on undervalued companies with characteristics for improved valuations.

•      U.S. Treasury Inflation Protected Securities;

•      Treasury instruments;

•      Cash and cash-equivalent securities;

•      Investment grade debt securities and non-investment grade debt (securities rated “Ba” or lower by Moody’s, “BB” or lower by S&P or “BB” or lower by Fitch, or if unrated, securities deemed by the investment manager to be of comparable quality), commonly referred to as “high yield-high risk securities” or “junk bonds”; and

•      Emerging market debt securities.

•      The equity portion of the fund’s portfolio will be comprised of underlying equity securities, including, but not limited to:

•      Domestic and international equity securities across a broad range of market capitalizations;

•      Real estate investment trusts (“REITs”); and

•      Commodity-related instruments.

The equity securities allocation is intended to add diversification and enhance returns.

•      May also invest in certain exchange-traded funds (“ETFs”) and/or exchange-traded notes (“ETNs”) through the implementation of a strategic asset allocation strategy, including ETFs or ETNs that invest in alternative asset classes such as commodities, currencies or real estate.

•      Invests in equity and fixed income securities denominated in both U.S. dollars and foreign currencies, including securities that are generally traded on foreign markets. This may include securities of issuers that conduct their principal business activities in emerging markets or whose securities are principally traded on exchanges in emerging markets.

•      May utilize derivatives to manage portfolio risk or for other investment purposes.  The derivatives in which the fund may invest include futures and options, and swap agreements (including total return swaps) as well as forward foreign currency contracts and structured notes.

Principal Risks	Principal Risks

• Call	• Equity Securities

•      Convertible Securities

•      Credit

•      Depositary Receipts

•      Derivatives

•      Equity

•      Foreign Securities

•      Income

•      Interest Rate

•      Management

•      Market

•      Preferred Securities

•      REIT Risk/Real Estate Risk

•      Small- and Mid-Capitalization Risks

•      Value Investing Style

•      Investment Strategy

•      Foreign Investments

•      Currency

•      Interest Rate

•      U.S. Government Securities

•      Credit

•      Junk Bond

•      Derivatives

•      Emerging Markets

•      Real Estate Related Securities

•      Market

•      ETF and ETN

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with income and growth of capital.  Each Portfolio seeks to achieve its investment objectives by primarily investing in a diversified portfolio of equity and debt securities, with a moderate tilt toward equity securities.  The equity securities in which both of the Portfolios may invest include, but are limited to, common stock and REIT shares.  The debt securities in which both of the Portfolios may invest include, but are not limited to, investment-grade debt, non-investment grade debt, and U.S. Treasury bonds.  The equity and debt portions of each Portfolio may be comprised of domestic and foreign equity securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the universes of debt and equity securities in which the Portfolios invest differ slightly (e.g., only the Replacement Portfolio principally invests in ETFs and ETNs).  Nonetheless, the Portfolios generally invest in similar assets and have similar geographic focuses.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $1.36 billion.  The proposed Substitution will involve approximately $15.30 million of the net assets of the Existing Portfolio’s Series I shares, $12.32 million of the Existing Portfolio’s Series II shares, and $27.62 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Equity and Income Fund		HIMCO VIT Moderate Allocation Fund
Share Class	Series I	Series II	Class B
Management Fee	0.38%	0.38%	0.26%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	0.20%
Other Expenses	0.29%	0.29%	0.05%
Acquired Fund Fees and Expenses	0.01%	0.01%	N/A
Total Annual Operating Expenses	0.68%	0.93%	0.51%
Fee Waiver / Expense Reimbursement	(0.01)%	(0.01)%	N/A
Net Annual Operating Expenses	0.67%	0.92%	0.51%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Other Related Account’s Inception Through April 30, 2012(50)
Existing Portfolio — Invesco V.I. Equity and Income Fund — Series I (Inception: 6/1/2010)
Series I	-0.71%	N/A	N/A	N/A	10.96%
Russell 1000 Value Index	1.03%	N/A	N/A	N/A	14.62%
Barclays U.S. Government/Credit Index	8.56%	N/A	N/A	N/A	6.79%
Existing Portfolio — Invesco V.I. Equity and Income Fund — Series II (Inception: 4/30/2003)
Series II	-0.71%	14.36%	2.21%	N/A	7.04%
Russell 1000 Value Index	1.03%	18.32%	-1.73%	N/A	7.03%
Barclays U.S. Government/Credit Index	8.56%	7.50%	6.42%	N/A	5.15%
Replacement Portfolio — HIMCO VIT Moderate Allocation Fund — Other Related Account (Inception: 8/1/2007)
Other Related Account (gross)	0.90%	14.94%	N/A	N/A	3.18%
Other Related Account (net)	0.39%	14.35%	N/A	N/A	2.66%
S&P 500 Index	4.76%	19.46%	N/A	N/A	1.36%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	N/A	N/A	6.76%
60% S&P 500 Index / 40% Barclays U.S. Aggregate Bond Index	6.21%	14.71%	N/A	N/A	3.95%

Contracts Affected

Suite	Contracts Affected
Director M / Morgan Stanley Proprietary Products	HL Separate Account 3 (File No. 811-08584)
C000005735; C000005742; C000005734; C000005743; C000005740; C000005741
HLA Separate Account 3 (File No. 811-08580)
C000006000; C000006007; C000005999; C000006008; C000006006; C000006005

(50)  Historical performance information for the Invesco V.I. Equity and Income Fund and the HIMCO VIT Moderate Allocation Fund is provided only through April 30, 2012 because HIMCO’s management of the other related account was terminated at that time.

Substitution No. 39.                                   MFS Total Return Series (Initial Class; Service Class) replaced by HIMCO VIT Moderate Allocation Fund (Class B)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio

MFS Total Return Series (Initial Class; Service Class)	HIMCO VIT Moderate Allocation Fund (Class B)

Investment Adviser	Investment Adviser

Massachusetts Financial Services Company	Hartford Investment Management Company

Sub-Adviser	Sub-Adviser

None	None

Investment Objective	Investment Objective

Total return	Long-term capital appreciation and income

Principal Investment Strategies	Principal Investment Strategies

•      Invests in equity securities and debt instruments. Equity securities include common stocks, preferred stocks, securities convertible into stocks, equity interests in real estate investment trusts (REITs), and depositary receipts for such securities. Debt instruments include corporate bonds, U.S. Government securities, asset-backed securities, municipal instruments, foreign government securities, inflation-adjusted bonds, and other obligations to repay money borrowed.

•      Seeks to invest between 40% and 75% of the fund’s assets in equity securities and at least 25% of the fund’s assets in fixed-income senior securities.

•      Of the fund’s investments in equity securities, the investment adviser focuses on investing the fund’s assets in the stocks of companies it believes are undervalued compared to their perceived worth (value companies).

•      May invest the equity portion of the fund’s assets in companies of any size, but generally focuses on companies with large-capitalizations.

•      Of the fund’s investments in debt instruments, the fund generally invests substantially all of these investments in investment grade debt instruments.

•      May invest the fund’s assets in foreign securities.

•      Uses a bottom-up investment approach to buying

•      Allocates assets to a combination of equity and fixed income investments.

•      Under normal market conditions, invests approximately 60% of assets in equity securities and approximately 40% of assets in fixed income securities.

•      The fixed income portion of the fund’s portfolio will be comprised of underlying fixed income securities that the investment manager believes will provide the most favorable outlook for achieving the fund’s investment goal, including, but not limited to:

•      Fixed income securities with varying maturities;

•      U.S. Treasury Inflation Protected Securities;

•      Treasury instruments;

•      Cash and cash-equivalent securities;

•      Investment grade debt securities and non-investment grade debt (securities rated “Ba” or lower by Moody’s, “BB” or lower by S&P or “BB” or lower by Fitch, or if unrated, securities deemed by the investment manager to be of comparable quality), commonly referred to as “high yield-high risk securities” or “junk bonds”; and

•      Emerging market debt securities.

and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers and instruments. Quantitative models that systematically evaluate issuers and instruments are used by certain of the fund’s equity portfolio managers and may also be considered by other portfolio managers.

•      The equity portion of the fund’s portfolio will be comprised of underlying equity securities, including, but not limited to:

•      Domestic and international equity securities across a broad range of market capitalizations;

•      Real estate investment trusts (“REITs”); and

•      Commodity-related instruments.

The equity securities allocation is intended to add diversification and enhance returns.

•      May also invest in certain exchange-traded funds (“ETFs”) and/or exchange-traded notes (“ETNs”) through the implementation of a strategic asset allocation strategy, including ETFs or ETNs that invest in alternative asset classes such as commodities, currencies or real estate.

•      Invests in equity and fixed income securities denominated in both U.S. dollars and foreign currencies, including securities that are generally traded on foreign markets. This may include securities of issuers that conduct their principal business activities in emerging markets or whose securities are principally traded on exchanges in emerging markets.

•      May utilize derivatives to manage portfolio risk or for other investment purposes.  The derivatives in which the fund may invest include futures and options, and swap agreements (including total return swaps) as well as forward foreign currency contracts and structured notes.

Principal Risks	Principal Risks

• Stock Market/Company • Value Company • Debt Market • Interest Rate • Credit • Foreign • Prepayment/Extension • Inflation-Adjusted Debt Instruments • Municipal • Liquidity • Investment Selection

•      Equity Securities

•      Investment Strategy

•      Foreign Investments

•      Currency

•      Interest Rate

•      U.S. Government Securities

•      Credit

•      Junk Bond

•      Derivatives

•      Emerging Markets

•      Real Estate Related Securities

•      Market

• ETF and ETN

The Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio have substantially similar investment objectives and principal investment strategies and risks.  The investment objective of each Portfolio is to provide shareholders with income and growth of capital.  Each Portfolio seeks to achieve its investment objectives by primarily investing in a diversified portfolio of equity and debt securities, with a moderate tilt toward equity securities.  The equity and debt portions of each Portfolio may be comprised of domestic and foreign equity securities.

Although differences in the Portfolios’ principal investment strategies and risks exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially different investment strategies nor expose Contract owners to materially greater risks than before the proposed Substitution.  For example, the spectrums of debt and equity securities in which the Portfolios invest differ slightly (e.g., only the Replacement Portfolio principally invests in ETFs and ETNs).  Nonetheless, the Portfolios generally invest in similar assets and have similar geographic focuses.   Also, as reflected in the performance history table below, the Portfolios each use the S&P 500 Index and the Barclays U.S. Aggregate Bond Index as performance benchmark indices, which further evidences that the Portfolios’ investment strategies are substantially similar.  Accordingly, despite any differences between them, the Section 26 Applicants believe that the Existing Portfolio and the Replacement Portfolio are sufficiently similar such that the essential objectives and expectations of Contract owners will continue to be met after the proposed Substitution.

Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of December 31, 2014 were approximately $3.03 billion.  The proposed Substitution will involve approximately $762.20 million of the net assets of the Existing Portfolio’s Initial Class shares, $59.26 million of the Existing Portfolio’s Service Class shares, and $821.46 million of the Existing Portfolio’s total net assets.

	Existing Portfolio		Replacement Portfolio
	MFS Total Return Series		HIMCO VIT Moderate Allocation Fund
Share Class	Initial Class	Service Class	Class B
Management Fee	0.75%	0.75%	0.26%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	0.20%
Other Expenses	0.04%	0.04%	0.05%
Total Annual Operating Expenses	0.79%	1.04%	0.51%
Fee Waiver / Expense Reimbursement	(0.08)%	(0.08)%	N/A
Net Annual Operating Expenses	0.71%	0.96%	0.51%

Performance History

	1 Year	3 Years	5 Years	10 Years	Since Portfolio’s / Other Related Account’s Inception Through April 30, 2012(51)
Existing Portfolio — MFS Total Return Series — Initial Class (Inception: 1/3/1995)
Initial Class	3.23%	12.79%	1.90%	4.83%	8.13%
S&P 500 Index	4.76%	19.46%	1.01%	4.71%	8.63%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	6.37%	5.71%	6.81%
MFS Total Return Blended Index (60% S&P 500 Index / 40% Barclays U.S. Aggregate Bond Index)	6.21%	14.71%	3.57%	5.45%	8.25%
Existing Portfolio — MFS Total Return Series — Service Class (Inception: 5/1/2000)
Service Class	2.95%	12.51%	1.65%	4.57%	5.06%
S&P 500 Index	4.76%	19.46%	1.01%	4.71%	1.47%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	6.37%	5.71%	6.44%
MFS Total Return Blended Index (60% S&P 500 Index / 40% Barclays U.S. Aggregate Bond Index)	6.21%	14.71%	3.57%	5.45%	3.79%
Replacement Portfolio — HIMCO VIT Moderate Allocation Fund — Other Related Account (Inception: 8/1/2007)
Other Related Account (gross)	0.90%	14.94%	N/A	N/A	3.18%
Other Related Account (net)	0.39%	14.35%	N/A	N/A	2.66%
S&P 500 Index	4.76%	19.46%	N/A	N/A	1.36%
Barclays U.S. Aggregate Bond Index	7.54%	7.06%	N/A	N/A	6.76%
60% S&P 500 Index / 40% Barclays U.S. Aggregate Bond Index	6.21%	14.71%	N/A	N/A	3.95%

Contracts Affected

Suite	Contracts Affected
Director M /	HL Separate Account 3 (File No. 811-08584)
Morgan Stanley	C000005735; C000005742; C000005743; C000005740; C000005741; C000037958
Proprietary	HLA Separate Account 3 (File No. 811-08580)
Products	C000006000; C000006007; C000006008; C000006006; C000006005; C000037959

Leaders I	HL Separate Account 7 (File No. 811-04972)
C000005822; C000059452; C000059453; C000059454; C000059455; C000005820; C000059423; C000005831; C000059424; C000005819; C000005821; C000059438
HLA Separate Account 7 (File No. 811-09295)
C000005963; C000059457; C000059458; C000005972; C000059425; C000005961; C000005960; C000005962; C000059439; C000005964

(51) Historical performance information for the MFS Total Return Series and the HIMCO VIT Moderate Allocation Fund is provided only through April 30, 2012 because HIMCO’s management of the other related account was terminated at that time.

Leaders II-III	HL Separate Account 7 (File No. 811-04972)

C000059368; C000005818; C000059369; C000059370; C000062644; C000059371; C000059372; C000005824; C000005825; C000005826; C000059374; C000005827; C000059375; C000062646; C000059376; C000059378; C000005828; C000005829; C000005830

HLA Separate Account 7 (File No. 811-09295)
C000005959; C000062645; C000059373; C000005965; C000005966; C000005967; C000005968; C000062647; C000059379; C000005969; C000005970; C000005971

Leaders IV	HL Separate Account 7 (File No. 811-04972)
C000061166; C000061167; C000061266; C000061271; C000061273; C000061276; C000061270; C000061264; C000061265; C000061272; C000061274; C000061275
HLA Separate Account 7 (File No. 811-09295)
C000061168; C000061192

HPRM I	HL Separate Account 7 (File No. 811-04972)
C000061190; C000080961; C000080962
HLA Separate Account 7 (File No. 811-09295)
C000037969; C000061191;

HPRM II-III	HL Separate Account 7 (File No. 811-04972)
C000093059; C000093060; C000093064; C000105760; C000105761
HLA Separate Account 7 (File No. 811-09295)
C000080962; C000093063; C000103263; C000105764

D.            Contract Level Information

1.              Number of Underlying Registered Open-End Management Investment Companies Available Under Each Contract Before and After the Proposed Substitutions

The following table lists the total number of underlying registered open-end management investment companies, as well as the number of equity, fixed income, balanced allocation, and money market funds, available under each Contract before and after the Substitutions proposed in this Application and the Concurrent Application.  The table also lists the number of Morningstar investment categories associated with each Contract’s underlying registered open-end management investment companies before and after the Substitutions proposed in this Application and the Concurrent Application.

1933 Act File No.	Contract / Class Identifier	Total No. of Funds Before / After Sub.	No. of Equity Funds Before / After Sub.	No. of Fixed Income Funds Before / After Sub.	No. of Balanced Allocation Funds Before / After Sub.	No. of Money Market Funds Before / After Sub.	No. of Morningstar Categories Before / After Sub.
Director M / Morgan Stanley Proprietary Products Suite — HL Separate Account 3 (File No. 811-08584)
033-80738	C000005735	28 / 18	21 / 12	4 / 4	2 / 1	1 / 1	14 / 14
333-35000	C000005742	34 / 22	26 / 15	5 / 5	2 / 1	1 / 1	15 / 15
333-52711	C000005734	13 / 12	8 / 7	3 / 3	1 / 1	1 / 1	12 / 12
333-69493	C000005743	28 / 18	21 / 12	4 / 4	2 / 1	1 / 1	14 / 14
333-101927	C000005740	35 / 23	26 / 15	6 / 6	2 / 1	1 / 1	16 / 16
333-102625	C000005741	35 / 23	26 / 15	6 / 6	2 / 1	1 / 1	16 / 16
333-119414	C000059350	57 / 43	46 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000059351	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000059352	59 / 46	47 / 34	7 / 7	4 / 4	1 / 1	19 / 20

	C000059353	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000059354	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000005733	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000059355	61 / 48	50 / 37	6 / 6	4 / 4	1 / 1	19 / 20
	C000059356	59 / 46	48 / 35	6 / 6	4 / 4	1 / 1	19 / 20
	C000059357	65 / 52	52 / 39	7 / 7	5 / 5	1 / 1	20 / 21
333-119415	C000005737	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
333-119417	C000059361	57 / 43	46 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000059362	56 / 43	45 / 32	6 /6	4 / 4	1 / 1	19 / 20
	C000059363	59 / 46	47 / 34	7 / 7	4 / 4	1 / 1	19 / 20
	C000059364	59 / 46	48 / 35	6 / 6	4 / 4	1 / 1	19 / 20
	C000005739	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000059365	61 / 48	50 / 37	6 / 6	4 / 4	1 / 1	19 / 20
	C000059366	65 / 52	52 / 39	7 / 7	5 / 5	1 / 1	20 / 21
333-119419	C000005736	56 / 43	45 / 32	6 /6	4 / 4	1 / 1	19 / 20
333-119422	C000059359	57 / 43	46 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000005738	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000059360	61 / 48	50 / 37	6 / 6	4 / 4	1 / 1	19 / 20
333-136543	C000037958	32 / 25	23 / 17	5 / 5	3 / 2	1 / 1	18 / 16
Director M / Morgan Stanley Proprietary Products Suite — HLA Separate Account 3 (File No. 811-08580)
033-80732	C000006000	28 / 18	21 / 12	4 / 4	2 / 1	1 / 1	14 / 14
333-34998	C000006007	34 / 22	26 / 15	5 / 5	2 / 1	1 / 1	15 / 15
333-52707	C000005999	13 / 12	8 / 7	3 / 3	1 / 1	1 / 1	12 / 12
333-69491	C000006008	28 / 18	21 / 12	4 / 4	2 / 1	1 / 1	14 / 14
333-102628	C000006006	35 / 23	26 / 15	6 / 6	2 / 1	1 / 1	16 / 16
333-119416	C000006003	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
333-119418	C000005998	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
	C000059358	65 / 52	52 / 39	7 / 7	5 / 5	1 / 1	20 / 21
333-119420	C000006002	56 / 43	45 / 32	6 / 6	4 / 4	1 / 1	19 / 20
333-119421	C000006004	56 / 43	45 / 32	6 / 6	4 /4	1 / 1	19 / 20
	C000059367	65 / 52	52 / 39	7 / 7	5 / 5	1 / 1	20 / 21
333-119423	C000006001	56 / 43	45 / 32	6 /6	4 / 4	1 / 1	19 / 20
333-101928	C000006005	35 / 23	26 / 15	6 / 6	2 / 1	1 / 1	16 / 16
333-136545	C000037959	32 / 25	23 / 17	5 / 5	3 / 2	1 / 1	18 / 16
Leaders I Suite — HL Separate Account 7 (File No. 811-04972)
333-40414	C000005822	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
	C000059452	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	C000059453	47 / 24	37 / 15	6 / 6	3 / 2	1 / 1	23 / 20
	C000059454	45 /22	35 / 13	6 / 6	3 / 2	1 / 1	23 / 20
	C000059455	49 / 22	38 / 13	7 / 6	3 / 2	1 / 1	22 / 19
	C000059456	25 / 25	18 / 18	4 / 4	2 / 2	1 / 1	15 / 15
333-68463	C000005820	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
333-69475	C000059423	47 / 24	37 / 15	6 / 6	3 / 2	1 / 1	23 / 20
	C000005831	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
	C000059424	45 / 22	35 / 13	6 / 6	3 / 2	1 /1	23 / 20
333-70153	C000005819	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
333-91927	C000059437	47 / 24	37 / 15	6 / 6	3 / 2	1 / 1	23 / 20
	C000005821	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
	C000059438	45 / 22	35 / 13	6 / 6	3 / 2	1 / 1	23 / 20
Leaders I Suite — HLA Separate Account 7 (File No. 811-09295)
333-40410	C000005963	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
	C000059457	47 / 24	37 / 15	6 / 6	3 / 2	1 / 1	23 / 20
	C000059458	45 /22	35 / 13	6 / 6	3 / 2	1 / 1	23 / 20

333-76419	C000005972	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
	C000059425	45 / 22	35 / 13	6 / 6	3 / 2	1 / 1	23 / 20
333-76423	C000005961	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
333-76425	C000005960	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
333-91921	C000005962	47 / 20	36 / 11	7 / 6	3 / 2	1 / 1	23 / 20
	C000059439	45 / 22	35 / 13	6 / 6	3 / 2	1 / 1	23 / 20
333-95785	C000005964	39 / 18	30 / 10	5 / 5	3 / 2	1 / 1	21 / 18
Leaders II-III Suite — HL Separate Account 7 (File No. 811-04972)
333-101932	C000059368	45 / 19	34 /10	7 / 6	3 / 2	1 / 1	22 / 19
C000005818
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	C000059369	50 / 24	39 / 15	7 / 6	3 / 2	1 / 1	22 / 21
C000059370
	(I)	50 / 23	38 / 13	8 / 7	3 / 2	1 / 1	23 / 21
	(II)	49 / 23	37 / 13	8 / 7	3 / 2	1 / 1	23 / 21
	C000062644	55 / 23	42 / 13	9 / 7	3 / 2	1 / 1	23 / 19
	C000059371	48 / 22	37 / 13	7 / 6	3 / 2	1 / 1	22 / 19
C000059372
	(I/IR)	55 / 28	42 / 17	8 / 7	4 / 3	1 / 1	23 / 22
	(II)	54 / 28	41 / 17	8 / 7	4 / 3	1 / 1	23 / 22
333-101937	C000005824
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
333-101942	C000005825
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
333-101948	C000005826
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 /19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 /19
333-101954	C000059374
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
C000005827
	(II/IR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	C000059375	50 / 24	39 / 15	7 / 6	3 / 2	1 / 1	22 / 21
	C000062646	55 / 23	42 / 13	9 / 7	3 / 2	1 / 1	23 / 19
C000059376
	(II/IIR)	49 / 22	38 / 13	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	48 / 22	37 / 13	7 / 6	3 / 2	1 / 1	22 / 19
	C000059377	25 / 25	18 / 18	4 / 4	2 / 2	1 / 1	15 / 15
C000059378
	(I/IR)	55 / 28	42 / 17	8 /7	4 / 3	1 / 1	23 / 22
	(II)	54 / 28	41 / 17	8 /7	4 / 3	1 / 1	23 / 22
333-104356	C000005828	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
333-105254	C000005829	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
333-105270	C000005830	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
Leaders II-III Suite — HLA Separate Account 7 (File No. 811-09295)
333-101933	C000005959
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	C000062645	55 / 23	42 / 13	9 / 7	3 / 2	1 / 1	23 / 19

C000059373
	(I/IR)	55 / 28	42 / 17	8 / 7	4 / 3	1 / 1	23 / 22
	(II)	54 / 28	41 / 17	8 / 7	4 / 3	1 / 1	23 / 22
333-101936	C000005965
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
333-101943	C000005966
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
333-101949	C000005967
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
333-101955	C000005968
	(II/IIR)	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	(III)	45 / 19	34 / 10	7 / 6	3 / 2	1 / 1	22 / 19
	C000062647	55 / 23	42 / 13	9 / 7	3 / 2	1 / 1	23 / 19
C000059379
	(I/IR)	55 / 28	42 / 17	8 /7	4 / 3	1 / 1	23 / 22
	(II)	54 / 28	41 / 17	8 /7	4 / 3	1 / 1	23 / 22
333-104367	C000005969	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
333-105256	C000005970	46 / 19	35 /10	7 / 6	3 / 2	1 / 1	22 / 19
333-105272	C000005971	46 / 19	35 / 10	7 / 6	3 / 2	1 / 1	22 / 19
Leaders IV Suite — HL Separate Account 7 (File No. 811-04972)
333-148553	C000061166	76 / 43	57 / 27	11 / 10	7 / 5	1 / 1	22 / 22
333-148554	C000061167	76 / 52	57 / 34	11 / 11	7 / 6	1 / 1	22 / 22
333-148570	C000061266	76 / 52	57 / 34	11 / 11	7 / 6	1 / 1	22 / 22
	C000061271	79 / 55	59 / 36	12 / 12	7 / 6	1 / 1	22 / 22
	C000061273	81 / 57	62 / 39	11 / 11	7 / 6	1 / 1	22 / 22
	C000061276	76 / 52	57 / 34	11 / 11	8 / 7	1 / 1	22 / 22
	C000061270	80 / 56	60 / 37	12 / 12	7 / 6	1 / 1	23 / 24
	C000061264	79 / 55	60 / 37	11 / 11	7 / 6	1 / 1	22 / 22
	C000061265	79 / 55	60 / 37	11 / 11	7 / 6	1 / 1	22 / 22
	C000061272	79 / 55	59 / 36	12 / 12	7 / 6	1 / 1	22 / 22
	C000061274	81 / 57	62 / 39	11 / 11	7 / 6	1 / 1	22 / 22
	C000061275	81 / 57	62 / 39	11 / 11	7 / 6	1 / 1	22 / 22
Leaders IV Suite — HLA Separate Account 7 (File No. 811-09295)
333-148555	C000061168	76 / 52	57 / 34	11 / 11	7 / 6	1 / 1	22 / 22
333-148566	C000061192	76 / 43	57 / 27	11 / 10	7 / 5	1 / 1	22 / 22
333-148561	C000061177	76 / 52	57 / 34	11 / 11	7 / 6	1 / 1	22 / 22
HPRM I Suite — HL Separate Account 7 (File No. 811-04972)
333-148564	C000061190	58 / 42	41 / 27	11 / 10	5 / 4	1 / 1	23 / 19
	C000080961	63 / 47	46 / 32	11 / 10	5 / 4	1 / 1	23 / 21
	C000080962	61 / 45	44 / 30	11 / 10	5 / 4	1 / 1	23 / 20
HPRM I Suite — HLA Separate Account 7 (File No. 811-09295)
333-136548	C000037969	58 / 34	41 / 21	11 / 9	11 / 9	1 / 1	23 / 19
333-148565	C000061191	58 / 42	41 / 27	11 / 10	5 / 4	1 / 1	23 / 19
333-159547	C000078889	58 / 42	41 / 27	11 / 10	5 / 4	1 / 1	23 / 19
HPRM II-III Suite — HL Separate Account 7 (File No. 811-04972)
333-168986	C000093059	62 /47	42 / 29	11 / 10	8 / 7	1 / 1	24 / 20
	C000093060	65 / 50	45 / 32	11 / 10	9 / 8	1 / 1	24 / 21
333-168990	C000093064	68 / 53	48 / 35	11 / 10	8 / 7	1 / 1	24 / 23
333-176149	C000105760	68 / 53	48 / 35	11 / 10	8 / 7	1 / 1	24 / 23
333-176150	C000105761	62 / 47	42 / 29	11 / 10	8 / 7	1 / 1	24 / 20

	C000105762	65 / 50	45 / 32	11 / 10	8 / 7	1 / 1	24 / 21
HPRM II-III Suite — HLA Separate Account 7 (File No. 811-09295)
333-168987	C000093061	62 / 47	42 / 29	11 / 10	8 / 7	1 / 1	24 / 20
333-168989	C000093063	62 / 47	42 / 29	11 / 10	8 / 7	1 / 1	24 / 20
333-174679	C000103263	61 /40	42 / 24	11 / 9	7 / 6	1 / 1	24 / 20
333-176152	C000105764	62 /47	42 / 29	11 / 10	8 / 7	1 / 1	24 / 20

E.            Policies and Procedures for the Proposed Substitutions

To effectuate the Substitutions, the Section 26 Applicants propose to follow the policies and procedures set forth below.

1.              Redemption or Purchase of Shares.

The Hartford Insurance Companies will effect the Substitutions as soon as practicable following the issuance of both requested orders in connection with this Application and the Concurrent Application. The Hartford Insurance Companies will use shared communications and coordinated operations to implement the requested orders.  The Hartford Insurance Companies will likely need to effect the Substitutions over a period of time for administrative reasons.  As of the Substitution Date, the Separate Accounts will redeem shares of the Existing Portfolios for cash or in-kind.(52)  The proceeds of such redemptions will then be used to purchase shares of the corresponding Replacement Portfolio, as each subaccount of the Separate Accounts will invest the proceeds of its redemption from the Existing Portfolios in the applicable Replacement Portfolios.

Redemption requests and purchase orders will be placed simultaneously so that Contract values will remain fully invested at all times.(53)  Each Substitution will be effected at the relative net asset values of the respective shares of the Replacement Portfolios in conformity with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants.  The Substitutions will be effected without change in the amount or value of any Contracts held by affected Contract owners.  As such, the Section 26 Applicants believe that the procedures to be implemented are sufficient to assure that each Contract owner’s cash values immediately after the Substitution will be equal to the cash value immediately before the Substitution.

In the event that a Replacement Portfolio or HIMCO declines to accept, on behalf of the Replacement Portfolio, securities redeemed in-kind by an Existing Portfolio, the Section 26 Applicants expect that such Existing Portfolio will instead provide cash equal to the value of the declined securities so that the Contract owner’s contract values will not be adversely affected or diluted.

(52)  All in-kind redemptions will be effected in accordance with the conditions set forth in the no-action letter issued by the Commission staff to Signature Financial Group (pub. avail. Dec. 28, 1999).

(53)  For administrative convenience, the in-kind transactions may be effected through a direct transfer of securities and cash between the custodian(s) for the Existing Portfolio and its corresponding Replacement Portfolio, followed by the distribution of shares of the Replacement Portfolio to the applicable Separate Account(s).

Contract owners will not incur any fees or charges as a result of the proposed Substitutions. The obligations of the Section 26 Applicants, and the rights of the affected Contract owners, under the Contracts of affected Contract owners will not be altered in any way.  The Hartford Insurance Companies or their affiliates will pay all expenses and transaction costs of the Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses. No fees or charges will be assessed to the affected Contract owners to effect the Substitutions.  The proposed Substitutions will not cause the Contract fees and charges currently being paid by Contract Owners to be greater after the proposed Substitution than before the proposed Substitution.

In addition, the Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions.

Redemptions and repurchases that occur in connection with effecting the Substitution will not count as a transfer for purposes of transfer limitations and fees that would otherwise be applicable under the terms of the Contracts.  From the date the Pre-Substitution Notice, as defined below, through thirty days following the Substitution Date, Contract owners may transfer Contract value from the subaccount investing in an Existing Portfolio (before the Substitution) or the Replacement Portfolio (after the Substitution) to any other available investment option under the Contract without charge and without imposing any transfer limitations.  Further, on the Substitution Date, Contract values attributable to investments in each Existing Portfolio will be transferred to the corresponding Replacement Portfolio without charge and without being subject to any transfer limitations.  Moreover, the Hartford Insurance Companies will not exercise any rights reserved under the Contracts to impose restrictions on transfers between the subaccounts under the Contracts, including limitations on the future number of transfers, for a period beginning at least 30 days before the Substitution Date through at least 30 days following the Substitution Date.(54)

Finally, before effecting any Substitution, the Hartford Insurance Companies shall have satisfied themselves that: (i) the Contracts allow the substitution of shares of portfolios in the manner contemplated by the Application, (ii) the Substitutions can be consummated as described in this Application under applicable state insurance laws, and (iii) any applicable regulatory requirements in each jurisdiction where the Contracts are qualified for sale have been complied with to the extent necessary to complete the Substitutions.

2.              Limits on Expenses

For each substitution, the Section 26 Applicants estimate that total and net annual operating expenses of the Replacement Portfolio are lower than those of the Existing Portfolio, based on the Portfolio’s most recent prospectuses.  Moreover, for each Substitution, the combined management fee and Rule 12b-1 fee of the Replacement Portfolio is lower than that of the Existing Portfolio.  Consistent with prior substitution applications, the Section 26 Applicants agree that, for a period of two years following the Substitution Date, for those Contracts with assets allocated to the Existing Portfolio on the Substitution Date, the Hartford Insurance Companies will reimburse, on the last

(54)  One exception to this would be restrictions that the Hartford Insurance Companies may impose to detect or deter disruptive, frequent trading activities by Contract owners or their agents.

business day of each fiscal quarter, the Contract owners whose subaccounts invest in the applicable Replacement Portfolio to the extent that the Replacement Portfolio’s net annual operating expenses (taking into account fee waivers and expense reimbursements) for such period exceeds, on an annualized basis, the net annual operating expenses of the Existing Portfolio for fiscal year 2014.  In addition, the Hartford Insurance Companies will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for a period of at least two years months following the Substitution Date.

3.              Contract Owner Notification

At least 30 days prior to the Substitution Date, Contract owners will be notified via prospectus supplements, which will be filed with the Commission pursuant to Rule 497 under the 1940 Act, that the Section 26 Applicants received or expect to receive Commission approval of the applicable proposed Substitutions and of the anticipated Substitution Date (the “Pre-Substitution Notice”).  In addition, the Pre-Substitution Notice will:

•                  Advise Contract owners that Contract values attributable to investments in the Existing Portfolios will be transferred to the Replacement Portfolios, without any charge that would otherwise apply and without being subject to any limitations on transfers, on the Substitution Date;

•                  State that, from the date of the Pre-Substitution Notice through the date thirty (30) days after the Substitutions, Contract owners may transfer Contract value from the subaccounts investing in the Existing Portfolios (before the Substitutions) or the Replacement Portfolios (after the Substitutions) to any other available investment option without charge and without imposing any transfer limitations;

•                  Advise Contract owners with guaranteed living and/or death benefit riders, as applicable, of the following:

•                  They may transfer Contract value from the subaccounts investing in the Existing Portfolios (before the Substitutions) or the Replacement Portfolios (after the Substitutions) to any other available investment option available under their respective riders without charge and without imposing any transfer limitations;

•                  They may transfer Contract value to at least one allocation model that will be comprised wholly of subaccounts that are invested in registered open-end management companies that are not subject to the proposed Substitutions; and

•                  Their riders will automatically terminate if they allocate premium payments or Contract value to subaccounts that are not available for investment under their respective riders;

•                  Inform Contract owners that, except as described in the market timing/short-term trading provision of the relevant prospectus, the Hartford Insurance Companies will not exercise any rights reserved under the Contracts to impose restrictions on transfers among the subaccounts under the Contracts, including limitations on the future number of transfers, through at least thirty (30) days after the Substitution Date.

The Section 26 Applicants will also deliver to affected Contract owners, at least thirty (30) days before the Substitution Date, a prospectus for each applicable Replacement Portfolio.  In addition, within five (5) business days after the Substitution Date, Contract owners whose assets are allocated to a Replacement Portfolio as part of the proposed Substitutions will be sent a written notice (each, a “Confirmation”) informing them that the Substitutions were carried out as previously notified.  The Confirmation also will restate the information set forth in the Pre-Substitution Notice.  The Confirmation will also reflect the Contract owners Contract values before and after the Substitution(s).

4.              State Approval

The Hartford Insurance Companies will seek approval of the proposed Substitutions from any state insurance regulators whose approval may be necessary or appropriate.

V.                                    Request for Order of Approval under Section 26(c) of the 1940 Act

The Section 26 Applicants request that the Commission issue an order pursuant to Section 26(c) of the 1940 Act approving the proposed Substitutions.

A.            Applicable Law

Section 26(c) of the 1940 Act (formerly, Section 26(b)) prohibits any depositor or trustee of a unit investment trust that invests exclusively in the securities of a single issuer from substituting the securities of another issuer without the approval of the Commission.  Section 26(c) provides that such approval shall be granted by order from the Commission if the evidence establishes that the substitution is consistent with the protection of investors and the purposes of the 1940 Act.

Section 26(c) was intended to provide for Commission scrutiny of proposed substitutions that could, in effect, force shareholders dissatisfied with the substitute security to redeem their shares, thereby possibly incurring a loss of the sales load deducted from initial premium, an additional sales load upon reinvestment of the proceeds of redemption, or both.(55)  The section was designed to forestall the ability of a depositor to present holders of interest in a unit investment trust with situations in which a holder’s only choice would be to continue an investment in an unsuitable underlying security, or to elect a costly and, in effect, forced redemption.  For the reasons described below, the Section 26 Applicants submit that the Substitutions meet the standards set forth in Section 26(c) and that, if implemented, the Substitutions would not raise any of the aforementioned concerns that Congress intended to address when the 1940 Act was amended to include this provision.

(55)  House Comm. Interstate Commerce, Report of the Securities and Exchange Commission on the Public Policy Implications of Investment Company Growth, H.R. Rep. No. 2337, 89th Cong. 2d Session 337 (1966).

B.            Basis for a Section 26(c) Order

As previously indicated, the Hartford Insurance Companies have reserved the right under the Contracts to substitute shares of another underlying fund for one of the current funds offered as an investment option under the Contracts.  The Contracts and the Contracts’ prospectuses disclose this right.  The Hartford Insurance Companies have reserved this right of substitution to protect themselves, the Separate Accounts, and the Contract owners in situations where any of them might be harmed or disadvantaged by events affecting the issuer of the securities held by a Separate Account.  Additionally, the Hartford Insurance Companies intended this reservation of right to preserve the opportunity to replace investment options available under the Contracts in those situations where a substitution could benefit the Hartford Insurance Companies, the Separate Accounts, and Contract owners.

Each Replacement Portfolio and its corresponding Existing Portfolio have similar, and in some cases substantially similar, investment objectives and strategies.  Further, the Existing Portfolios and the Replacement Portfolios have similar, and in many cases substantially similar, investment policies and risks.  To the extent that differences in risks and strategies do exist, the Section 26 Applicants believe that these differences do not introduce Contract owners to materially greater risks than before the Substitution.  In addition, each proposed Substitution retains for Contract owners the investment flexibility and expertise in asset management, which are core investment features of the Contracts.  Any impact on the investment programs of affected Contract owners should be negligible.

Furthermore, the ultimate effect of the Substitutions would be to continue to provide Contract owners with a wide array of investment options, while at the same time increasing administrative efficiencies of the Contracts.  The ultimate effect of the proposed Substitutions will be to streamline and simplify the investment line-up that is available to Contract owners under the affected Contracts by removing overlapping and duplicative investment options.  The proposed Substitutions will not reduce in any manner the nature or quality of the available investment options.  The Substitutions also will permit the Hartford Insurance Companies to present information to its Contract owners in a simpler and more concise manner.  It is anticipated that after the Substitutions, Contract owners will be provided with disclosure documents that contain a simpler presentation of the available investment options under the Contracts.

Each Substitution protects the Contract owners who have Contract value allocated to an Existing Portfolio by: (1) providing similar Replacement Portfolios; (2) generally providing such Contract owners with simpler disclosure documents; and (3) generally providing Contract owners with investment options that would have total and net annual operating expense ratios lower than their investment options before the Substitutions.  In addition, the Section 26 Applicants submit that the proposed Substitutions meet the standards that the Commission and the Staff have applied to substitutions that have been approved in the past,(56) including those where a fund that uses quantitative techniques has replaced a fund that primarily utilizes qualitative techniques.(57)

(56)  See, e.g., Minnesota Life Insurance Company et al., Rel. No. IC-31028 (Apr. 24, 2014) (Order) File No. 812-14203 (approving substitutions in which some replacement portfolios have higher management fees and /or net expenses than the corresponding existing portfolios); AXA Equitable Life Insurance Company et al., Rel. No. IC-30405 (Feb. 26, 2013) (Order) File No. 812-14036 (approving twenty-six substitutions of replacement portfolios with similar principal risks and investment strategies, and that provide contract owners with lower volatility); Pruco Life Insurance Company et al., Rel. No. IC-30209 (Sept. 20, 2012) (Order) File No. 812-13990 (approving the substitution of a replacement portfolio that does not operate as a fund of funds (unlike the existing portfolio), but has an investment objective, policies and a risk

The Section 26 Applicants submit that the proposed Substitutions are not of the type that Section 26 was designed to prevent because they will not result in costly forced redemption, nor will they affect other aspects of the Contracts.  In the current situation, Contract owners are contractually provided investment discretion during the accumulation phase, and potentially the annuity phase, of the Contracts to allocate and reallocate their Contract value among the investment options available under the Contracts.  Accordingly, investments in the Replacement Portfolios may be temporary investments for Contract owners, as each Contract owner may exercise his or her own judgment as to the most appropriate investment alternative available under the Contract.  In this regard, the proposed Substitutions retain for Contract owners the investment flexibility that is a central feature of the Contracts.

In addition, the proposed Substitutions will not adversely affect any rider(s) under the Contracts since, where applicable, the Replacement Portfolio is always an allowable investment option for use with such rider(s).  Accordingly, no Contract owner will involuntarily lose his or her rider(s) as a result of any proposed Substitution.

Moreover, the Section 26 Applicants will offer Contract owners the opportunity to transfer amounts out of the affected subaccounts without any cost or other penalty (other those necessary to implement policies and procedures designed to detect and deter disruptive transfer and other “market timing” activity) that may otherwise have been imposed for a period beginning on the date of the Pre-Substitution Notice (which supplement will be delivered to the Contract owners at least thirty (30) days before the Substitution Date) and ending no earlier than thirty (30) days after the Substitution profile substantially similar to the existing portfolio); National Life Insurance Company et al., Rel. No. IC-29662 (Apr. 29, 2011) (Order) File No. 812-13806 (approving the substitution of a replacement portfolio which has higher net operating expenses than the existing portfolio, but better performance history and substantially similar investment objectives and strategies); TIAA-CREF Life Ins. Co., Rel. No. IC-29709 (Jun. 28, 2011) (Order) File No. 812-13791 (approving the substitution of a replacement portfolio with a comparable investment objective, consistent asset class exposure, and investment objectives and policies that are sufficiently similar to the existing portfolio); AXA Equitable Life Insurance Company, Rel. No. IC-29372 (Jul. 29, 2010) (Order) File No. 812-13686 (approving a substitution, where the replacement portfolio had identical investment objectives, substantially similar investment policies and risks to the existing portfolio, and invests primarily in the same asset class as the existing portfolio); Nationwide Life Insurance Company et al., Rel No. IC-28815 (Jul. 8, 2009) (Order) File No. 812-13495 (approving forty substitutions of replacement portfolios (all affiliated funds and existing investment choices under the contracts before the substitutions) with investment objectives and strategies substantially similar to those of the existing portfolios (all unaffiliated funds)); ING USA Annuity and Life Insurance Company et al., Rel No. IC-28285 (May 23, 2008) (Order) File No. 812-13466 (approving a substitution of a replacement portfolio with investment objectives and policies comparable to, and lower fees than, the existing portfolio); MetLife Insurance Company of Connecticut et al., Rel. No. IC-28044 (Nov. 7, 2007) (Order) File No. 812-13380 (approving a substitution of a replacement portfolio with investment objectives and policies similar to the existing portfolio); ING Life Insurance and Annuity Company et al., 1940 Act Rel. No. 27445 (Aug. 15, 2006) (Order) File No. 812-13260 (approving the substitution of replacement portfolios with investment objectives comparable to the existing portfolios).

(57)  See Lincoln National Life Company et al., Rel. No. IC-30517 (May 14, 2013) (Order) File No. 812-14063; Country Investors Life Assurance Company, Rel. No. IC-29717 (Jul. 7, 2011) (Order) File No. 812-13865; MetLife Insurance Company of Connecticut, et. al., 1940 Act Rel. No. 28044 (Nov. 7, 2007) (Order), File No. 812-13380; John Hancock Life Insurance Company, et. al., 1940 Act Rel. No. 27781 (Apr. 16, 2007) (Order), File No. 812-13318; Lincoln National Life Insurance Company, et. al., 1940 Act Rel. No. 27204 (Jan. 5, 2006) (Order), File No. 812-13094; John Hancock Life Insurance Company, et. al., 1940 Act Rel. No. 26865 (Apr. 29, 2005) (Order), File No. 812-13130; John Hancock Life Insurance Company, et. al., 1940 Act Rel. No. 26831 (Apr. 11, 2005) (Order), File No. 812-13129.

Date.  This reduces the likelihood of being invested in an undesired investment option, with the discretion remaining with the Contract owners.  The proposed Substitutions, therefore, will not result in the type of forced redemption that Section 26(c) was designed to prevent.

The proposed Substitutions are also unlike the type of substitution that Section 26(c) was designed to prevent in that the Substitutions have no impact on other aspects of the Contracts.  Specifically, the proposed Substitutions will not affect the type of benefits offered by the Hartford Insurance Companies under the Contracts, or numerous other rights and privileges associated with the Contracts.  In deciding to purchase the Contract, a Contract owner may have considered the Hartford Insurance Companies’ respective sizes, financial conditions, and reputations for service.  These factors will not change as a result of the proposed Substitutions, nor will the annuity or tax benefits afforded under the Contracts held by any affected Contract owners.

VI.                               REQUEST FOR AN ORDER UNDER SECTION 17(b)

The Section 17 Applicants request an order under Section 17(b) exempting them from the provisions of Section 17(a) to the extent necessary to permit the Hartford Insurance Companies to carry out each of the proposed Substitutions.

A.            Applicable Law

Section 17(a)(1) of the 1940 Act, in relevant part, prohibits any affiliated person of a registered investment company, or any affiliated person of such person, acting as principal, from knowingly selling any security or other property to that company.  Section 17(a)(2) of the 1940 Act generally prohibits the persons described above, acting as principals, from knowingly purchasing any security or other property from the registered company.

Section 2(a)(3) of the 1940 Act defines the term “affiliated person of another person” in relevant part as:

(A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person;… (E) if such other person is an investment company, any investment adviser thereof… .

Section 2(a)(9) of the 1940 Act states that any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

Shares held by an insurance company separate account are legally owned by the insurance company.  Thus, the Hartford Insurance Companies collectively own substantially all of the shares of the Trust.  Accordingly, the Trust and its respective HIMCO VIT Funds are arguably under the control of the Hartford Insurance Companies, as per Section 2(a)(9) of the 1940 Act

(notwithstanding the fact that the Contract owners are the beneficial owners of those Separate Account shares).  If the Trust is under the common control of the Hartford Insurance Companies, then each Hartford Insurance Company is an affiliated person of the Trust and its respective HIMCO VIT Funds.  If the Trust and its respective HIMCO VIT Funds are under the control of the Hartford Insurance Companies, then the Trust and its respective affiliates are affiliated persons of the Hartford Insurance Companies.

Regardless of whether or not the Hartford Insurance Companies can be considered to actually control the Trust and its HIMCO VIT Funds, because the Hartford Insurance Companies and their affiliates own of record more than 5% of the shares of each HIMCO VIT Fund and are under common control with HIMCO, the Hartford Insurance Companies are affiliated persons of the Trust and its HIMCO VIT Funds.  Likewise, the Trust and its HIMCO VIT Funds are each an affiliated person of the Hartford Insurance Companies.

The proposed in-kind transactions could be seen as the indirect purchase of shares of certain Replacement Portfolios with portfolio securities of certain Existing Portfolios and the indirect sale of portfolio securities of certain Existing Portfolios for shares of certain Replacement Portfolios.  Pursuant to this analysis, the proposed in-kind transactions also could be categorized as a purchase of shares of certain Replacement Portfolios by certain Existing Portfolios, acting as principal, and a sale of portfolio securities by certain Existing Portfolios, acting as principal, to certain Replacement Portfolios.  In addition, the proposed in-kind transactions could be viewed as a purchase of securities from certain Existing Portfolios, and a sale of securities to certain Replacement Portfolios, by the Hartford Insurance Companies (or the Separate Accounts), acting as principal.  If categorized in this manner, the proposed in-kind transactions may be deemed to contravene Section 17(a) due to the affiliated status of these participants.(58)

Section 17(b) of the 1940 Act provides that any person may apply to the Commission for an exemption from the provisions of Section 17(a), and the Commission shall issue such exemptive order, if evidence establishes that:

(1) the terms of the proposed transaction, including the consideration to be paid or received, are reasonable and fair and do not involve overreaching on the part of any person concerned;

(2) the proposed transaction is consistent with the policy of each registered investment company concerned, as recited in its registration statement and reports filed under [the 1940 Act]; and

(3) the proposed transaction is consistent with the general purposes of [the 1940 Act].

(58)  The Signature no action letter cannot be used by the Replacement Portfolios with respect to sales of their shares to the Insurance Companies in exchange for securities rather than cash. As noted in the Application, any redemptions in kind effected in connection with the Substitutions would be executed in accordance with the Signature no action letter.

B.            Basis for a Section 17(b) Order

The Section 17 Applicants submit that for all the reasons this Application, the terms of the proposed in-kind purchases of shares of the Replacement Portfolios by the Hartford Insurance Companies, including the consideration to be paid and received, as described in this Application, are reasonable and fair and do not involve overreaching on the part of any person concerned.  The Section 17 Applicants also submit that the proposed in-kind purchases by the Hartford Insurance Companies are consistent with the policies of the Trust and the Replacement Portfolios, as recited in the Trust’s current registration statement and reports filed under the 1940 Act.  Finally, the Section 17 Applicants submit that the proposed Substitutions are consistent with the general purposes of the 1940 Act.

1.              Reasonableness and Fairness and the Absence of Overreaching

To the extent that the in-kind purchases by the Hartford Insurance Companies of the Replacement Portfolios’ shares are deemed to involve principal transactions among affiliated persons, the procedures described below should be sufficient to assure that the terms of the proposed transactions are reasonable and fair to all participants.  The Section 17 Applicants maintain that the terms of the proposed in-kind purchase transactions, including the consideration to be paid by each Existing Portfolio and received by each Replacement Portfolio involved, are reasonable, fair and do not involve overreaching principally because the transactions will conform with all but one of the conditions enumerated in Rule 17a-7.  The proposed transactions will take place at relative net asset value in conformity with the requirements of Section 22(c) of the Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants.  The Substitutions will be effected without change in the amount or value of any Contract held by the affected Contract owners.  The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions.  The fees and charges under the Contracts will not increase because of the Substitutions.  Even though the Separate Accounts, the Insurance Companies and the Trust may not rely on Rule 17a-7, the Section 17 Applicants believe that the Rule’s conditions outline the type of safeguards that result in transactions that are fair and reasonable to registered investment company participants and preclude overreaching in connection with an investment company by its affiliated persons.

When the Commission first proposed,(59) and then adopted,(60) Rule 17a-7, it noted that the purpose of the rule was to eliminate the filing and processing of applications “in circumstances where there appears to be no likelihood that the statutory finding for a specific exemption under Section 17(b) could not be made” by establishing “conditions as to the availability of the exemption to those situations where the Commission, upon the basis of its experience, considers that there is no likelihood of overreaching of the investment companies participating in the transaction.”  The Section 17 Applicants assert that where, as here, they or the relevant investment company would comply in substance with most, but not all of the conditions of Rule 17a-7, the Commission should consider the extent to which they would meet these or other similar conditions and issue an order if the protections of the Rule would be provided in substance.

(59)  Inv. Co. Act Rel. No. 4697 (September 8, 1966).

(60)  Inv. Co. Act Rel. No. 4604 (May 20, 1966).

In this regard, the Commission explained its concerns with transactions of the type covered by Rule 17a-7 when it amended Rule17a-7 in 1981 to also exempt certain purchase and sale transactions between an investment company and a non-investment company affiliate.  Previously, Rule 17a-7 only exempted transactions between investment companies and series of investment companies.  Its expansion to cover transactions between an investment company (or series thereof) and a non-investment company affiliate demonstrates that such transactions can be reasonable and fair and not involve overreaching.  Specifically, the Commission stated:

The Commission is concerned that this practice — left unregulated and in violation of Section 17(a) — could result in serious harm to registered investment companies.  For example, an unscrupulous investment adviser might “dump” undesirable securities on a registered investment company or transfer desirable securities from a registered investment company to another more favored advisory client in the complex.  Moreover, the transaction could be effected at a price which is disadvantageous to the registered investment company.

Nevertheless, upon considering the matter, the Commission believes that it would be appropriate to exempt by rulemaking certain of these transactions provided that certain conditions, described below, are met.  Accordingly, the Commission proposes to amend Rule 17a-7 to exempt certain transactions which heretofore have not been exempted by the rule, both with respect to the persons which could participate in the transaction, and the securities which could be purchased and sold.  The Commission has determined that the proposed expansion of the rule is consistent with the existing rule’s purposes (1) to eliminate the necessity of filing and processing applications under circumstances where there appears to be little likelihood that the statutory finding for a specific exemption under Section 17(b) of the Act could not be made, and (2) to permit investment companies which heretofore had chosen to avoid the application procedures of Section 17(b) of the Act by purchasing and selling securities on the open market, thereby incurring actual brokerage charges, to avoid the payment of brokerage commissions by effecting such transactions directly.  Moreover, the proposed amendment would enhance the role of disinterested directors as watchdogs to protect shareholder interest.(61)

The board of trustees of the Trust has adopted procedures, as required by paragraph (e)(1) of Rule 17a-7, pursuant to which each series of the Trust may purchase and sell securities to and from their affiliates.  The Section 17 Applicants will carry out the proposed in-kind purchases in conformity with all of the conditions of Rule 17a-7 and each series’ procedures thereunder, except that the consideration paid for the securities being purchased or sold may not be entirely cash.  Nevertheless, the circumstances surrounding the proposed Substitutions will be such as to offer the same degree of protection to each Replacement Portfolio from overreaching that Rule 17a-7 provides to them generally in connection with their purchase and sale of securities under Rule 17a-7 in the ordinary course of their business.  In particular, the Hartford Insurance Companies (or any of their affiliates) cannot effect the proposed transactions at a price that is disadvantageous to any of the Replacement Portfolios.  Although the transactions may not be entirely for cash, each will be effected based upon (1) the independent market price of the portfolio securities valued as specified

(61)  Inv. Co. Act Rel. No. 11136 (April 21, 1980) (proposing release).

in paragraph (b) of Rule 17a-7, and (2) the net asset value per share of each Existing Portfolio and Replacement Portfolio involved valued in accordance with the procedures disclosed in their respective investment company registration statement and as required by Rule 22c-1 under the 1940 Act.  No brokerage commission, fee (except for customary transfer fees), or other remuneration will be paid to any party in connection with the proposed in-kind purchase transactions.

2.              Consistency with the Policy of Each Registered Investment Company Concerned

The sale of shares of each Replacement Portfolio for investment securities, as contemplated by the proposed in-kind purchases, is consistent with the investment policies and restrictions of the Section 17 Applicants and the Replacement Portfolio because (i) the shares are sold at their net asset value, and (ii) the portfolio securities are of the type and quality that the Replacement Portfolios could each have acquired with the proceeds from share sales had the shares been sold for cash.  To assure that the second of these conditions is met, HIMCO will examine the portfolio securities being offered to each Replacement Portfolio and accept only those securities as consideration for shares that are of the type and quality it could have acquired for each such Replacement Portfolio in a cash transaction.

3.              Consistency with the General Purposes of the 1940 Act

The proposed in-kind purchases, as described herein, are consistent with the general purposes of the 1940 Act as stated in the “Findings and Declaration of Policy” in Section 1 of the 1940 Act.  The proposed transactions do not present any of the conditions or abuses that the 1940 Act was designed to prevent.  In particular, Sections 1(b)(2) and (3) of the Act state, among other things, that the national public interest and the interest of investors are adversely affected when:

[I]nvestment companies are organized, operated, managed, or their portfolio securities are selected in the interest of directors, officers, investment advisers, depositors, or other affiliated persons thereof, or in the interests of other investment companies or persons engaged in other lines of business, rather than in the interest of all classes of such companies’ security holders; when investment companies issue securities containing inequitable or discriminatory provisions, or fail to protect the preferences and privileges of the holders of their outstanding securities….

For all the reasons stated in this Application, the abuses described in Sections 1(b)(2) and (3) of the 1940 Act will not occur in connection with the proposed in-kind purchases.

The Commission has previously granted exemptions from Section 17(a) in circumstances substantially similar in all material respects to those presented in this Application to applicants affiliated with an open-end management investment company that proposed to purchase shares issued by the company with investment securities of the type that the company might otherwise have purchased for its portfolio.(62)  In these cases, the Commission issued an order pursuant to Section

(62)  See, e.g., MetLife Insurance Company of Connecticut, et al. Inv. Co. Rel. No. 31000 (March 31, 2014) (notice) and Inv. Co. Rel. No. 31023 (April 22, 2014) (order); Minnesota Life Insurance Company, et al., Inv. Co. Rel. No. 30999 (March 28, 2014) (notice) and Inv. Co. Rel. No. 31028 (April 24, 2014) (order); Lincoln National Life Company, et. al.,

17(b) of the Act where the expense of liquidating such investment securities and using the cash proceeds to purchase shares of the investment company would have reduced the value of investors’ ultimate investment in such shares.

4.              Request for an Order

The Section 17 Applicants request that the Commission issue an order pursuant to Section 17(b) of the 1940 Act exempting the Separate Accounts, the Hartford Insurance Companies, the Trust and each Replacement Portfolio from the provisions of Section 17(a) of the Act to the extent necessary to permit the Hartford Insurance Companies on behalf of the Separate Accounts to carry out, as part of the Substitutions, the in-kind purchase of shares of the Replacement Portfolios, which may be deemed to be prohibited by Section 17(a) of the Act.

The Section 17 Applicants represent that the proposed in-kind purchases meet all of the requirements of Section 17(b) of the Act and that an exemption should be granted, to the extent necessary, from the provisions of Section 17(a).

VII.                          CONCLUSION

For the reasons set forth in this Application, the Section 26 Applicants submit that the proposed Substitutions meet the standards of Section 26(c) of the 1940 Act, and the Section 17 Applicants respectively submit that the proposed Substitutions meet the standards of Section 17(b) of the 1940 Act.  As such, the Section 26 Applicants and the Section 17 Applicants respectfully request that the Commission issue an order of approval pursuant to Section 26(c) and Section 17(b) of the 1940 Act, respectively, and that such order be made effective as soon as possible.

Inv. Co. Rel. No. 30517 (May 14, 2013)(order); ING Life Insurance and Annuity Company, et. al., Inv. Co. Rel. No. 30461(April 12, 2013)(order); AXA Equitable Life Insurance Company, et al., Inv. Co. Rel. No. 30405 (February 26, 2013)(order); Mutual of America Life Insurance Company, Inv. Co. Rel. No. 30335 (December 31, 2012)(order). MetLife Insurance Company of Connecticut, et al., Inv. Co. Rel. No 29211 (April 20, 2010) (order), Inv. Co. Rel. No. 29190 (March 25, 2010) (notice); Nationwide Life Insurance Company, et al., Inv. Co. Rel. No. 28815 (July 8, 2009) (order), Inv. Co. Rel. No. 28767 (June 12, 2009) (notice); MetLife Insurance Company of Connecticut, et al., Inv. Co. Rel. No. 28699 (April 20, 2009) (order); Inv. Co. Rel. No. 28678 (March 25, 2009) (notice); Sun Life Assurance Company of Canada (U.S.), et al., Inv. Co. Rel. No. 28607 (Jan. 22, 2009) (order), Inv. Co. Rel. No. 28570 (Dec. 23, 2008) (notice); RiverSource Life Insurance Company, et al., Inv. Co. Rel. No. 28575 (Dec. 30, 2008) (order), Inv. Co. Rel. No. 28527 (Dec. 4, 2008) (notice); Allianz Life Insurance Company of North America, et al., Inv. Co. Rel. No. 28521 (Nov. 25, 2008) (order), Inv. Co. Rel. No. 28480 (Oct. 30, 2008) (notice); Allianz Life Insurance Company of North America, et al., Inv. Co. Rel. No. 28384 (Sept. 19, 2008) (order), Inv. Co. Rel. No. 28369 (Aug. 28, 2008) (notice); The Penn Mutual Life Insurance Company, et. al., Inv. Co. Act Rel. No. 2834 (July 25, 2008) (order), Inv. Co. Act Rel. No. 28328 (July 2, 2008) (notice); MetLife Insurance Company of Connecticut, et. al., Inv. Co. Act Rel. No. 28236 (April 16, 2008) (order), Inv. Co. Act Rel. No. 28190 (March 10, 2008) (notice); MetLife Insurance Company of Connecticut, et. al., Inv. Co. Act Rel. No. 27810 (April 30, 2007) (order), Inv. Co. Act Rel. No. 27778 (April 6, 2007) (notice); The Travelers Insurance Company, et. al. and MetLife Insurance Company et.al., Inv. Co. Act Rel. No. 27307 (April 27, 2006) (order), Inv. Co. Act Rel. No. 27278 (March 31, 2006) (notice); MetLife Investors Insurance Company, et. al., Inv. Co. Act Rel. No. 26863 (April 29, 2005) (order), Inv. Co. Act Rel. No. 26829 (April 7, 2005) (notice); ING USA Annuity & Life Insurance Company, et.al., Inv. Co. Act Rel. No. 26441 (May 3, 2004) (order), Inv. Co. Act Rel. No. 26416 (April 9, 2004) (notice); Metropolitan Life Insurance Company, et. al., Inv, Co. Act Rel. No. 26404 (March 29, 2004) (order), Inv. Co. Act Rel. No. 26368; The Equitable Life Assurance Society of the United States, et al., Inv. Co. Act Rel. No. 25803 (November 14, 2002) (order), Inv. Co. Act Rel. No. 25704 (October 23, 2002) (notice).

VIII.                     APPLICANTS’ CONDITIONS

The Section 26 Applicants, and HIMCO as applicable, agree that any order granting the requested relief will be subject to the following conditions.

1.              The Substitutions will not be effected unless the Section 26 Applicants determine that: (i) the Contracts allow the substitution of shares of registered open-end investment companies in the manner contemplated by this Application; (ii) the Substitutions can be consummated as described in this Application under applicable insurance laws; and (iii) any regulatory requirements in each jurisdiction where the Contracts are qualified for sale have been complied with to the extent necessary to complete the Substitutions.

2.              The Hartford Insurance Companies will seek approval of the proposed Substitutions from any state insurance regulators whose approval may be necessary or appropriate.

3.              HIMCO will not change a sub-adviser, add a new sub-adviser, or otherwise rely on the Manager of Managers Order or any replacement order from the Commission with respect to any Replacement Fund without first obtaining shareholder approval of the change in sub-adviser, the new sub-adviser, or the Replacement Portfolio’s ability to add or to replace a sub-adviser at a shareholder meeting, the record date for which shall be after the proposed Substitution has been effected.

4.              The Hartford Insurance Companies or their affiliates will pay all expenses and transaction costs of the Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses. No fees or charges will be assessed to the affected Contract owners to effect the Substitutions.  The proposed Substitutions will not cause the Contract fees and charges currently being paid by Contract Owners to be greater after the proposed Substitution than before the proposed Substitution.

5.              The Substitutions will be effected at the relative net asset values of the respective shares of the Replacement Portfolios in conformity with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants. The Substitutions will be effected without change in the amount or value of any Contracts held by affected Contract owners.

6.              The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions.

7.              The obligations of the Section 26 Applicants, and the rights of the affected Contract owners, under the Contracts of affected Contract owners will not be altered in any way. The Substitutions will not adversely affect any riders under the Contracts.

8.              Affected Contract owners will be permitted to transfer Contract value from the subaccount investing in the Existing Portfolio (before Substitution Date) or the Replacement Portfolio (after the Substitution Date) to any other available investment option under the Contract without charge for a period beginning at least 30 days before the Substitution Date through at least 30 days following the Substitution Date. Contract owners with guaranteed living and/or death benefit riders, as applicable, may transfer Contract value from the subaccounts investing in the Existing Portfolios (before the Substitutions) or the Replacement Portfolios (after the Substitutions) to any other available investment option available under their respective riders without charge and without imposing any transfer limitations. Except as described in any market timing/short-term trading provisions of the relevant prospectus, the Section 26 Applicants will not exercise any rights reserved under the Contracts to impose restrictions on transfers between the subaccounts under the Contracts, including limitations on the future number of transfers, for a period beginning at least 30 days before the Substitution Date through at least 30 days following the Substitution Date.

9.              All affected Contract owners will be notified, at least 30 days before the Substitution Date about: (a) the intended Substitution of Existing Portfolios with the Replacement Portfolios; (b) the intended Substitution Date; and (c) information with respect to transfers as set forth in Condition 8 above. In addition, the Section 26 Applicants will also deliver to affected Contract owners, at least thirty (30) days before the Substitution Date, a prospectus for each applicable Replacement Portfolio.

10.       The Section 26 Applicants will deliver to each affected Contract owner within five (5) business days of the Substitution Date a written confirmation which will include: (a) a confirmation that the Substitutions were carried out as previously notified; (b) a restatement of the information set forth in the Pre-Substitution Notice; and (c) Contract values before and after the Substitution.

11.       For a period of two years following the Substitution Date, for those Contracts with assets allocated to the Existing Portfolio on the Substitution Date, the Hartford Insurance Companies will reimburse, on the last business day of each fiscal quarter, the Contract owners whose subaccounts invest in the applicable Replacement Portfolio to the extent that the Replacement Portfolio’s net annual operating expenses (taking into account fee waivers and expense reimbursements) for such period exceeds, on an annualized basis, the net annual operating expenses of the Existing Portfolio for fiscal year 2014.  In addition, the Section 26 Applicants will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for a period of at least two years following the Substitution Date.

In addition, the Section 17 Applicants agree that any order granting the requested relief will be subject to the following conditions.

12.       The Section 17 Applicants will carry out the proposed in-kind purchases in conformity with all of the conditions of Rule 17a-7 and each series’ procedures thereunder, except that the consideration paid for the securities being purchased or sold may not be entirely cash.

13.       The sale of shares of each Replacement Portfolio for investment securities, as contemplated by the proposed in-kind purchases, is consistent with the investment policies and restrictions of the Section 17 Applicants and the Replacement Portfolio because (i) the shares are sold at their net asset value, and (ii) the portfolio securities are of the type and quality that the Replacement Portfolios could each have acquired with the proceeds from share sales had the shares been sold for cash.  To assure that the second of these conditions is met, HIMCO will examine the portfolio securities being offered to each Replacement Portfolio and accept only those securities as consideration for shares that are of the type and quality it could have acquired for each such Replacement Portfolio in a cash transaction.

IX.                              PROCEDURAL MATTERS

All actions necessary to authorize the execution and filing of this Application have been taken and the persons signing and filing this Application are authorized to so sign and file the same.

The Applicants request that the Commission issue an order without a hearing pursuant to Rule 0-5 under the 1940 Act.

The Applicants request that any questions regarding this Application be directed to the persons listed on the facing page of this Application.

X.                                   REQUEST FOR ORDERS OF APPROVAL AND EXEMPTION

For the foregoing reasons, the Applicants request that the Commission enter orders pursuant to Sections 26(c) and 17(b) of the 1940 Act granting the approval and relief, respectively, sought by this Application. The Applicants submit that the requested approval and exemption are necessary or appropriate in the public interest, consistent with the protection of investors, and consistent with the purposes fairly intended by the policy and provisions of the 1940 Act.

XI.                              NAMES AND ADDRESSES

Pursuant to Rule 0-2(f) under the 1940 Act, the Applicants hereby state their addresses as follows:

Hartford Life Insurance Company

Hartford Life and Annuity Insurance Company

Hartford Life Insurance Company Separate Account Three

Hartford Life and Annuity Insurance Company Separate Account Three

Hartford Life Insurance Company Separate Account Seven

Hartford Life and Annuity Insurance Company Separate Account Seven

HIMCO Variable Insurance Trust

Hartford Investment Management Company

P.O. Box 2999

Hartford, CT 06104-2999

The Applicants further state that all questions concerning this Application should be directed to either:

Stephen E. Roth, Esq.

Sutherland Asbill & Brennan LLP

700 Sixth Street, NW, Suite 700

Washington, D.C. 20001

(202) 383-0158

Dodie Kent, Esq.

The Grace Building, 40th Floor

1114 Avenue of the Americas

New York, NY 10036-7703

(212) 389-5080

XII.                         AUTHORIZATIONS

Hartford Life Insurance Company

Hartford Life Insurance Company Separate Account Three

Hartford Life Insurance Company Separate Account Seven

Under the certificate incorporation and by-laws of Hartford Life Insurance Company, Hartford Life Insurance Company’s business and affairs are overseen by its board of directors.  Additionally, the business and affairs of Hartford Life Insurance Company Separate Account Three and Hartford Life Insurance Company Separate Account Seven, as unit investment trusts, are conducted by Hartford Life Insurance Company, as depositor thereof.

In accordance with Hartford Life Insurance Company’s certificate incorporation and by-laws, resolutions were adopted by a vote of the board of directors, the pertinent provisions of which are quoted below, authorizing the appropriate officers to prepare, execute and file with the U.S. Securities and Exchange Commission various documents, including this Application to seek orders of approval and exemption pursuant to Sections 26(b) and 17(c), respectively, of the Investment Company Act of 1940, as amended, and other regulatory filings in connection with this Application.

All requirements of the governing documents of Hartford Life Insurance Company, Hartford Life Insurance Company Separate Account Three, and Hartford Life Insurance Company Separate Account Seven have been complied with in connection with the execution and filing of this Application, and the person signing the Application is fully-authorized to execute and file this Application on their behalf.

Written Consent of the Board of Directors of Hartford Life Insurance Company

WHEREAS, the Corporation is the depositor and sponsor of Hartford Life Insurance Company Separate Account Three and Hartford Life Insurance Company Separate Account Seven (together, the “Separate Accounts”), each of which is a registered investment company with the Securities and Exchange Commission (“SEC”) that offers investment options (each a “Fund” and together the “Funds”) to investors through a designated variable annuity contract (the “Contracts”);

WHEREAS, as part of The Hartford Financial Services Group, Inc.’s (“The Hartford”) strategy to improve overall efficiencies related to the administration and management of the Contracts and to enhance The Hartford’s ability to manage the costs and risks associated with providing certain guaranteed benefits under the Contracts, the Corporation seeks to substitute certain Funds  (each an “Existing Fund” and together the “Existing Funds”) with a new Fund (each a “Replacement Fund” and together the “Replacement Funds”) as described in Exhibit A* attached hereto and for the Contracts described in Exhibit B** attached hereto (“Affected Contracts”),  collectively referred to as the “Substitution Plan.”

WHEREAS, the Corporation, desiring to streamline and simplify the investment options available through the Affected Contracts, believes that the Replacement Funds offer substantially similar investment objectives, strategies and risks associated with the Existing Funds, and will further eliminate investment option redundancy.

WHEREAS, it is necessary to seek SEC review and approval of the Substitution Plan.

WHEREAS, the Board believes that it is in the interests of the Corporation to authorize the Substitution Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is authorized to (a) make the necessary SEC and related regulatory filings; and (b) take any and all other actions that may be necessary or appropriate to effectuate the Substitution Plan.

RESOLVED, that each of the President, Chief Financial Officer, Chief Accounting Officer, any Senior Vice President, any Vice President, Assistant Vice President, Secretary or Assistant Secretary of the Corporation (each, an “Authorized Officer”), be, and hereby is, singly authorized and empowered to execute and file the applications  and any other documents or filings necessary to effectuate the Substitution Plan and containing such other and/or additional terms and conditions as any such Authorized Officer shall approve, the execution and delivery of such filings and related documents by such Authorized Officer to constitute approval on behalf of the Corporation; and be it further

RESOLVED, that in addition to the specific authorizations set forth in any of the foregoing resolutions, the Authorized Officers are, and each of them hereby is, singly authorized and directed, in the name and on behalf of the Corporation, as the case may be, to take or cause to be taken any and all such further actions, to execute and deliver or cause to be executed and delivered all such other documents, certificates, instruments, agreements and amendments, to make or cause the making of such filings, in the name and on behalf of the Corporation, to incur and pay all such fees and expenses and to engage in such acts as they shall in their judgment determine to be necessary, desirable or advisable to carry out fully the intent and purposes of the Substitution Plan and any other related documents and the foregoing resolutions, and the execution by any Authorized Officer of any such documents, certificates, instruments, agreements or amendments or the payment of any such fees and expenses or the doing by them of any act in connection with the foregoing matters shall be conclusive evidence of their authority therefor and for the approval of the documents, certificates, instruments and agreements so executed, the expenses so paid, the filings so made and the actions so taken; and be it further

RESOLVED, that any and all actions heretofore taken by any Authorized Officer, or those acting at the direction of any such officer, in connection with the Substitution Plan  or the foregoing resolutions are hereby approved, ratified and confirmed in all respects; and be it further

*Exhibit A of the Consent is the chart in Section IV (A) of this Application.

**Exhibit B of the Consent is the chart in Section I (D) of this Application.

Hartford Life and Annuity Insurance Company

Hartford Life and Annuity Insurance Company Separate Account Three

Hartford Life and Annuity Insurance Company Separate Account Seven

Under the certificate incorporation and by-laws of Hartford Life and Annuity Insurance Company, Hartford Life and Annuity Insurance Company’s business and affairs are overseen by its board of directors.  Additionally, the business and affairs of Hartford Life and Annuity Insurance Company Separate Account Three and Hartford Life and Annuity Insurance Company Separate Account Seven, as unit investment trusts, are conducted by Hartford Life and Annuity Insurance Company, as depositor thereof.

In accordance with Hartford Life and Annuity Insurance Company’s certificate incorporation and by-laws, resolutions were adopted by a vote of the board of directors, the pertinent provisions of which are quoted below, authorizing the appropriate officers to prepare, execute and file with the U.S. Securities and Exchange Commission various documents, including this Application to seek orders of approval and exemption pursuant to Sections 26(b) and 17(c), respectively, of the Investment Company Act of 1940, as amended, and other regulatory filings in connection with this Application.

All requirements of the governing documents of Hartford Life and Annuity Insurance Company, Hartford Life and Annuity Insurance Company Separate Account Three, and Hartford Life and Annuity Insurance Company Separate Account Seven have been complied with in connection with the execution and filing of this Application, and the person signing the Application is fully-authorized to execute and file this Application on their behalf.

Written Consent of the Board of Directors of Hartford Life and Annuity Insurance Company

WHEREAS, the Corporation is the depositor and sponsor of Hartford Life and Annuity Insurance Company Separate Account Three and Hartford Life and Annuity Insurance Company Separate Account Seven (together, the “Separate Accounts”), each of which is a registered investment company with the Securities and Exchange Commission (“SEC”) that offers investment options (each a “Fund” and together the “Funds”) to investors through a designated variable annuity contract (the “Contracts”);

WHEREAS, as part of The Hartford Financial Services Group, Inc.’s (“The Hartford”) strategy to improve overall efficiencies related to the administration and management of the Contracts and to enhance The Hartford’s ability to manage the costs and risks associated with providing certain guaranteed benefits under the Contracts, the Corporation seeks to substitute certain Funds  (each an “Existing Fund” and together the “Existing Funds”) with a new Fund (each a “Replacement Fund” and together the “Replacement Funds”) as described in Exhibit A* attached hereto and for the Contracts described in Exhibit B** attached hereto (“Affected Contracts”),  collectively referred to as the “Substitution Plan.”

WHEREAS, the Corporation, desiring to streamline and simplify the investment options available through the Affected Contracts, believes that the Replacement Funds offer substantially similar investment objectives, strategies and risks associated with the Existing Funds, and will further eliminate investment option redundancy.

WHEREAS, it is necessary to seek SEC review and approval of the Substitution Plan.

WHEREAS, the Board believes that it is in the interests of the Corporation to authorize the Substitution Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is authorized to (a) make the necessary SEC and related regulatory filings; and (b) take any and all other actions that may be necessary or appropriate to effectuate the Substitution Plan.

RESOLVED, that each of the President, Chief Financial Officer, Chief Accounting Officer, any Senior Vice President, any Vice President, Assistant Vice President, Secretary or Assistant Secretary of the Corporation (each, an “Authorized Officer”), be, and hereby is, singly authorized and empowered to execute and file the applications  and any other documents or filings necessary to effectuate the Substitution Plan and containing such other and/or additional terms and conditions as any such Authorized Officer shall approve, the execution and delivery of such filings and related documents by such Authorized Officer to constitute approval on behalf of the Corporation; and be it further

RESOLVED, that in addition to the specific authorizations set forth in any of the foregoing resolutions, the Authorized Officers are, and each of them hereby is, singly authorized and directed, in the name and on behalf of the Corporation, as the case may be, to take or cause to be taken any and all such further actions, to execute and deliver or cause to be executed and delivered all such other documents, certificates, instruments, agreements and amendments, to make or cause the making of such filings, in the name and on behalf of the Corporation, to incur and pay all such fees and expenses and to engage in such acts as they shall in their judgment determine to be necessary, desirable or advisable to carry out fully the intent and purposes of the Substitution Plan and any other related documents and the foregoing resolutions, and the execution by any Authorized Officer of any such documents, certificates, instruments, agreements or amendments or the payment of any such fees and expenses or the doing by them of any act in connection with the foregoing matters shall be conclusive evidence of their authority therefor and for the approval of the documents, certificates, instruments and agreements so executed, the expenses so paid, the filings so made and the actions so taken; and be it further

RESOLVED, that any and all actions heretofore taken by any Authorized Officer, or those acting at the direction of any such officer, in connection with the Substitution Plan  or the foregoing resolutions are hereby approved, ratified and confirmed in all respects; and be it further

*Exhibit A of the Consent is the chart in Section IV (A) of this Application.

**Exhibit B of the Consent is the chart in Section I (D) of this Application.

HIMCO Variable Insurance Trust

Under the declaration of trust and bylaws of HIMCO Variable Insurance Trust, HIMCO Variable Insurance Trusts’ business and affairs are overseen by its board of trustees.  In accordance with HIMCO Variable Insurance Trusts’ declaration of trust and by-laws, resolutions were adopted by a vote of the board of trustees, the pertinent provisions of which are quoted below, authorizing the appropriate officers to prepare, execute and file with the U.S. Securities and Exchange Commission various documents, including this Application to seek an order of exemption pursuant to Section 17(c) of the Investment Company Act of 1940, as amended, and other regulatory filings in connection with this Application.

All requirements of the governing documents of HIMCO Variable Insurance Trust have been complied with in connection with the execution and filing of this Application for an exemption from Section 17(b) of the Investment Company Act of 1940, as amended, and the person signing the Application is fully-authorized to execute and file this Application on its behalf.

Resolutions of the Board of Trustees of HIMCO Variable Insurance Trust

WHEREAS, Talcott Resolution (“Talcott”) will apply for an order of exemption pursuant to Section 26(c) of the 1940 Act, approving the substitution of shares of certain investment portfolios with shares of the investment portfolios of the Trust (the “Substitution Order”); and

WHEREAS, Management has recommended that the Trust file with the SEC an application pursuant to Section 17(b) of the 1940 Act for an order of exemption pursuant to Section 17(b) of the 1940 Act from certain provisions of Section 17(a) of the 1940 Act to the extent necessary to permit the Trust to enter into in-kind transfers of securities in connection with the substitution (the “Exemptive Application”);

IT IS THEREFORE RESOLVED, that the Board of Trustees of the Trust hereby approves the filing of the Exemptive Application on behalf of the Trust, and any amendments thereto, with the SEC; and

FURTHER RESOLVED, that the appropriate officers of the Trust are hereby authorized to execute and deliver such documents as may be necessary to effect the foregoing, and authorized and directed to take such other actions as they deem reasonably necessary to carry out this resolution.

Hartford Investment Management Company

Under the certificate incorporation and by-laws of Hartford Investment Management Company, Hartford Investment Management Company’s business and affairs are overseen by its board of directors. In accordance with Hartford Investment Management Company’s certificate incorporation and by-laws, resolutions were adopted by a vote of the board of directors, the pertinent provisions of which are quoted below, authorizing the appropriate officers to prepare, execute and file with the U.S. Securities and Exchange Commission various documents, including this Application to seek an order of exemption pursuant to Section 17(c) of the Investment Company Act of 1940, as amended, and other regulatory filings in connection with this Application.

All requirements of the governing documents of Hartford Investment Management Company have been complied with in connection with the execution and filing of this Application for an exemption from Section 17(b) of the Investment Company Act of 1940, as amended, and the person signing the Application is fully-authorized to execute and file this Application on its behalf.

Written Consent of the Board of Directors of Hartford Investment Management Company

WHEREAS, Talcott Resolution (“Talcott”) will apply for an order of exemption pursuant to Section 26(c) of the 1940 Act, approving the substitution of shares of certain investment portfolios with shares of the investment portfolios of the HIMCO Variable Insurance Trust (the “Substitution Order”); and

WHEREAS, Hartford Investment Management Company (“HIMCO”) will file with the SEC an application pursuant to Section 17(b) of the 1940 Act for an order of exemption pursuant to Section 17(b) of the 1940 Act from certain provisions of Section 17(a) of the 1940 Act to the extent necessary to permit HIMCO to enter into in-kind transfers of securities in connection with the substitution (the “Exemptive Application”);

IT IS THEREFORE RESOLVED, that the Board hereby approves the filing of the Exemptive Application on behalf of HIMCO, and any amendments thereto, with the SEC; and

FURTHER RESOLVED, that the appropriate officers of HIMCO are hereby authorized to execute and deliver such documents as may be necessary to effect the foregoing, and authorized and directed to take such other actions as they deem reasonably necessary to carry out this resolution.

XIII.                    SIGNATURES

Date: April 21, 2015	Hartford Life Insurance Company
Hartford Life and Annuity Insurance Company
Hartford Life Insurance Company Separate Account Three
Hartford Life and Annuity Insurance Company Separate Account Three
Hartford Life Insurance Company Separate Account Seven
Hartford Life and Annuity Insurance Company Separate Account Seven

	By:	/s/ Lisa Proch, Esq.
Lisa Proch, Esq.
Vice President, Assistant General Counsel

Date: April 21, 2015	HIMCO Variable Insurance Trust

	By:	/s/ Brenda Page, Esq.
Brenda Page, Esq.
Vice President and Chief Legal Officer

Date: April 21, 2015	Hartford Investment Management Company

	By:	/s/ Brenda Page, Esq.
Brenda Page, Esq.
Vice President and Chief Legal Officer

XIV.                     VERIFICATIONS

The undersigned states that she has duly executed this Application, dated April 21, 2015, for and on behalf of Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Life Insurance Company Separate Account Three, Hartford Life and Annuity Insurance Company Separate Account Three, Hartford Life Insurance Company Separate Account Seven, and Hartford Life and Annuity Insurance Company Separate Account Seven; that she is Vice President, Assistant General Counsel of each company or unit investment trust; and that all action by all bodies necessary to authorize the undersigned to execute and file such instrument has been taken.  The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true and to the best of her knowledge, information and belief.

By:	/s/ Lisa Proch, Esq.
Lisa Proch, Esq.
Vice President, Assistant General Counsel

The undersigned states that she has duly executed this Application, dated April 21, 2015, for and on behalf of HIMCO Variable Insurance Trust; that she is Vice President and Chief Legal Officer of the trust; and that all action by all bodies necessary to authorize the undersigned to execute and file such instrument has been taken.  The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true and to the best of her knowledge, information and belief.

By:	/s/ Brenda Page, Esq.
Brenda Page, Esq.
Vice President & Chief Legal Officer

The undersigned states that she has duly executed this Application, dated April 21, 2015, for and on behalf of Hartford Investment Management Company; that she is Vice President and Chief Legal Officer of the company; and that all action by all bodies necessary to authorize the undersigned to execute and file such instrument has been taken.  The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true and to the best of her knowledge, information and belief.

By:	/s/ Brenda Page, Esq.
Brenda Page. Esq.
Vice President & Chief Legal Officer